Forward-looking statements

In this exhibit, “Company,” “Select,” “we,” “our,” and “us,” except as otherwise indicated or as the context otherwise indicates, refer to Select Medical Corporation. With respect to the descriptions of our business contained in this exhibit, such terms refer to Select Medical Corporation and our subsidiaries, including Select Medical Escrow (“Select Medical Escrow”). The term “Kessler” refers to Kessler Rehabilitation Corporation and its subsidiaries and the term “Kessler Acquisition” refers to our acquisition of Kessler as described under the caption “Our business— the Kessler Acquisition.”

Statements contained in this exhibit that are not historical facts may be forward-looking statements within the meaning of U.S. federal securities law. These statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	a change in government reimbursement for our services that would affect our revenue;

•	the failure of our long term acute care hospitals to maintain their status as such, which could negatively impact our profitability;

•	a government investigation or assertion that we have violated applicable regulations may result in increased costs and a significant use of internal resources;

•	shortages in qualified nurses could increase our operating costs significantly;

•	the effect of liability and other claims asserted against us;

•	conditions in the malpractice insurance market may further increase the cost of malpractice insurance and/or force us to assume even higher self-insured retentions;

•	private third party payors of our services may undertake cost containment initiatives that would decrease our revenue;

•	unexpected difficulties in integrating our and Kessler’s operations or realizing the anticipated benefits from the Kessler Acquisition (as described herein);

•	unforeseen liabilities associated with the Kessler Acquisition; and

•	future acquisitions may use significant resources and expose us to unforeseen risks.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

i

Summary consolidated financial and other data

You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes and the unaudited pro forma combined financial information, contained herein. We derived the historical financial data for the years ended December 31, 2000, 2001 and 2002, and as of December 31, 2000, 2001 and 2002 from our audited consolidated financial statements. We derived the historical financial data for the three months ended March 31, 2002 and March 31, 2003, and as of March 31, 2002 and 2003, from our unaudited interim consolidated financial statements. You should also read “Selected consolidated financial and other data” and the accompanying “Management’s discussion and analysis of financial condition and results of operations.” All of these materials are contained later in this exhibit. The unaudited pro forma combined statements of operations data for the three months ended March 31, 2003 present results of operations before cumulative effects of accounting changes and are pro forma for the Kessler Acquisition and the offering of notes announced on this Form 8-K furnished to the Securities and Exchange Commission as if these transactions had been completed on January 1, 2003. The pro forma combined balance sheet data as of March 31, 2003 are pro forma for the Kessler Acquisition and the notes offering as if these transactions had been completed on March 31, 2003. You should also read “Unaudited pro forma combined financial information.” The pro forma combined statement of operations data for the twelve month period ended March 31, 2003, which we refer to as the pro forma LTM period, presents results of operations and are pro forma for the Kessler Acquisition and for the notes offering as if these transactions had been completed on April 1, 2002. The pro forma information shown below as part of the “Summary consolidated financial and other data,” is presented to be consistent with the information presented in “Unaudited pro forma combined financial information,” and includes $21.0 million of borrowings under our senior credit facilities used to fund a portion of the purchase price for the Kessler Acquisition and estimated financing and related expenses. We anticipate that, at closing, we will have cash and cash equivalents in an amount which, together with the net proceeds from the notes, will be sufficient to fund the cash purchase price for the Kessler Acquisition and estimated financing and related fees. As a result, we do not expect to incur the borrowings under our senior credit facility reflected herein.

							Three months ended
	Year ended December 31,						March 31,			Pro forma
										LTM ended
									Pro forma	March 31,
(Dollars in thousands)	2000		2001		2002		2002	2003	2003	2003

Consolidated statement of operations data:
Net operating revenues	$805,897		$958,956		$1,126,559		$271,920	$312,307	$369,072	$1,395,749
Operating expenses(a)	714,227		846,938		999,280		241,864	273,955	323,813	1,227,508
Depreciation and amortization	30,401		32,290		25,836		6,026	7,514	9,944	36,222

Income from operations	61,269		79,728		101,443		24,030	30,838	35,315	132,019
Loss on early retirement of debt(b)	6,247		14,223
Equity in (income) loss from joint ventures									(190)	669
Interest expense, net	35,187		29,209		26,614		6,707	6,240	9,952	40,410

Income before minority interests and income taxes	19,835		36,296		74,829		17,323	24,598	25,553	90,940
Minority interests(c)	4,144		3,491		2,022		603	824	824	2,243

Income before income taxes	15,691		32,805		72,807		16,720	23,774	24,729	88,697
Income tax provision	9,979		3,124		28,576		6,544	9,320	9,850	35,608

Net income	5,712		29,681		44,231		10,176	14,454	14,879	53,089
Less: Preferred dividends	8,780		2,513		-		-	-	-	-

Net income (loss) available to common stockholders	$(3,068)		$27,168		$44,231		$10,176	$14,454	$14,879	$53,089

Other financial data:
Adjusted EBITDA(d)	$91,670		$112,018		$127,279		$30,056	$38,352	$45,259	$168,241
Adjusted EBITDA as a % of net operating revenue	11.4%		11.7%		11.3%		11.1%	12.3%	12.3%	12.1%
Capital expenditures	$22,430		$24,011		$43,183		$8,959	$6,973	$8,778	$53,612
Cash flow data:
Cash flow provided by operating activities	$22,513		$95,770		$120,812		$34,153	$24,430
Cash flow provided by (used in) investing activities	14,197		(61,947)		(54,048)		(9,448)	(8,134)
Cash flow (used in) financing activities	(37,616)		(26,164)		(21,423)		(10,389)	(33,947)

Balance sheet data (at end of period):
Cash and cash equivalents	$3,151		$10,703		$56,062		$25,016	$38,528	$8,240	$8,240
Working capital	105,567		126,749		130,621		125,768	133,143	121,191	121,191
Total assets	586,800		650,845		739,059		670,734	704,060	946,346	946,346
Total debt	302,788		288,423		260,217		276,692	227,920	425,850	425,850
Preferred stock	129,573		-		-		-	-	-	-
Total stockholders’ equity	48,498		234,284		286,418		246,599	304,559	304,559	304,559

Selected ratios:
Ratio of Adjusted EBITDA to net interest	2.6	x	3.8	x	4.8	x				4.2	x
Ratio of total debt to Adjusted EBITDA	3.3	x	2.6	x	2.0	x				2.5	x
Ratio of net debt to Adjusted EBITDA(e)	3.3	x	2.5	x	1.6	x				2.5	x

Selected operating data

The following table sets forth operating statistics for our long term acute care hospitals and our outpatient rehabilitation business for each of the periods presented and is not adjusted to reflect the Kessler Acquisition. The data in the table reflects the changes in the number of long term acute care hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities and closures. The operating statistics reflect data for the period of time these operations were managed by us. A reconciliation of our Adjusted EBITDA by segment with our total company Adjusted EBITDA and further information on our acquisition activities can be found in the notes to our consolidated financial statements.

				Three months
	Year ended December 31,			ended March 31,

(Dollars in thousands)	2000	2001	2002	2002	2003

Specialty hospital data:
Number of hospitals—start of period	44	54	64	64	72
Number of hospital start-ups	10	10	8	-	-

Number of hospitals—end of period(f)	54	64	72	64	72

Available licensed beds(g)	1,982	2,307	2,594	2,307	2,616
Admissions(h)	14,210	17,416	21,065	5,211	5,958
Patient days(i)	427,448	519,297	619,322	149,869	165,818
Average length of stay(j)	30	30	30	30	29
Occupancy rate(k)	63%	68%	71%	72%	71%
Percent patient days—Medicare(l)	76%	75%	76%	77%	78%
Adjusted EBITDA(d)	44,550	57,556	70,891	15,667	25,486

Outpatient rehabilitation data:
Number of clinics—start of period	620	636	664	664	679
Number of clinics acquired	17	32	14	1	33
Number of clinics start-ups	32	41	49	14	6
Number of clinics closed/sold	(33)	(45)	(48)	(12)	(10)

Number of clinics owned—end of period	636	664	679	667	708
Number of clinics managed—end of period(m)	43	53	58	53	31

Total number of clinics	679	717	737	720	739

Adjusted EBITDA(d)	65,420	76,127	81,136	21,048	19,503

(a) Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(b)	Reflects the write-off of deferred financing costs that resulted from the refinancing of our senior credit facilities in September 2000. Also reflects the write-off of deferred financing costs and discounts resulting from the repayment of indebtedness with the proceeds from our initial public offering in April 2001 and the 9 1/2% senior subordinated notes offering in June 2001.

(c)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

(d)	We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt, equity in (income) loss from joint ventures and minority interest. Special charges, loss on early retirement of debt, equity in (income) loss from joint ventures and minority interest are then deducted from Adjusted EBITDA to derive EBITDA. EBITDA is commonly used as an analytical indicator of performance within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units, and for us as a whole. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. A reconciliation of our Adjusted EBITDA by segment with our total company Adjusted EBITDA and further information on our acquisition activities can be found in the notes to our consolidated financial statements.

  The following table reconciles Adjusted EBITDA and EBITDA to net income:

				Three months ended
	Year ended December 31,			March 31,			Pro forma
							LTM ended
						Pro forma	March 31,
(Dollars in thousands)	2000	2001	2002	2002	2003	2003	2003

Adjusted EBITDA	$91,670	$112,018	$127,279	$30,056	$38,352	$45,259	$168,241
Less:
Loss on early retirement of debt	6,247	14,223	-	-	-	-	-
Equity in (income) loss from joint ventures	-	-	-	-	-	(190)	669
Minority Interest	4,144	3,491	2,022	603	824	824	2,243

EBITDA	81,279	94,304	125,257	29,453	37,528	44,625	165,329
Less:
Depreciation and amortization	30,401	32,290	25,836	6,026	7,514	9,944	36,222
Interest income	(939)	(507)	(596)	(71)	(186)	(133)	(505)
Interest expense	36,126	29,716	27,210	6,778	6,426	10,085	40,915
Income tax expense	9,979	3,124	28,576	6,544	9,320	9,850	35,608

Net income	$5,712	$29,681	$44,231	$10,176	$14,454	$14,879	$53,089

The SEC recently adopted regulations regarding the use of non-GAAP financial measures, including EBITDA and Adjusted EBITDA, which are applicable to our earnings releases, periodic reports and the exchange offer registration statement or shelf registration statement to be filed with respect to the notes. Pursuant to these regulations, certain adjustments reflected in the table above may not be presented in such earnings releases, periodic reports or exchange offer or shelf registration statement. In addition, to comply with these new regulations, we anticipate using EBITDA as opposed to Adjusted EBITDA to report our consolidated operating results beginning with our quarterly report to be filed for the quarter ended June 30, 2003, although we will use Adjusted EBITDA to report our segment data in accordance with SFAS 131. EBITDA as shown above is reported as we intend to report our consolidated results and is different from the way in which we have historically reported EBITDA. Adjusted EBITDA as shown for the above periods is consistent with the manner in which we have reported EBITDA for these periods in the past.

(e)  Net debt equals total debt less cash and cash equivalents.

(f)	As of March 31, 2003, we owned equity interests in 100% of all of our hospitals except for two hospitals that had a 14% minority owner, three hospitals that had a 3% minority owner and two hospitals that had a 9% minority owner.

(g)	Available licensed beds are the number of beds that are licensed with the appropriate state agency and which are readily available for patient use at the end of the period indicated.

(h)	Admissions represent the number of patients admitted for treatment.

(i)	Patient days represent the total number of days of care provided to patients.

(j)	Average length of stay (days) represents the average number of days patients stay in our hospitals per admission, calculated by dividing total patient days by the number of discharges for the period.

(k)	We calculate occupancy rate by dividing the average daily number of patients in our hospitals by the weighted average number of available licensed beds over the period indicated.

(l)	We calculate percent patient days — medicare by dividing the number of Medicare patient days by the total number of patient days.

(m)	Managed clinics are clinics that we operate through long term management arrangements and clinics operated through unconsolidated joint ventures.

Risk factors

If there are changes in the rates or methods of government reimbursements for our services or those of Kessler, our net operating revenues and net income could decline.

The federal government is currently considering substantial changes to various Medicare programs. Some of these proposed changes, whether or not enacted, may affect our operations and financial results. Approximately 40.3% of our net operating revenues for the year ended December 31, 2002 came from the highly regulated federal Medicare program. The methods and rates of Medicare reimbursements may change at any time. Our long term acute care hospitals operate as Medicare-designated long term acute care hospitals. A new Medicare prospective payment system has been established and is being implemented for long term acute care hospitals under which our hospitals are paid a fixed amount for each patient based on the patient’s diagnosis. In this offering memorandum we will refer to this prospective payment system for long term acute care hospitals as “LTCH-PPS”. The new payment system is being phased in over five years during which an increasing percentage of the payment amount for each Medicare patient will be based on the fixed amount and a lesser percentage will be based on the prior reasonable cost-based system subject to caps, although facilities may elect earlier to be paid solely on the basis of the fixed amounts. As of March 31, 2003, thirty-six of our hospitals have converted to LTCH-PPS, and thirty-five of those hospitals elected to accelerate their adoption of LTCH-PPS and be paid solely on the basis of long term care diagnosis-related group payment rates, which we refer to in this offering memorandum as “LTC-DRG”. There are risks associated with transitioning to the new payment system and we are still assessing the potential impact of the LTCH-PPS. Over time, increases in LTC-DRG may not fully reflect increases in our long-term acute care hospital costs. See “Our business— Government regulations— Overview of U.S. and state government reimbursements— Long term acute care hospital Medicare reimbursement.”

Following the Kessler Acquisition, we will also operate Medicare-certified inpatient rehabilitation facilities. A Medicare prospective payment system, distinct from the system applicable to long term acute care hospitals, was recently implemented for inpatient rehabilitation facilities, which is referred to as IRF-PPS. Under IRF-PPS, the Kessler hospitals are paid a fixed amount for each patient based upon the condition for which the patient is being treated. Under the IRF-PPS, each patient discharged from an inpatient rehabilitation facility is assigned to a case mix group, or “IRF-CMG” containing patients with similar clinical problems that are expected to require similar amounts of resources. Over time, increases in IRF-CMG payment rates may not fully reflect increases in our inpatient rehabilitation facility costs. Kessler’s inpatient rehabilitation facilities began to be paid under IRF-PPS on January 1, 2002. See “—Government regulations— Overview of U.S. and state government reimbursements— Inpatient rehabilitation facility Medicare reimbursement.”

Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. These payments were to be subject to annual caps that would limit the amounts that would be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. Initially, the limits were to be effective January 1, 1999. Congress imposed a moratorium on the caps through 2002. The limits were then scheduled to go into effect on July 1, 2003. On July 2, 2003, following a settlement with a group of plaintiffs seeking to stop the implementation of the therapy caps, CMS announced its decision to delay the application of these limits until September 1, 2003. The 2003 caps— $1,590 for physical therapy (including speech-language pathology) and $1,590 for occupational therapy—

will apply during the balance of 2003 (September 1 through December 31) and, beginning in 2004, inflation-adjusted caps will apply to services provided during the entire calendar year. We believe these therapy caps could have an adverse effect on the revenue we generate from providing outpatient rehabilitation services to Medicare beneficiaries, to the extent that such patients receive services with a cost in excess of the annual caps. For the fiscal year ended December 31, 2002, we received 8.8% of our outpatient rehabilitation net operating revenues from Medicare. See “Our business— Government regulations— Overview of U.S. and state government reimbursements— Outpatient rehabilitation services Medicare reimbursement.”

Implementation of modifications to the admissions policies for Kessler’s inpatient rehabilitation facilities as required in order to achieve compliance with Medicare guidelines may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability.

As of March 31, 2003, five facilities that we are acquiring from Kessler were certified as Medicare inpatient rehabilitation facilities. In order to be classified as inpatient rehabilitation facilities, each Medicare provider (four of these facilities are certified as one provider) must demonstrate that, during its most recent 12-month cost reporting period, it has served an inpatient population of whom at least 75 percent required intensive rehabilitation services for one or more of ten specified conditions. In the past, this “75 percent test” has been enforced by Medicare contractors inconsistently, if at all, and the Kessler inpatient rehabilitation facilities may not have been operated in full compliance with the standard. The Centers for Medicare & Medicaid Services has recently indicated that it will instruct its contractors to begin enforcing the 75 percent test, using cost reporting periods beginning on or after October 1, 2003 as the period to determine compliance with the standard. In order to achieve compliance with this requirement for certification, it will be necessary for us to implement, during cost reporting periods beginning on or after October 1, 2003, more restrictive admissions policies at the Kessler facilities for patients not falling within the ten specified conditions. Such policies may result in decreased patient volumes, which could have a negative effect on the financial performance of these facilities. The agency has not indicated that its enforcement efforts, which are anticipated to begin in cost reporting periods beginning on or after October 1, 2004, will be retrospective; in case they are, the selling stockholder has agreed to reimburse us for amounts required to be repaid if Kessler is found to have been non-compliant with the 75 percent test during periods prior to the Kessler Acquisition. See “—Government regulations— Overview of U.S. and state government reimbursements— Inpatient rehabilitation facility Medicare reimbursement.”

If our hospitals fail to maintain their certification as long term acute care hospitals or fail to qualify as hospitals separate from their host hospitals, our profitability may decline.

As of March 31, 2003, 69 of our 72 hospitals were certified as Medicare long term acute care hospitals, and the remaining three were in the process of becoming certified as Medicare long term acute care hospitals. If our hospitals fail to meet or maintain the standards for certification as long term acute care hospitals, such as average minimum length of patient stay, they will receive payments under the prospective payment system applicable to general acute care hospitals rather than payment under the system applicable to long term acute care hospitals. Payments at rates applicable to general acute care hospitals would likely result in our hospitals receiving less Medicare reimbursement than they currently receive for their patient services. Moreover, nearly all of our hospitals are subject to additional Medicare criteria because they operate as separate hospitals located in space leased from, and located in, a general acute care hospital, known as a host hospital. This is known as a “hospital within a hospital” model. These additional criteria include limitations on services purchased from the host hospital and other requirements concerning separateness from the host hospital. If several of our hospitals were to be subject to payment as general acute care hospitals or fail to comply with the separateness requirements, our profit margins would likely decrease. See “Our business— Government regulations— Overview of U.S. and state government reimbursements— Long term acute care hospital Medicare reimbursement.”

Integrating Kessler into our company structure may strain our resources and prove to be difficult.

The expansion of our business and operations resulting from the Kessler Acquisition may strain our administrative, operational and financial resources and will result in our incurrence of additional indebtedness. The integration of Kessler into our business will require substantial time, effort, attention and dedication of management resources and may distract our management from our existing business in unpredictable ways and may take longer than anticipated. The integration process could create a number of potential challenges and adverse consequences for us, including the difficulty and expense of integrating acquired personnel into our existing business, the difficulty and expense of integrating Kessler’s billing and information systems with ours, the possible unexpected loss of key employees, customers or suppliers, a possible loss of net operating revenues or an increase in operating or other costs and the assumption of liabilities and exposure to unforeseen liabilities of Kessler. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the Kessler Acquisition.

Our indebtedness may limit cash flow available to invest in the ongoing needs of our business to generate future cash flow, which could prevent us from fulfilling our obligations under the notes.

We will have a significant amount of indebtedness after the consummation of the notes offering. The following chart sets forth important credit information on a pro forma basis after giving effect to the Kessler Acquisition and the offering as of March 31, 2003, or at the beginning of the period, specified below:

(Dollars in millions)	As of March 31, 2003

Total indebtedness	$425.9
Total stockholders’ equity	304.6

Twelve
months ended
March 31, 2003

Ratio of earnings to fixed charges	2.3x

As of March 31, 2003, after giving effect to the notes offering, we would have had approximately $126.8 million of availability under our senior credit facility, subject to specific requirements, including compliance with financial covenants. We anticipate that, at closing, we will have cash and cash equivalents in an amount which, together with the net proceeds from the notes, sufficient to fund the Kessler cash purchase price and estimated financing and related fees. As a result, we do not expect to incur the $21.0 million of borrowings under our senior credit facility reflected in the numbers above. Instead, we expect at closing to fund $59.5 million of the Kessler cash purchase price and financing and related fees with our expected cash. The information above is presented to be consistent with the information presented in “Unaudited pro forma combined financial information.”

Our indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specific changes of control in our ownership, which failure to repurchase would constitute a default under the indenture governing our notes; or

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization,” “Summary consolidated financial and other data,” “Selected consolidated financial and other data,” and “Description of other indebtedness.”

Despite our level of indebtedness, we and our subsidiaries will be able to incur more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although the indenture governing the notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of March 31, 2003, after giving effect to the notes offering we would have had approximately $126.8 million of availability under our senior credit facility, subject to specific requirements, including compliance with financial covenants, all of which would be senior to the notes. In addition, as of March 31, 2003 we also have outstanding $175.0 principal amount of our 9 1/2% senior subordinated notes and $2.3 million of other senior subordinated indebtedness which will rank equally with the notes. To the extent new debt is added to our and our subsidiaries’ currently anticipated debt levels, the substantial leverage risks described above would increase. See “Description of other indebtedness.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our future financial results would be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See “Description of other indebtedness.”

Because certain of our significant stockholders and our senior management control us, they will be able to determine the outcome of all matters submitted to our stockholders for approval, regardless of the preferences of the minority stockholders.

Affiliates of Welsh, Carson, Anderson & Stowe VII, L.P., GTCR Golder Rauner, LLC, Thoma Cressey Equity Partners, and our directors and executive officers together own a substantial portion of our outstanding common stock. Accordingly, they are able to:

•	influence the election of our board of directors;

•	control our management and policies; and

•	determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Affiliates of Welsh, Carson, Anderson & Stowe VII, L.P., GTCR Golder Rauner, LLC, Thoma Cressey Equity Partners, and our management are also able to prevent or cause a change in control of us and will be able to amend our certificate of incorporation and by-laws without the approval of any other of our stockholders.

If provisions in our corporate documents and Delaware law delay or prevent a change in control of our company, we may be unable to consummate a transaction that our stockholders consider favorable.

Our certificate of incorporation, by-laws and shareholder rights plan may discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable by:

•	authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

•	providing for a classified board of directors with staggered three-year terms;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings; and

•	deterring hostile takeover attempts by preventing potential acquirors from acquiring beneficial ownership of 15% or more of our common stock without our consent.

Capitalization

The following table sets forth (i) our capitalization as of March 31, 2003 on an actual basis and (ii) our capitalization on a pro forma basis to give effect to the Kessler Acquisition and the notes offering as if these transactions had been completed on March 31, 2003.

	As of March 31, 2003

(Dollars in thousands)	Actual		Pro forma

Cash and cash equivalents	$38,528		$8,240	(a)

Revolving credit facility	—	(b)	21,000	(a)
Existing term loans	43,548		43,548
Other senior debt	2,783		4,713	(c)

Total senior debt	46,331		69,261
9 1/2% senior subordinated notes due 2009	175,000		175,000
% senior subordinated notes due 2013	—		175,000
Other debt	6,589		6,589

Total debt	227,920		425,850
Total stockholders’ equity	304,559		304,559

Total capitalization	$532,479		$730,409

(a)	We anticipate that, at closing, we will have cash and cash equivalents in an amount sufficient to fund the balance of the Kessler cash purchase price and estimated financing and related fees. As a result, we do not expect to incur the borrowings under our senior credit facility reflected above. Instead, we expect at closing to fund $59.5 million of the Kessler cash purchase price and financing and related fees with our expected cash. The unaudited pro forma capitalization information above is presented on a pro forma basis to give effect to the Kessler Acquisition and the notes offering as if these transactions had been completed on March 31, 2003, consistent with the information presented in “Unaudited pro forma combined financial information.”

(b) As of March 31, 2003, we had $147.8 million of availability under our revolving credit facility, subject to certain limitations.

(c)	Includes approximately $1.9 million of debt, issued by Kessler in connection with past acquisitions, that will remain outstanding upon the consummation of the Kessler Acquisition.

Unaudited pro forma combined financial information

Our historical consolidated financial statements and the historical financial statements of Kessler Rehabilitation Corporation are included elsewhere in this exhibit. The unaudited pro forma combined financial information presented herein should be read together with those financial statements and related notes.

We prepared the unaudited pro forma combined financial information to reflect:

•	The acquisition of Kessler Rehabilitation Corporation; and

•	The offering of the notes

as if such events had occurred on January 1, 2002, April 1, 2002 and January 1, 2003 for the pro forma combined statements of operations for the year ended December 31, 2002, the twelve months ended March 31, 2003 and the three months ended March 31, 2003, respectively. We prepared the pro forma combined balance sheet as if the events had occurred on March 31, 2003.

We adjusted our historical consolidated statements of operations for the year ended December 31, 2002 and the three months ended March 31, 2003 to arrive at the unaudited pro forma combined statements of operations for the year ended December 31, 2002 and the three months ended March 31, 2003. We prepared the unaudited pro forma combined statement of operations data for the twelve month period ended March 31, 2003, which we refer to as the pro forma LTM period from our historical LTM results which we derived by adding data for the year ended December 31, 2002 and for the three month period ended March 31, 2003 and subtracting therefrom the data from the three month period ending March 31, 2002. We also adjusted our historical consolidated balance sheet as of March 31, 2003 to arrive at the unaudited pro forma combined balance sheet as of March 31, 2003.

No adjustments have been made with respect to a number of small acquisitions made during 2002 and 2003 since these acquisitions are not material to the pro forma results.

The acquisition of Kessler Rehabilitation Corporation for approximately $228.1 million in cash, the assumption of $1.9 million of indebtedness and estimated accrued acquisition and reorganization costs of $12 million has been accounted for using the purchase method of accounting. Actual acquisition costs may differ from this estimate based upon our final integration plans that will be finalized post-closing. The purchase price has been allocated based on the historical asset values of Kessler Rehabilitation Corporation, adjusted to remove assets not being acquired. The excess purchase price has been allocated to goodwill. Under generally accepted accounting principles, goodwill is not amortized but is reviewed for impairment annually. Because the Kessler Acquisition has not been consummated, we have not completed a formal valuation review of the Kessler assets to determine the amount of write-up or write-down to fair value in connection with the acquisition. Based upon prior acquisitions that we have performed in this industry, however, we have not experienced significant adjustments to tangible assets nor have we identified significant intangible assets that would require amortization. Upon the consummation of the Kessler Acquisition, a formal valuation study will be performed to identify and value all tangible and identifiable intangible assets. Thus, the actual acquisition costs and the allocation of these costs upon consummation of the business combination may differ from these pro forma financial statements. If our non-goodwill assets are written up to a higher fair value in connection with the valuation study, our expenses in the future will be higher as a result of increased depreciation or amortization of our assets.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

The pro forma combined statements of operations are not necessarily indicative of results that would have occurred had the acquisition been completed on January 1, 2002, April 1, 2002 and January 1, 2003 and should not be construed as being representative of future results of operations.

Unaudited pro forma combined balance sheet

	As of March 31, 2003

	Select	Kessler
(Dollars in thousands)	historical	historical	Adjustments		Pro forma

Current assets:
Cash and cash equivalents	$38,528	$27,118	$(57,406	) (a)(b)(g)	$8,240
Accounts receivable, net	222,609	50,192	-		272,801
Current deferred tax asset	42,268	7,859	(385	)(b)	49,742
Other current assets	17,663	6,052	-		23,715

Total current assets	321,068	91,221	(57,791)		354,498
Property and equipment, net	113,516	61,277	-		174,793
Goodwill	208,096	24,194	104,324	(c)	336,614
Trademark	37,875	-	-		37,875
Intangible assets	941	-	-		941
Prepaid pension expense	-	16,673	(16,673	) (d)	-
Non-current deferred tax asset	5,803	3,732	6,131	(d)(e)(f)	15,666
Other assets	16,761	3,912	5,286	(e)(f)(g)	25,959

Total assets	$704,060	$201,009	$41,277		$946,346

Current liabilities:
Bank overdrafts	$8,087	$-	$-		$8,087
Current portion of long-term debt and notes payable	21,432	3,526	(2,500	)(f)	22,458
Accounts payable and accrued expenses	133,637	20,680	10,745	(b)(h)	165,062
Income taxes payable	15,392	3,512	(4,113	) (b)(e)(i)	14,791
Due to third party payors	9,377	13,532	-		22,909

Total current liabilities	187,925	41,250	4,132		233,307
Long-term debt, net of current portion	206,488	36,404	160,500	(f)(g)	403,392
Other long-term liabilities	-	1,417	(1,417	) (b)(f)	-

Total liabilities	394,413	79,071	163,215		636,699
Minority interest in consolidated subsidiary companies	5,088	-	-		5,088
Stockholders’ equity:
Common stock	475	2	(2	)(j)	475
Capital in excess of par	237,887	114,430	(114,430	) (j)	237,887
Retained earnings	64,609	8,066	(8,066	)(j)	64,609
Accumulated other comprehensive income (loss)	1,588	(560)	560	(j)	1,588

Total stockholders’ equity	304,559	121,938	(121,938)		304,559
Total liabilities and stockholders’ equity	$704,060	$201,009	$41,277		$946,346

Unaudited pro forma combined statement of operations

	Three months ended March 31, 2003

	Select	Kessler
(Dollars in thousands except per share data)	historical	historical	Adjustments		Pro forma

Net operating revenues	$312,307	$56,765	$-		$369,072

Operating expenses	273,955	49,858	-		323,813
Depreciation and amortization	7,514	2,430	-		9,944

Total costs and expenses	281,469	52,288	-		333,757

Income from operations	30,838	4,477	-		35,315
Equity in income from joint ventures	-	(109)	(81	)(e)	(190)
Interest expense, net	6,240	723	2,989	(f)(g)	9,952

Income before minority interests, income tax expense and cumulative effect of accounting change	24,598	3,863	(2,908)		25,553
Minority interests	824	-	-		824

Income before income taxes and cumulative effect of accounting change	23,774	3,863	(2,908)		24,729
Income tax expense	9,320	1,657	(1,127	)(k)	9,850

Income before cumulative effect of accounting change	$14,454	$2,206	$(1,781)		$14,879

Basic income per common share	$0.31				$0.32
Weighed average basic common shares outstanding (in thousands)	47,150				47,150
Diluted income per common share	$0.29				$0.30
Weighted average diluted common shares outstanding (in thousands)	49,201				49,201

Unaudited pro forma combined statement of operations

	Year ended December 31, 2002

	Select	Kessler
(Dollars in thousands except per share data)	historical	historical	Adjustments		Pro forma

Net operating revenues	$1,126,559	$227,635	$-		$1,354,194

Operating expenses	999,280	193,461	-		1,192,741
Depreciation and amortization	25,836	8,443	-		34,279

Total costs and expenses	1,025,116	201,904	-		1,227,020

Income from operations	101,443	25,731	-		127,174
Equity in losses from joint ventures	-	1,636	(747	)(e)	889
Interest expense, net	26,614	2,181	12,117	(f)(g)	40,912

Income before minority interests, income tax expense and cumulative effect of accounting change	74,829	21,914	(11,370)		85,373
Minority interests	2,022	-	-		2,022

Income before income taxes and cumulative effect of accounting change	72,807	21,914	(11,370)		83,351
Income tax expense	28,576	9,401	(4,410	)(k)	33,567

Income before cumulative effect of accounting change	$44,231	$12,513	$(6,960)		$49,784

Basic income per common share	$0.95				$1.07
Weighted average basic common shares outstanding (in thousands)	46,464				46,464
Diluted income per common share	$0.90				$1.01
Weighted average diluted common shares outstanding (in thousands)	49,128				49,128

Unaudited pro forma combined statement of operations

	LTM ended March 31, 2003

	Select	Kessler
(Dollars in thousands except per share data)	historical	historical	Adjustments		Pro forma

Net operating revenues	$1,166,946	$228,803	$—		$1,395,749

Operating expenses	1,031,371	196,137	—		1,227,508
Depreciation and amortization	27,324	8,898	—		36,222

Total costs and expenses	1,058,695	205,035	—		1,263,730

Income from operations	108,251	23,768	—		132,019
Equity in losses from joint ventures	—	1,411	(742	)(e)	669
Interest expense, net	26,147	2,202	12,061	(f)(g)	40,410

Income before minority interests, income tax expense and cumulative effect of accounting change	82,104	20,155	(11,319)		90,940
Minority interests	2,243	—	—		2,243

Income before income taxes and cumulative effect of accounting change	79,861	20,155	(11,319)		88,697
Income tax expense	31,352	8,646	(4,390	)(k)	35,608

Income before cumulative effect of accounting change	$48,509	$11,509	$(6,929)		$53,089

Basic income per common share	$1.04				$1.14
Weighted average basic common shares outstanding (in thousands)	46,727				46,727
Diluted income per common share	$0.98				$1.08
Weighted average diluted common shares outstanding (in thousands)	49,265				49,265

Notes to unaudited pro forma combined

financial information

The following adjustments were applied to our consolidated statements of operations and consolidated balance sheet and the financial statements of Kessler Rehabilitation Corporation.

(a)	The elimination of $17.2 million of cash being held by Kessler Rehabilitation Corporation at March 31, 2003, that exceeded the target working capital of $34.4 million as specified by the stock purchase agreement. This excess cash will be distributed to the selling stockholder prior to closing.

(b)	We eliminated accrued director fees and deferred compensation costs of $1.3 million in short term liabilities and $0.5 million in long term liabilities at March 31, 2003, and reclassified the associated deferred tax asset of $0.4 million at March 31, 2003 to income taxes payable. These liabilities of $1.8 million will be paid in cash at closing.

(c)	The elimination of goodwill recorded on the historical Kessler Rehabilitation Corporation’s balance sheets of $24.2 million at March 31, 2003. This was offset by goodwill related to the Kessler Acquisition in the amount of $128.5 million at March 31, 2003.

(d)	We removed prepaid pension expense of $16.7 million at March 31, 2003, from the Kessler Rehabilitation Corporation’s consolidated balance sheet, because this asset is excluded from the assets we are acquiring under the stock purchase agreement. Additionally, the non-current deferred tax asset relating to the prepaid pension asset of $6.8 million at March 31, 2003 was eliminated, as the liability, which is an offset to the deferred tax asset, would not be realized by the combined company.

     (e) We reflected:

•	The elimination of $0.7 million from the consolidated balance sheet at March 31, 2003 that represents the investment in Kessler Assisted Living Centers, LLC and the loss in joint ventures attributable to Kessler Assisted Living Centers, LLC reflected on the consolidated income statements of $0.7 million, $0.1 million and $0.7 million for the year ended December 31, 2002, the three months ended March 31, 2003 and the twelve months ended March 31, 2003, respectively, because the asset is excluded from the assets we are acquiring under the stock purchase agreement.

•	The reclassification of the deferred tax asset of $0.3 million at March 31, 2003 associated with the investment in the Kessler Assisted Living Centers, LLC to income taxes payable.

•	An increased tax liability that results from the sale or distribution of Kessler Assisted Living Centers, LLC at closing of $0.8 million.

(f)	We reflected:

•	The elimination of the syndicated credit facility loans on Kessler Rehabilitation Corporation’s historical balance sheet of $2.5 million current portion of long term debt and $35.5 million non- current portion of long term debt at March 31, 2003 as these loans will not be assumed as part of the Kessler Acquisition. We also reflected the removal of the deferred financing costs associated with the syndicated credit facility loans of $0.4 million at March 31, 2003. This resulted in a reversal of interest expense of $2.5 million, $0.7 million and $2.7 million for the year ended Decem-

ber 31, 2002, the three months ended March 31, 2003 and the twelve months ended March 31, 2003, respectively.

•	The elimination of a non-current liability of $1.0 million and its related deferred tax effects of $0.4 million associated with an interest rate hedge on Kessler Rehabilitation Corporation’s historical balance sheet at March 31, 2003 that will be terminated at closing.

     (g) We reflected:

•	An addition of $175.0 million senior subordinated notes due 2013 at March 31, 2003 at an assumed interest rate of 7.25% and borrowings under our senior credit facility of $21.0 million at an interest rate of 3.63%. This increases interest expense by $13.4 million, $3.4 million and $13.4 million for the year ended December 31, 2002, the three months ended March 31, 2003 and the twelve months ended March 31, 2003, respectively.

•	The use of the proceeds of the note offering, in addition to $38.5 million of our cash will be used to fund the cash purchase price for Kessler Rehabilitation Corporation of $228.1 million and to fund estimated financing and related fees of $6.5 million.

•	We anticipate that, at closing, we will have cash and cash equivalents in an amount sufficient to fund the balance of the Kessler cash purchase price (after application of the net proceeds of the notes offering) and estimated financing and related fees. As a result, we do not expect to incur the borrowings under our senior credit facility reflected above. Instead, we expect at closing to fund $59.5 million of the Kessler cash purchase price and financing and related fees with our cash.

•	A decrease in interest income of $0.4 million, $0.1 million and $0.5 million for the year ended December 31, 2002, the three months ended March 31, 2003 and the twelve months ended March 31, 2003, respectively, that resulted from the use of $38.5 million in cash to fund the Kessler acquisition.

•	Amortization of estimated deferred financing costs of $6.5 million resulting in an increase of interest expense by $0.8 million, $0.2 million and $0.8 million for the year ended December 31, 2002, the three months ended March 31, 2003 and the twelve months ended March 31, 2003, respectively.

(h)	We recorded a $12.0 million liability for estimated acquisition and reorganization costs.

(i)	We recorded the estimated tax benefit relating to the exercise of stock options at the acquisition date of $4.2 million.

(j)	We eliminated Kessler Rehabilitation Corporation’s historical stockholders’ equity.

(k)	We recorded a tax benefit of $4.4 million, $1.1 million and $4.4 million for the year ended December 31, 2002, the three months ended March 31, 2003 and the twelve months ended March 31, 2003, respectively, to account for the tax effects of the pro forma adjustments at the tax rate of 38.8% which approximates state and federal statutory rates for the year ended December 31, 2002, for the three months ended March 31, 2003 and the twelve months ended March 31, 2003.

Selected consolidated financial and other data

You should read the following selected historical financial data in conjunction with our consolidated financial statements and the accompanying notes. All of these materials are contained in this exhibit. The data as of December 31, 1998, 1999, 2000, 2001 and 2002 and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Consolidated balance sheets at December 31, 2001 and 2002 and the related statements of operations, stockholders’ equity and cash flows for the periods ended December 31, 2000, 2001 and 2002 and the related notes appear elsewhere in this exhibit. The data for the three months ended March 31, 2002 and 2003 have been derived from unaudited consolidated financial statements also contained in this exhibit and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim period.

						Three
						months ended
	Year ended December 31,					March 31,

(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003

Consolidated statement of operations data:
Net operating revenues	$149,043	$455,975	$805,897	$958,956	$1,126,559	$271,920	$312,307
Operating expenses(a)	145,450	413,731	714,227	846,938	999,280	241,864	273,955
Depreciation and amortization	4,942	16,741	30,401	32,290	25,836	6,026	7,514
Special charge(b)	10,157	5,223	-	-	-	-	-

Income (loss) from operations	(11,506)	20,280	61,269	79,728	101,443	24,030	30,838
Loss on early retirement of debt(c)	-	5,814	6,247	14,223	-	-	-
Interest expense, net	4,976	21,099	35,187	29,209	26,614	6,707	6,240

Income (loss) before minority interests and income taxes	(16,482)	(6,633)	19,835	36,296	74,829	17,323	24,598
Minority interests(d)	1,744	3,662	4,144	3,491	2,022	603	824

Income (loss) before income taxes	(18,226)	(10,295)	15,691	32,805	72,807	16,720	23,774
Income tax provision (benefit)	(182)	2,811	9,979	3,124	28,576	6,544	9,320

Net income (loss)	(18,044)	(13,106)	5,712	29,681	44,231	10,176	14,454
Less: Preferred dividends	2,540	5,175	8,780	2,513	-	-	-

Net income (loss) available to common stockholders	$(20,584)	$(18,281)	$(3,068)	$27,168	$44,231	$10,176	$14,454

Net income (loss) per common share:
Basic:
Net income (loss) per common share	$(1.64)	$(0.74)	$(0.12)	$0.68	$0.95	$0.22	$0.31
Diluted:
Net income (loss) per common share	$(1.64)	$(0.74)	$(0.12)	$0.62	$0.90	$0.21	$0.29
Weighted average common shares outstanding (in thousands)(e)
Basic	12,517	24,557	25,457	39,957	46,464	46,080	47,150
Diluted	12,517	24,557	25,457	45,464	49,128	48,624	49,201

									Three
									months ended
	Year ended December 31,								March 31,

(Dollars in thousands)	1998	1999	2000		2001		2002		2002		2003

Other financial data:
Adjusted EBITDA(f)	$3,593	$42,244	$91,670		$112,018		$127,279		$30,056		$38,352
Adjusted EBITDA as a % of net revenue	2.4%	9.3%	11.4%		11.7%		11.3%		11.1%		12.3%
Capital expenditures	$6,423	$10,896	$22,430		$24,011		$43,183		$8,959		$6,973
Ratio of earnings to fixed charges(g)	n/a	n/a	1.1	x	1.8	x	2.3	x	2.3	x	2.8	x
Cash flow data:
Cash flow provided by (used in) operating activities	$(24,702)	$(25,157)	$22,513		$95,770		$120,812		$34,153		$24,430
Cash flow provided by (used in) investing activities	(209,481)	(181,262)	14,197		(61,947)		(54,048)		(9,448)		(8,134)
Cash flow provided by (used in) financing activities	242,298	197,480	(37,616)		(26,164)		(21,423)		(10,389)		(33,947)
Balance sheet data (at end of period):
Cash and cash equivalents	$13,001	$4,067	$3,151		$10,703		$56,062		$25,016		$38,528
Working capital	39,807	132,598	105,567		126,749		130,621		125,768		133,143
Total assets	336,949	620,718	586,800		650,845		739,059		670,734		704,060
Total debt	156,080	340,821	302,788		288,423		260,217		276,692		227,920
Preferred stock	55,843	120,804	129,573		-		-		-		-
Total stockholders’ equity	60,494	49,437	48,498		234,284		286,418		246,599		304,559

(a)	Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(b)	Reflects asset impairments of $6.3 million and litigation settlement costs of $3.8 million in 1998 and asset impairments of $5.2 million in 1999.

(c)	Reflects the write-off of deferred financing costs that resulted from the refinancing of our senior credit facilities in November 1999 and September 2000. Also reflects the write-off of deferred financing costs and discounts resulting from the repayment of indebtedness with the proceeds from our initial public offering in April 2001 and the 9 1/2% senior subordinated notes offering in June 2001.

(d)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

(e)	For information concerning calculation of weighted average shares outstanding, see note 14 to Select Medical Corporation’s consolidated financial statements.

(f)	We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt, equity in (income) loss from joint ventures and minority interest. Special charges, loss on early retirement of debt, equity in (income) loss from joint ventures and minority interest are then deducted from Adjusted EBITDA to derive EBITDA. EBITDA is commonly used as an analytical indicator of performance within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units, and for us as a whole. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. A reconciliation of our Adjusted EBITDA by segment with our total company Adjusted EBITDA and further information on our acquisition activities can be found in the notes to our consolidated financial statements.

The following table reconciles Adjusted EBITDA and EBITDA to net income (loss):

						Three months
	Year ended December 31,					ended March 31,

(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003

Adjusted EBITDA	$3,593	$42,244	$91,670	$112,018	$127,279	$30,056	$38,352
Less:
Loss on early retirement of debt	-	5,814	6,247	14,223	-	-	-
Minority Interest	1,744	3,662	4,144	3,491	2,022	603	824
Special charge	10,157	5,223	-	-	-	-	-

EBITDA	(8,308)	27,545	81,279	94,304	125,257	29,453	37,528
Less:
Depreciation and amortization	4,942	16,741	30,401	32,290	25,836	6,026	7,514
Interest income	(406)	(362)	(939)	(507)	(596)	(71)	(186)
Interest expense	5,382	21,461	36,126	29,716	27,210	6,778	6,426
Income tax (benefit) expense	(182)	2,811	9,979	3,124	28,576	6,544	9,320

Net income (loss)	$(18,044)	$(13,106)	$5,712	$29,681	$44,231	$10,176	$14,454

The SEC recently adopted regulations regarding the use of non-GAAP financial measures, including EBITDA and Adjusted EBITDA, which are applicable to our earnings releases, periodic reports and the exchange offer registration statement or shelf registration statement to be filed with respect to the notes. Pursuant to these regulations, certain adjustments reflected in the table above may not be presented in such earnings releases, periodic reports or exchange offer or shelf registration statement. In addition, to comply with these new regulations, we anticipate using EBITDA as opposed to Adjusted EBITDA to report our consolidated operating results beginning with our quarterly report to be filed for the quarter ended June 30, 2003, although we will continue to use Adjusted EBITDA to report our segment data in accordance with SFAS 131. EBITDA as shown above is reported as we intend to report our consolidated results and is different from the way in which we have historically reported EBITDA. Adjusted EBITDA as shown for the above periods is consistent with the manner in which we have reported EBITDA for these periods in the past.

(g)	For purposes of computing the ratio of fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges, minority interest in income of subsidiaries and income (loss) from unconsolidated joint ventures. Fixed charges include preferred dividend requirement of subsidiaries, deemed dividends on preferred stock conversion, interest expense and the portion of operating rents that is deemed representative of an interest factor. Due to our losses in 1998 and 1999, the ratio coverage was less than 1:1. We would have had to generate additional earnings of approximately $18.9 million and $14.5 million in 1998 and 1999, respectively, to achieve a coverage ratio of 1:1.

Our business

Company overview

We are a leading operator of specialty hospitals for long term stay patients in the United States. We are also a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of March 31, 2003, we operated 72 long term acute care hospitals in 24 states and 739 outpatient rehabilitation clinics in 32 states, the District of Columbia and seven Canadian provinces. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through strategic acquisitions and internal development initiatives, increasing net operating revenue and Adjusted EBITDA (as defined in “—Summary consolidated financial and other data”) from $456.0 million and $42.2 million, respectively, for the fiscal year ended December 31, 1999 to $1,166.9 million and $135.6 million, respectively, for the twelve months ended March 31, 2003.

The Kessler Acquisition

On June 30, 2003, we announced the signing of a definitive agreement to acquire the stock of Kessler Rehabilitation Corporation from Henry H. Kessler Foundation, Inc. for approximately $228.1 million in cash, and approximately $1.9 million of assumed indebtedness. The purchase price may be adjusted either upward or downward pursuant to a post-closing working capital adjustment depending upon whether Kessler’s working capital is less than or greater than a target amount on the closing balance sheet. In addition, if during the eighteen months following the Kessler Acquisition, Kessler collects accounts receivable in excess of the net accounts receivable reflected on the closing balance sheet, Select will pay to the selling stockholder 60% of such excess, net of any expenses of collection.

Through its network of five rehabilitation hospital facilities and 92 outpatient clinics, Kessler is one of the nation’s leading providers of comprehensive rehabilitation care and physical medicine services. For the twelve months ended March 31, 2003, Kessler generated net operating revenues and Adjusted EBITDA of $228.8 million and $32.7 million, respectively. As of March 31, 2003, pro forma for the Kessler Acquisition, we would have operated 77 specialty hospitals and 831 outpatient rehabilitation facilities. Additionally, on a pro forma basis, we would have generated net operating revenues and Adjusted EBITDA of $1,395.7 million and $168.2 million, respectively, for the twelve months ended March 31, 2003.

Founded in 1948 by Dr. Henry H. Kessler, a pioneer in the field of physical rehabilitation, Kessler has grown from a single 16-bed hospital to a comprehensive network of inpatient and outpatient rehabilitation facilities. Kessler operated as a not-for-profit organization until 1998 when it converted to a for-profit privately held corporation. Kessler focuses on providing rehabilitation services primarily in two settings: rehabilitation hospitals and outpatient rehabilitation clinics. Kessler also provides related products and services.

Specialty hospitals (54% of Kessler’s revenues for the twelve months ended March 31, 2003)

Kessler operates five rehabilitation hospital facilities that provide services to patients requiring intensive rehabilitative care. These services include treatment for traumatic brain and spinal cord injuries, stroke, amputation, orthopedic, musculoskeletal or neurological injury or illness.

Patients in Kessler’s specialty hospitals generally require longer stays and a more specialized level of clinical attention than individuals in general acute care hospital settings.

Kessler provides these services through the Kessler Institute for Rehabilitation and the Kessler-Adventist Rehabilitation Hospital. The Kessler Institute for Rehabilitation is a 322-bed system of four owned and operated inpatient rehabilitation facilities in New Jersey. The Kessler system has consistently been ranked as one of the top rehabilitation hospital systems in the United States according to a survey of board-certified physicians that was published by U.S. News & World Report and its innovative rehabilitation programs have attracted patients regionally, nationally and internationally. The Kessler-Adventist Rehabilitation Hospital is a 55-bed specialty rehabilitation hospital in Maryland owned through a joint-venture with Adventist Healthcare, a not-for-profit provider of healthcare services. Kessler has a 50% ownership position in the Adventist joint-venture, which Kessler accounts for using the equity method of accounting for investments.

Outpatient rehabilitation (34% of Kessler’s revenues for the twelve months ended March 31, 2003)

Kessler’s outpatient rehabilitation services are provided through 92 outpatient rehabilitation clinics located throughout 10 states primarily in the eastern United States. At these clinics, Kessler provides physical, occupational and speech therapy to patients who require rehabilitation services but are well enough to be treated outside of an inpatient setting. Kessler also provides certain specialized programs such as hand therapy or sports performance enhancement that treat sports and work related injuries, musculoskeletal disorders, chronic or acute pain and orthopedic conditions. Kessler has strategically located many of its outpatient rehabilitation facilities in close proximity to its specialty hospitals. This provides Kessler’s hospital patients with convenient access to outpatient rehabilitative care as they progress beyond the inpatient setting.

Additionally, Kessler provides onsite contract rehabilitation services to individuals in third party institutions such as schools, nursing homes, assisted living facilities, hospitals and the workplace. Kessler is typically reimbursed for these contract services directly from third party institutions pursuant to pricing set forth in long term contracts.

Other services (12% of Kessler’s revenues for the twelve months ended March 31, 2003)

Other services include home medical equipment, orthotics, prosthetics, oxygen and ventilator systems and infusion/intravenous services. Kessler also operates a 196-bed skilled nursing facility located in New Jersey.

We believe that the Kessler Acquisition provides us significant benefits including:

•	Highly regarded brand name. Kessler has built a strong reputation and is widely recognized for its leadership in providing quality, comprehensive rehabilitation services. Notably, Kessler’s rehabilitation hospital network, Kessler Institute for Rehabilitation, was ranked as the top rehabilitation hospital in the northeastern United States in 2002, according to a survey of board-certified physicians that was published by U.S. News & World Report. We expect that this strong brand name will enhance our ability to attract patients and strengthen our referral relationships.

•	Comparable speciality hospital business. Kessler’s rehabilitation hospital facilities represent a strong fit with our existing long term acute care hospital business. Both

Kessler’s rehabilitation hospital facilities and our long term acute care hospitals provide specialized care to their patient populations and have similar business fundamentals. The addition of Kessler’s rehabilitation hospitals will allow us to reach a broader array of patients and will provide us with an additional platform for future growth.

•	Greater scale in outpatient rehabilitation. Kessler’s outpatient rehabilitation clinics will provide additional scale to our existing outpatient business, particularly in the eastern United States. Our total number of facilities as of March 31, 2003, pro forma for the Kessler Acquisition, would have increased from 739 to 831. We believe scale enhances our referral network and our ability to negotiate favorable contracts with commercial insurers.

•	Leverage our management team’s expertise. Our management team has extensive experience operating both outpatient rehabilitation clinics and specialty hospitals licensed as rehabilitation hospitals. Prior to co-founding Select, our Executive Chairman, Rocco Ortenzio, and our President and Chief Executive Officer, Robert Ortenzio, co-founded Continental Medical Systems, Inc. (“CMSI”), a publicly traded rehabilitation hospital company. They managed and developed this company from its inception in 1986 until it was sold in 1995.

Competitive strengths

•	Leading market position. Since beginning our operations in 1997, we believe we have developed a reputation as a high quality, cost-effective health care provider in the markets we serve. We are a leading operator of specialty hospitals for long term stay patients in the United States and a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of March 31, 2003, we operated 72 long term acute care hospitals with 2,616 available licensed beds in 24 states, and we also operated 739 outpatient rehabilitation clinics in 32 states, the District of Columbia and seven Canadian provinces. The Kessler Acquisition provides five inpatient rehabilitation facilities, an additional 92 outpatient rehabilitation clinics and a widely recognized brand name with a high quality reputation. Our leadership position allows us to attract patients, aids us in our marketing efforts to payors and referral sources and helps us negotiate favorable payor contracts.

•	Experienced and proven management team. Prior to co-founding Select and CMSI, our Executive Chairman founded and operated two other healthcare companies focused on rehabilitation services. Our five senior operations executives have an average of 25 years of experience in the healthcare industry. In addition, 17 of the Company’s 28 officers worked together at CMSI.

•	Proven financial performance. We have established a track record of improving the performance of the facilities we operate. A significant reason for our strong operating performance over the past several years has been our disciplined approach to growth and intense focus on cash flow generation and debt reduction:

—	net operating revenues and Adjusted EBITDA (excluding the Kessler Acquisition) have grown from $456.0 million and $42.2 million, respectively, for the fiscal year ended December 31, 1999 to $1,166.9 million and $135.6 million, respectively, for the most recent twelve month period ended March 31, 2003;

—	accounts receivable days outstanding have decreased from 119 as of December 31, 1999 to 64 as of March 31, 2003; and

—	our ability to reduce our ratio of total debt to Adjusted EBITDA from 4.7x as of December 31, 1999, pro forma for the NovaCare acquisition, to 1.7x as of March 31, 2003.

•	Experience in successfully completing and integrating acquisitions. Since we began operations in 1997, we have completed three significant acquisitions for approximately $366.4 million in aggregate consideration. We believe that we have significantly improved the operating performance of the facilities we have acquired by applying our standard operating practices to the acquired businesses.

•	Significant scale. By building significant scale in our specialty hospitals and outpatient rehabilitation clinics, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. Additionally, we believe that our size improves our ability to negotiate favorable outpatient contracts with commercial insurers.

•	Multiple business lines and geographic diversity. We have a leading presence in two attractive segments of the healthcare industry, which we believe diversifies our business risk. Because we provide inpatient care in our specialty hospitals and outpatient care in our rehabilitation clinics, we do not rely exclusively on a single business line for our net operating revenues, operating profits or Adjusted EBITDA. Our geographic diversification and the mix of our business also reduces our exposure to any single governmental or commercial reimbursement source.

•	Demonstrated development expertise. From our inception through March 31, 2003, we have developed 36 new long term acute care hospitals and 153 outpatient rehabilitation clinics. These initiatives have demonstrated our ability to effectively identify new opportunities and implement start-up plans.

Specialty hospitals/other

(58% of net operating revenue for the twelve months ended March 31, 2003)

As of March 31, 2003, we operated 72 long term acute care hospitals, 69 of which were certified by the federal Medicare program as long term acute care hospitals. We expect that the remaining 3 hospitals, all of which opened in 2002, will eventually be certified as long term acute care hospitals when conditions for qualification are met. These hospitals generally have 30 to 40 beds, and as of March 31, 2003, we operated a total of 2,616 available licensed beds. Our long term acute care hospitals employ approximately 8,000 people, with the majority being registered or licensed nurses and respiratory therapists. In these specialty hospitals we treat patients with serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, cardiac disorders, non-healing wounds, renal disorders and cancer.

Patients are admitted to our long term acute care hospitals from general acute care hospitals in our markets. These general acute care hospitals are frequently not the optimum setting in which to treat these patients, because they require longer stays and a higher level of clinical attention than the typical acute care patient. Furthermore, general acute care hospitals’ reimbursement rates usually do not adequately compensate them for the treatment of this type of patient. The differences in clinical expertise and reimbursement rates provide general acute care hospitals and their physicians with incentives to discharge longer stay, medically complex patients to our facilities. As a result of these dynamics, we continually seek to increase our admissions by expanding and improving our relationships with the physicians and general acute care hospitals in our markets that refer patients to our facilities.

Below is a table that shows the typical distribution by medical condition of patients in our hospitals.

Distribution
Medical condition	of patients

Neuromuscular disorder	30%
Respiratory failure	29
Cardiac disorder	12
Wound care	8
Renal disorder	5
Cancer	3
Other	13

Total	100%

When a patient is referred to one of our hospitals by a physician, case manager, health maintenance organization or insurance company, a nurse liaison makes an assessment to determine the degree of care required and expected length of stay. This initial patient assessment is critical to our ability to provide the appropriate level of patient care. Based on the determinations reached in this clinical assessment, an admission decision is made by the attending physician.

Upon admission, an interdisciplinary team reviews a new patient’s condition. The interdisciplinary team comprises a number of clinicians, including the attending physician, a specialty nurse, a dietician, a pharmacist and a case manager. Upon completion of an initial evaluation by each member of the treatment team, an individualized treatment plan is established and implemented. The case manager coordinates all aspects of the patient’s hospital stay and serves as a liaison with the insurance carrier’s case management staff when appropriate. The case manager communicates progress, resource utilization, and treatment goals between the patient, the patient’s family, the treatment team and the payor.

Each of our specialty hospitals has an onsite management team consisting of a chief executive officer, a director of clinical services and a director of provider relations. These teams manage local strategy and day-to-day operations, including oversight of per patient costs and average length of stay. They also assume primary responsibility for developing relationships with the general acute care providers and clinicians in our markets that refer patients to our specialty hospitals. We provide our hospitals with centralized accounting, payroll, legal, reimbursement, human resources, compliance, management information systems, billing and collecting services. The centralization of these services improves efficiency and permits hospital staff to spend more time on patient care.

“Hospital within a hospital” model

Of the 72 specialty hospitals we operated as of March 31, 2003, four are freestanding facilities and 68 are located in leased space within a host general acute care hospital. These leased spaces are separately licensed hospitals and are commonly referred to as a “hospital within a hospital.” We believe that we operate the largest number of long term acute care hospitals operating with this “hospital within a hospital” model in the United States. We believe this model provides several advantages to patients, host hospitals, physicians and us.

The host hospital’s patients benefit from being admitted to a setting specialized to meet their unique medical needs without having the disruption of being transferred to another location. In addition to being provided with a place to transfer high-cost, long-stay patients, host hospitals benefit by receiving payments from us for rent and ancillary services. Physicians affiliated with the host hospital are provided with the convenience of being able to monitor the progress of their patients without traveling to another location. We benefit from the ability to operate specialty hospitals without the capital investment often associated with buying or building a freestanding facility. We also gain operating cost efficiencies by contracting with these host hospitals for selected services at discounted rates.

In addition, our specialty hospitals serve the broader community where they operate, treating patients from other general acute care hospitals in the local market. During the quarter ended March 31, 2003, 49% of the patients in our “hospital within a hospital” facilities were referred to us from general acute care hospitals other than the host hospitals.

Specialty hospital strategy

Provide high quality and cost effective care

We believe that our patients benefit from our experience in addressing the complex medical needs of long term stay patients. A typical patient admitted to our long term acute care hospitals has multiple medical conditions and requires a high level of attention by our clinical staff. To effectively address the complex nature of our patients’ medical conditions, we have developed specialized treatment programs focused solely on their needs. We have also implemented specific staffing models that are designed to ensure that patients have access to the necessary level of clinical attention. These staffing models also allow us to allocate our resources efficiently, which reduces costs.

Our treatment and staffing programs benefit patients because they give our clinicians access to the regimens that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet a patient’s unique needs.

We continually monitor the quality of our patient care by several measures, including patient, payor and physician satisfaction, as well as clinical outcomes. Quality measures are collected monthly and reported quarterly and annually. In order to benchmark ourselves against other healthcare organizations, we have contracted with outside vendors to collect our clinical and patient satisfaction information and compare it to other healthcare organizations. The information collected is reported back to each hospital, to the corporate office, and directly to the Joint Commission on Accreditation of Healthcare Organizations. As of March 31, 2003, all but four of our recently opened hospitals had been accredited by the Joint Commission on Accreditation of Healthcare Organizations. See “—Government regulations—Licensure—Accreditation.”

Reduce costs

We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•	optimizing staffing based on our occupancy and the clinical needs of our patients;

•	centralizing administrative functions such as accounting, payroll, legal, reimbursement, compliance and human resources;

•	standardizing management information systems to aid in financial reporting as well as billing and collecting; and

•	participating in group purchasing arrangements to receive discounted prices for pharmaceuticals and medical supplies.

Increase higher margin commercial volume

We typically receive higher reimbursement rates from commercial insurers than we do from the federal Medicare program. As a result, our goal is to expand relationships with insurers to increase commercial patient volume. Each of our hospitals has employees who focus on commercial contracting initiatives within their regions. Contracting professionals in our central office work with these hospital employees to ensure that our corporate contracting standards are met. Our goal in commercial contracting is to give discounted rates to those commercial payors that we expect to add significant patient volume to our hospitals.

We believe that commercial payors seek to contract with our hospitals because we offer patients quality, cost effective care. Although the level of care we provide is complex and staff intensive, we typically have lower operating expenses than a freestanding general acute care facility’s intensive care unit because of our “hospital within a hospital” operating model. General acute care hospitals incur substantial overhead costs in order to provide a wide array of patient services. We provide a much narrower range of patient services, and our hospitals within a hospital lease space within a general acute care hospital. These factors permit our hospitals to operate with lower overhead costs per patient than general acute care hospitals can. As a result of these lower costs, we offer more attractive rates to commercial payors. Additionally, we provide their enrollees with customized treatment programs not offered in traditional acute care facilities.

Develop new long term acute care hospitals

Our goal is to open approximately eight to ten new long term acute care hospitals each year using primarily our “hospital within a hospital” model. We seek to lease space from general acute care hospitals with leadership positions in the markets in which they operate. We have successfully contracted with various types of general hospitals, including for-profit, not-for-profit and university affiliated.

We have a dedicated development team with significant market experience. When we target a host hospital, the development team conducts an extensive review of all of its discharges to determine the number of referrals we would have likely received from it on a historical basis. Next, we review the host hospital’s contracts with commercial insurers to determine the market’s general reimbursement trends and payor mix. Ultimately, when we sign a lease with a new host hospital, the project is transitioned to our start-up team, which is experienced in preparing a specialty hospital for opening. The start-up team oversees facility improvements, equipment purchases, licensure procedures, and the recruitment of a full-time management team. After the facility is opened, responsibility for its management is transitioned to this new management team and our corporate operations group.

During 2000, 2001 and 2002 and through March 31, 2003, we completed the development and opening of the following 28 long term acute care hospitals:

Hospital name	City	State	Opening date	Licensed beds

SSH-Gulfport	Gulfport	MS	January 2000	38
SSH-Denver	Denver	CO	February 2000	32
SSH-Tri-Cities	Bristol	TN	March 2000	25
SSH-St. Louis	St. Louis	MO	April 2000	33
SSH-Wichita	Wichita	KS	June 2000	35
SSH-San Antonio	San Antonio	TX	July 2000	34
SSH-Greensburg	Greensburg	PA	August 2000	31
SSH-Erie	Erie	PA	October 2000	35
SSH-North Dallas	Dallas	TX	November 2000	11
SSH-Fort Smith	Fort Smith	AR	December 2000	34
SSH-Birmingham	Birmingham	AL	February 2001	38
SSH-Jefferson Parish	New Orleans	LA	February 2001	34
SSH-Pontiac	Pontiac	MI	June 2001	30
SSH-Camp Hill	Camp Hill	PA	June 2001	31
SSH-Wyandotte	Wyandotte	MI	September 2001	35
SSH-Charleston	Charleston	WV	December 2001	32
SSH-Northwest Detroit	Detroit	MI	December 2001	36
SSH-Scottsdale	Scottsdale	AZ	December 2001	29
SSH-Bloomington	Bloomington	IN	December 2001	30
SSH-Phoenix-Downtown	Phoenix	AZ	December 2001	33
SSH-Central Pennsylvania	York	PA	June 2002	23
SSH-Saginaw	Saginaw	MI	June 2002	32
SSH-South Dallas*	DeSoto	TX	July 2002	48
SSH-Jackson	Jackson	MS	July 2002	40
SSH-Milwaukee (St. Luke’s Campus)	Milwaukee	WI	October 2002	29
SSH-Lexington*	Lexington	KY	October 2002	41
SSH-Denver (South Campus)	Denver	CO	November 2002	27
SSH-Miami*	Miami	FL	December 2002	40

Total				916

*	As of March 31, 2003, certification as a long term acute care hospital was pending, subject to successful completion of a start-up period and/or surveys by the applicable licensure or certifying agencies. See “—Governmental regulations—Licensure—Certification.”

Grow through acquisitions

In addition to our development initiatives, we intend to grow our network of specialty hospitals through strategic acquisitions. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We have generally been able to increase margins at acquired facilities by adding clinical programs that attract commercial payors, centralizing administrative functions, implementing our standardized staffing models and resource management programs. Since our inception in 1997 we have acquired and integrated 37 hospitals which all share our centralized billing and purchasing programs and operate standardized management information systems.

Outpatient rehabilitation

(42% of net operating revenues for the twelve months ended March 31, 2003)

We are a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of March 31, 2003, we operated 739 clinics in 32 states, the District of Columbia and seven Canadian provinces. Our outpatient rehabilitation division employs approximately 8,400 people. Typically, each of our clinics is located in a freestanding facility in a highly visible medical complex or retail location. In addition to providing therapy in our outpatient clinics, we provide rehabilitation management services and staffing on a contract basis to hospitals, schools, nursing facilities and home health agencies.

In our clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. Our patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also design services to prevent short term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and respiratory therapists.

Outpatient rehabilitation patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient, employee or member can benefit from the level of therapy we provide in an outpatient setting. We believe that our services are attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their members. In our outpatient rehabilitation division, approximately 91% of our net operating revenues come from rehabilitation management services and commercial payors, including healthcare insurers, managed care organizations and workers’ compensation programs. The balance of our reimbursement is derived from Medicare and other government sponsored programs.

Outpatient strategy

Increase market share

Our goal is to be a leading provider of outpatient rehabilitation services in our local markets. Having a strong market share in our local markets allows us to benefit from heightened brand awareness, economies of scale and increased leverage when negotiating payor contracts. To increase our market share, we seek to expand the services and programs we provide and generate loyalty with patients and referral sources by providing high quality care and strong customer service.

Expand rehabilitation programs and services

We assess the healthcare needs of our markets and implement programs and services targeted to meet the demands of the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction. Our programs and services include, among others, back care and rehabilitation; work injury management and prevention; sports rehabilitation and athletic training; and health, safety and prevention programs. Other services that vary by location include aquatic therapy, speech therapy, neurological rehabilitation and post-treatment care.

Provide high quality care and service

We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in our markets. This loyalty allows us to retain patients and strengthen our relationships with the physicians, employers, and health insurers in our markets who refer or direct additional patients to us. We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels.

Optimize the profitability of our payor contracts

Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. Each contract we enter into is continually re-evaluated to determine how it is affecting our profitability. We create a retention strategy for each of the top performing contracts and a re-negotiation strategy for contracts that do not meet our defined criteria.

Grow through new development and disciplined acquisitions

We intend to open new clinics in our current markets where we believe that we can benefit from existing referral relationships and brand awareness to produce incremental growth. From time to time, we intend to also evaluate acquisition opportunities that may enhance the scale of our business and expand our geographic reach. Potential acquisitions are closely evaluated and we seek to buy only those assets that are complementary to our business and that are expected to give us a strong return on our invested capital.

Maintain strong employee relations

We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local market strategy. This management approach reflects the unique nature of each market in which we operate and the importance of encouraging our employees to assume responsibility for their clinic’s performance.

Sources of net operating revenues

The following table presents the approximate percentages by source of net operating revenue received for healthcare services we provided for the periods indicated.

	Year ended December 31,
				Three months ended
	2000	2001	2002	March 31, 2003

Net operating revenues by payor source:
Commercial insurance(a)	51.2%	51.4%	49.1%	44.0%
Medicare	35.1	37.3	40.3	45.1
Private and other(b)	12.4	10.2	9.5	9.6
Medicaid	1.3	1.1	1.1	1.3

Total	100.0%	100.0%	100.0%	100.0%

(a)	Includes commercial healthcare insurance carriers, health maintenance organizations, preferred provider organizations, workers’ compensation and managed care programs.

(b)	Includes self payors, Canadian revenues, contract management services and non-patient related payments.

Non-government sources

A majority of our net operating revenues come from private payor sources. These sources include insurance companies, workers’ compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies, and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by Medicare and Medicaid programs, insurance companies, workers’ compensation companies, health maintenance organizations, preferred provider organizations, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, most insurance companies, health maintenance organizations, preferred provider organizations, and other managed care companies have negotiated discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. Our results of operations may be negatively affected if these organizations are successful in negotiating further discounts.

Government sources

Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals open as of March 31, 2003 are now certified as providers of Medicare. Our outpatient rehabilitation clinics regularly receive Medicare payments for their services. Additionally, our long term acute care hospitals participate in seven state Medicaid programs. Amounts received under the Medicare and Medicaid programs are generally less than the customary charges for the services provided. Since an important portion of our revenues comes from patients under the Medicare program, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in the Medicare program. See “—Government regulations— Overview of U.S. and state government reimbursements.”

Government regulations

General

The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals and outpatient rehabilitation clinics meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes and environmental protection. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

Licensure

Facility licensure. Our healthcare facilities are subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. In order to assure continued compliance with these various regulations, governmental and other authorities periodically inspect our facilities.

Some states still require us to get approval under certificate of need regulations when we create, acquire or expand our facilities or services. If we fail to show public need and obtain approval in these states for our facilities, we may be subject to civil or even criminal penalties, lose our facility license or become ineligible for reimbursement if we proceed with our development or acquisition of the new facility or service.

Professional licensure and corporate practice. Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications.

In some states, business corporations such as ours are restricted from practicing therapy through the direct employment of therapists. In those states, in order to comply with the restrictions imposed, we either contract to obtain therapy services from an entity permitted to employ therapists, or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided.

Certification. In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. All of our hospitals open as of March 31, 2003 participate in the Medicare program. In addition, we provide the majority of our outpatient rehabilitation services through clinics certified by Medicare as rehabilitation agencies or “rehab agencies.”

Accreditation. Our hospitals receive accreditation from the Joint Commission on Accreditation of Healthcare Organizations, a nationwide commission which establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. As of March 31, 2003, all but four of our recently opened hospitals had been accredited by the Joint Commission on Accreditation of Healthcare Organizations. Generally, our long term acute care hospitals have to be in operation for at least six months before they are eligible for accreditation.

Overview of U.S. and state government reimbursements

Medicare. The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and the Centers for Medicare & Medicaid Services. For the three months ended March 31, 2003, we received approximately 45% of our revenue from Medicare.

The Medicare program reimburses various types of providers, including long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, using different payment methodologies. The Medicare reimbursement systems for long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, as described below, are different than the system applicable to general acute care hospitals. For general acute care hospitals, Medicare inpatient costs are reimbursed under a prospective payment system under which a hospital receives a fixed payment amount per discharge using diagnosis related groups, commonly referred to as DRGs. The general acute care hospital DRG payment rate is based upon the national average cost of treating a Medicare patient’s condition in that type of facility. Although the average length of stay varies for each DRG, the average stay of all Medicare patients in a general acute care hospital is approximately six days. Thus, the prospective payment system for general acute care hospitals creates an economic incentive for those hospitals to discharge medically complex Medicare patients as soon as clinically possible. We believe that the incentive for general acute care hospitals to discharge medically complex patients as soon as clinically possible creates a substantial referral source for our inpatient and outpatient providers.

Long term acute care hospital Medicare reimbursement. The Medicare payment system for long term acute care hospitals is being changed from a reasonable-cost based payment system to a new prospective payment system specifically applicable to long term acute care hospitals. LTCH-PPS was established by final regulations published on August 30, 2002 by CMS, and applies to long term acute care hospitals for their cost reporting periods beginning on or after October 1, 2002. Ultimately, when LTCH-PPS is fully implemented, each patient discharged from a long term acute care hospital will be assigned to a distinct LTC-DRG, and a long term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). The payment amount for each LTC-DRG is intended to reflect the average cost of treating a Medicare patient’s condition in a long term acute care hospital relative to patients with conditions described by other LTC-DRGs. LTCH-PPS also includes special payment policies for patients whose length of stay is materially shorter than the average for the LTC-DRG to which the patient is assigned, and for patients for whom the hospital’s cost of care materially exceeds the average for the LTC-DRG to which they are assigned. As required by Congress, LTC-DRG payment rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost-based payment system.

The LTCH-PPS regulations also refined the criteria that must be met in order for a hospital to be classified as a long term acute care hospital. For cost reporting periods beginning on or after October 1, 2002, a long term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients. We currently believe that each of our long term acute care hospitals will meet this requirement.

Prior to becoming subject to LTCH-PPS, a long term acute care hospital is paid on the basis of Medicare reasonable costs per case, subject to limits. Under this cost-based reimbursement system, costs accepted for reimbursement depend on a number of factors, including necessity, reasonableness, related-party principles and relatedness to patient care. Qualifying costs under Medicare’s cost-reimbursement system typically include all operating costs and also capital costs that include interest expense, depreciation, amortization, and rental expense. Non-qualifying costs include marketing costs. Under the cost-based reimbursement system, a long term acute care hospital is subject to per-discharge payment limits. During a long term acute care hospital’s initial operations, Medicare payment is capped at the average national target rate established by the Tax Equity and Fiscal Responsibility Act of 1982, commonly known as TEFRA. After the second year of operations, payment is subject to a target amount based on the lesser of the hospital’s cost-per-discharge or the national ceiling in the applicable base year. Legislation enacted in December 2000, the “Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000,” increased the target amount by 25 percent and the national ceiling by 2 percent for cost reporting periods beginning after October 1, 2000.

Prior to qualifying under the payment system applicable to long term acute care hospitals, a new long term acute care hospital initially receives payments under the general acute care hospital DRG-based reimbursement system. The long term acute care hospital must continue to be paid under this system for a minimum of six months while meeting certain Medicare long term acute care hospital requirements, the most significant requirement being an average length of stay of more than 25 days. A “hospital within a hospital” facility must also establish itself as a hospital separate from its host by, among other things, obtaining separate licensure and certification, and limiting the services it purchases directly from its host to 15% of its total operating costs, or limiting the number of patient admissions from its host to 25% of total admissions.

LTCH-PPS is being phased-in over a five-year transition period, during which a long term acute care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment rate is 20% for a hospital’s cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.

During the quarter ended March 31, 2003, an additional twenty-three of our hospitals implemented LTCH-PPS pursuant to the new regulations. This brings the total number of our hospitals which have implemented LTCH-PPS to thirty-six at March 31, 2003. Thirty-five of these hospitals elected to be paid solely on the basis of LTC-DRG payments. The balance of our hospitals are expected to implement LTCH-PPS by September 30, 2003.

While the implementation of LTCH-PPS is intended to be revenue neutral to the industry, it may be possible for our hospitals to experience enhanced financial performance due to our low cost operating model and the high acuity of our patient population. However, there are risks associated with transitioning to the new payment system. The conversion to the new payment system was accretive to our earnings in the quarter ended March 31, 2003, and we are continuing to assess the long term impact of the LTCH-PPS.

Inpatient rehabilitation facility Medicare reimbursement. The inpatient rehabilitation facilities that we will operate following the Kessler Acquisition are subject to a Medicare payment system that differs from that applicable to our long term acute care hospitals. Prior to January 1, 2002, inpatient rehabilitation facilities were paid on the basis of Medicare reasonable costs per case, subject to limits under TEFRA. Beginning in January 2002, inpatient rehabilitation facilities began to be paid under a new prospective payment system specifically applicable to this provider type, which is referred to as “IRF-PPS.” Under the IRF-PPS, each patient discharged from an inpatient rehabilitation facility is assigned to a case mix group or “IRF-CMG” containing patients with similar clinical problems that are expected to require similar amounts of resources. An inpatient rehabilitation facility is generally paid a pre-determined fixed amount applicable to the assigned IRF-CMG (subject to applicable case and facility level adjustments). The payment amount for each IRF-CMG is intended to reflect the average cost of treating a Medicare patient’s condition in an inpatient rehabilitation facility relative to patients with conditions described by other IRF-CMGs. The IRF-PPS also includes special payment policies for patients whose length of stay is three days or less, and for patients for whom the hospital’s cost of care materially exceeds the average for the IRF-CMG to which the patient is assigned. As required by Congress, IRF-CMG payments rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost-based system.

The IRF-PPS was phased-in over a transition period in 2002. For cost reporting periods beginning on or after January 1, 2002 and before October 1, 2002, an inpatient rehabilitation facility’s payment for each Medicare patient was a blended amount consisting of 66 2/3% of the IRF-PPS payment rate and 33 1/3% of the hospital’s reasonable cost-based reimbursement. For cost reporting periods beginning on or after October 1, 2002, inpatient rehabilitation facilities are paid solely on the basis of the IRF-PPS payment rate.

The IRF-PPS regulations did not change the criteria that must be met in order for a hospital to be classified as an inpatient rehabilitation facility. In addition to satisfying certain operational requirements, in order to be certified by Medicare as an inpatient rehabilitation facility, a hospital must demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75 percent required intensive rehabilitation services for one or more of ten conditions specified in the regulation. Medicare rules permit an inpatient rehabilitation facility to pre-certify its compliance with this “75 percent test.” Consequently, in contrast to long term acute care hospitals, inpatient rehabilitation facilities are not required to be paid under the general acute care hospital DRG-based reimbursement system during their initial operations. Rather, after self-certifying compliance with the 75 percent test, they are entitled to be reimbursed as inpatient rehabilitation facilities (now, under the IRF-PPS) upon the commencement of operations.

In Spring 2002, CMS surveyed its contractors in order to determine the methods being used to verify if inpatient rehabilitation facilities were complying with the 75 percent test. Based upon its preliminary analysis, CMS became aware that inconsistent methods were being used throughout the country to assess compliance with the 75 percent test. Certain contractors, including the contractor overseeing Kessler’s geographic region, were attempting to enforce the 75 percent test vigorously, while other contractors were not. In response, on June 7, 2002, CMS suspended enforcement of the 75 percent test, pending a more thorough review of data and a determination of whether regulatory changes were warranted. CMS’s further review of limited administrative data revealed that the percentage of inpatient rehabilitation facilities in compliance with the 75 percent test is low (approximately 13.5 percent). Concurrent with CMS’s analysis of this issue, the inpatient rehabilitation industry has been engaged in efforts to convince the agency to modify the 75 percent test so that classification as an inpatient rehabilitation facility is based on treatment of patients with a broader range of conditions. So far, these efforts have been without success.

While acknowledging that the process for determining compliance with the 75 percent test needs improvement, CMS stated in May 2003 that it does not believe the current regulatory standard for classification as an inpatient rehabilitation facility requires amendment. Rather, the agency will attempt to improve the method used by its contractors to verify compliance with the 75 percent test and to ensure that its contractors are consistent in their efforts. Further, CMS will instruct its contractors to use cost reporting periods beginning on or after October 1, 2003 as the period to determine compliance with the 75 percent test. In recent years, the inpatient rehabilitation facilities that we are acquiring from Kessler may not have served an inpatient population of whom at least 75 percent required intensive rehabilitation services for one or more of the ten specified rehabilitation conditions. Consequently, for cost reporting periods beginning on or after October 1, 2003, in order to achieve compliance with the newly-enforced 75 percent test, it will be necessary for us to reassess, and possibly change, Kessler’s inpatient admissions standards. Such changes may include more restrictive admissions policies to better ensure that the requisite percentage of patients are being treated for at least one of the specified rehabilitation conditions. Stricter admissions standards may result in reduced patient volumes at the Kessler inpatient rehabilitation facilities, which, in turn, may result in lower net operating revenue and net income for these operations. Because CMS requires twelve months of data in order to measure compliance with the 75 percent test, we anticipate that CMS will not take action to enforce the standard until cost reporting periods beginning on or after October 1, 2004. CMS has not indicated that its enforcement of the 75 percent test will be retrospective but, in case it is, the selling stockholder has agreed to reimburse us for amounts required to be repaid if Kessler is found to have been non-compliant with the 75 percent test prior to the acquisition.

Outpatient rehabilitation services Medicare reimbursement. We provide the majority of our outpatient rehabilitation services in our rehabilitation clinics. Through our contract services agreements, we also provide outpatient rehabilitation services in the following settings:

          • schools;

          • physician-directed clinics;

          • hospitals; and

          • skilled nursing facilities.

Essentially, all of our outpatient rehabilitation services are provided in rehabilitation agencies and are not provided through rehabilitation hospitals. Following the Kessler Acquisition, a small portion of our outpatient rehabilitation services will be furnished in the inpatient rehabilitation facilities purchased from Kessler.

Prior to January 1, 1999, outpatient therapy services, including physical therapy, occupational therapy, and speech-language pathology, were reimbursed on the basis of the lower of 90% of reasonable costs or actual charges. Beginning January 1, 1999, the Balanced Budget Act of 1997 (the “BBA”) required that outpatient therapy services be reimbursed on a fee schedule, subject to annual limits. Outpatient therapy providers receive a fixed fee for each procedure performed, which is adjusted by the geographical area in which the facility is located.

The BBA also imposed annual per Medicare beneficiary caps beginning January 1, 1999 that limited Medicare coverage to $1,500 for outpatient rehabilitation services (including both physical therapy and speech-language pathology services) and $1,500 for outpatient occupational health services, including deductible and coinsurance amounts. Subsequent legislation imposed a moratorium on the application of these limits for the years 2000, 2001 and 2002. With the expiration of the moratorium, CMS had issued instructions on the application of the therapy caps beginning in 2003. Under those instructions, the therapy caps were to have been applied in 2003 only for services provided during the period beginning July 1, 2003 through December 31, 2003. With the required application of an inflation index, the therapy caps for that period would have been:

•	$1,590 for outpatient rehabilitation services (including both physical therapy and speech-language pathology services), and

•	$1,590 for outpatient occupational health services.

Beginning January 1, 2004, the inflation-adjusted caps were to have been applied to services provided during each full calendar year.

On July 2, 2003, CMS announced its decision to delay implementation of the caps until September 1, 2003, based upon a settlement reached with a group of plaintiffs seeking to stop implementation of these limits. CMS plans to implement the caps in a manner consistent with their original plans for implementing the caps on July 1, 2003, except that the commencement date will be changed to September 1, 2003. In addition, Congress is considering legislation that may include an extension of the moratorium on the therapy caps during calendar year 2004; however, the likelihood of passage of this legislative proposal remains unclear. If and when ultimately implemented, we believe that these therapy caps could have an adverse affect on our outpatient rehabilitation business to the extent that we furnish services to Medicare beneficiaries who receive services with a value in excess of the caps.

Historically, outpatient rehabilitation services have been subject to scrutiny by the Medicare program for, among other things, medical necessity for services, appropriate documentation for services, supervision of therapy aides and students and billing for group therapy. CMS has issued guidance to clarify that services performed by a student are not reimbursed even if provided under “line of sight” supervision of the therapist. Likewise, CMS has reiterated that Medicare does not pay for services provided by aides regardless of the level of supervision. CMS also has issued instructions that outpatient physical and occupational therapy services provided simultaneously to two or more individuals by a practitioner should be billed as group therapy services.

Payment for rehabilitation services furnished to patients of skilled nursing facilities has been affected by the establishment of a Medicare prospective payment system and consolidated billing requirement for skilled nursing facilities. The resulting pressure on skilled nursing facilities to reduce their costs by negotiating lower payments to therapy providers, such as our contract therapy services, and the inability of the therapy providers to bill the Medicare program directly for their services have tended to reduce the amounts that rehabilitation providers can receive for services furnished to many skilled nursing facility residents.

Long term acute care hospital Medicaid reimbursement. The Medicaid program is designed to provide medical assistance to individuals unable to afford care. The program is governed by the Social Security Act of 1965 and administered and funded jointly by each individual state government and the Centers for Medicare & Medicaid Services. Medicaid payments are made under a number of different systems, which include cost-based reimbursement, prospective payment systems or programs that negotiate payment levels with individual hospitals. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may increase or decrease the level of program payments to our hospitals. Medicaid payments accounted for about 1.5% of our long term acute care net operating revenues for the year ended December 31, 2002.

Workers’ compensation. Workers’ compensation programs accounted for approximately 17.6% of our revenue from outpatient rehabilitation services for the year ended December 31, 2002. Workers’ compensation is a state-mandated, comprehensive insurance program that requires employers to fund or insure medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. Workers’ compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In some states, payment for services covered by workers’ compensation programs are subject to cost containment features, such as requirements that all workers’ compensation injuries be treated through a managed care program, or the imposition of payment caps. In addition, these workers’ compensation programs may impose requirements that affect the operations of our outpatient rehabilitation services.

Canadian reimbursement

The Canada Health Act governs the Canadian healthcare system, and provides for federal funding to be transferred to provincial health systems. Our Canadian outpatient rehabilitation clinics receive approximately 50% of their funding through workers’ compensation benefits, which are administered by provincial workers’ compensation boards. The workers’ compensation boards assess employers’ fees based on their industry and past claims history. These fees are then distributed independently by each provincial workers’ compensation board as payments for healthcare services. Therefore, the payments each of our rehabilitation clinics receive for similar services can vary substantially because of the different payment regulations in each province. Additional funding sources for our Canadian clinics are commercial insurance programs, direct patient contribution and publicly funded health care sources. For the year ended December 31, 2002, we derived about 3.5% of our total net operating revenues from our operations in Canada.

Other healthcare regulations

Fraud and abuse enforcement. Various federal laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act allows an individual to bring lawsuits on behalf of the government, in what are known as qui tam or “whistleblower” actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in the recent past, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment.

From time to time, various federal and state agencies, such as the Department of Health and Human Services, issue a variety of pronouncements, including fraud alerts, the Office of Inspector General’s Annual Work Plan and other reports, identifying practices that may be subject to heightened scrutiny. These pronouncements can identify issues relating to long term acute care hospitals or outpatient rehabilitation services or providers. For example, the Office of Inspector General’s 2003 Work Plan describes the government’s intention to study providers’ use of satellite units and the “hospital within a hospital” model for furnishing long term acute care hospital services and the effectiveness of the Centers for Medicare & Medicaid Services’ payment safeguards relating to such services. We monitor government publications applicable to us and focus a portion of our compliance efforts towards these areas targeted for enforcement.

We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities.

Remuneration, fraud and anti-dumping measures. The federal “anti-kickback” statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of money in connection with the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine of up to $50,000 or imprisonment for each violation, civil monetary penalties of $50,000 and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state health care programs.

Section 1877 of the Social Security Act, commonly known as the “Stark Law,” prohibits referrals for designated health services by physicians under the Medicare and Medicaid programs to other healthcare providers in which the physicians have an ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties of up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs. The statute also provides a penalty of up to $100,000 for a circumvention scheme. In addition, many states have adopted or may adopt similar anti-kickback or anti-self-referral statutes. Some of these statutes prohibit the payment or receipt of remuneration for the referral of patients, regardless of the source of the payment for the care.

Medicare-participating hospitals are also subject to the Emergency Medical Treatment and Active Labor Act, an “anti-dumping” statute commonly referred to as EMTALA. If a patient with an emergency condition enters a hospital with an emergency department, this federal law requires the hospital to stabilize a patient suffering from this emergency condition or make an appropriate transfer of the patient to a facility that can handle the condition. There are severe penalties under EMTALA if a hospital refuses to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay. Although none of our hospitals operate emergency departments, the government has previously interpreted EMTALA broadly to cover situations in which any type of hospital inpatient is transferred in an unstable condition. Most recently, in May 2002, the Department of Health and Human Services and the Centers for Medicare & Medicaid Services issued a proposal to clarify that, except in limited circumstances, EMTALA does not apply to inpatients. Such a clarification, if finalized, would make EMTALA generally inapplicable to our operations.

Provider-based status. The designation “provider-based” refers to circumstances in which a subordinate facility (e.g., a separately-certified Medicare provider, a department of a provider or a satellite facility) is treated as part of a provider for Medicare payment purposes. In these cases, the services of the subordinate facility are included on the “main” provider’s cost report and overhead costs of the main provider can be allocated to the subordinate facility, to the extent that they are shared. We operate ten long term acute care hospitals that are treated as provider-based satellites of certain of our other facilities, and we provide rehabilitation management and staffing services to hospital rehabilitation departments that may be treated as provider-based.

Health information practices. In addition to broadening the scope of the fraud and abuse laws, the Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, also mandates, among other things, the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. If we fail to comply with the standards, we could be subject to criminal penalties and civil sanctions. Among the standards that the Department of Health and Human Services has adopted or will adopt pursuant to HIPAA are standards for the following:

• electronic transactions and code sets;

• unique identifiers for providers, employers, health plans and individuals;

• security and electronic signatures;

• privacy; and

• enforcement.

Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the healthcare industry, we believe the law will initially bring about significant and, in some cases, costly changes.

The Department of Health and Human Services has adopted standards in three areas that most affect our operations. First, standards relating to electronic transactions and code sets require the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits. We must be in compliance with these requirements by October 16, 2003.

Second, standards relating to the privacy of individually identifiably health information govern our use and disclosure of protected health information, and require us to impose those rules, by contract, on any business associate to whom such information is disclosed. We were required to comply with these standards by April 14, 2003.

Third, standards for the security of electronic health information which were issued on February 20, 2003 require us to implement various administrative, physical and technical safeguards to ensure the integrity and confidentiality of health information. We are required to be in compliance with the security standards by April 21, 2005.

We maintain a HIPAA implementation committee that is charged with evaluating and implementing HIPAA. The implementation committee monitors HIPAA’s regulations as they have been adopted to date and as additional standards and modifications are adopted. At this time, we anticipate that we will be able to fully comply with those HIPAA requirements that have been adopted. However, we cannot at this time estimate the cost of such compliance, nor can we estimate the cost of compliance with standards that have not yet been issued or finalized by the Department of Health and Human Services. Although the new health information standards are likely to have a significant effect on the manner in which we handle health data and communicate with payors, based on our current knowledge, we believe that the cost of our compliance will not have a material adverse effect on our business, financial condition or results of operations.

Employees

As of March 31, 2003 we employed approximately 16,800 people throughout the United States and Canada. A total of approximately 10,400 of our employees are full-time and the remaining approximately 6,400 are part-time employees. Outpatient, contract therapy and physical rehabilitation and occupational health employees totaled approximately 8,400 and inpatient employees totaled approximately 8,000. The remaining 400 employees were in corporate management and administration.

Legal proceedings

On August 10, 1998 a complaint in the U.S. District Court for the Eastern District of Pennsylvania was filed that named as defendants NovaCare, Inc. (now known as J.L. Halsey Corporation), other named defendants and 100 defendants who were to be named at a later time. This qui tam action sought triple damages and penalties under the False Claims Act against J.L. Halsey Corporation. The allegations involve, among other things, the distinction between individual and group billing in physical rehabilitation clinics that the Company acquired from NovaCare. On October 16, 2000, the relator plaintiff made a motion to amend the complaint to, among other things, add the Company and some of its subsidiaries acquired in the NovaCare acquisition as defendants in this case. This motion was granted in September of 2001. The amended complaint alleges that from about January 1, 1995 through the present, the defendants submitted false or fraudulent bills for physical therapy to various federal health programs. On January 3, 2002, J.L. Halsey Corporation and its related subsidiaries (including the subsidiaries acquired in the NovaCare acquisition) entered into a settlement agreement with the relator plaintiff and the government, pursuant to which, in exchange for a payment by J.L. Halsey Corporation of $375,000, the parties settled all claims arising out of conduct that took place before the Company’s acquisition of the NovaCare subsidiaries that are defendants in the case. Claims against the Company and the NovaCare subsidiaries regarding alleged conduct occurring after the NovaCare acquisition were not covered by the settlement. In September 2002, the Company learned that the United States Attorney for the Eastern District of Pennsylvania had notified the court that the United States had decided not to intervene in this case. As of June 30, 2003, the Company and the subsidiaries have not been served with the amended complaint. Based on a review of the amended complaint, the Company does not believe that this lawsuit is meritorious, and it intends to vigorously defend against this action if it is pursued by the relator plaintiff. However, because of the uncertain nature of the litigation, the Company cannot predict the outcome of this matter.

Other

In February 2002, PHICO, at the request of the Pennsylvania Insurance Department, was placed in liquidation by an order of the Commonwealth Court of Pennsylvania. The Company had placed its primary malpractice insurance coverage through PHICO from June 1998 through December 2000. In January 2001, these policies were replaced by policies issued with other insurers. As of March 31, 2003, the Company had approximately 14 unsettled cases in seven states from the policy years covered by PHICO issued policies. The liquidation order refers these claims to the various state guaranty associations. These state guaranty association statutes generally provide for coverage between $100,000-$300,000 per insured claim, depending upon the state. Some states also have catastrophic loss funds to cover settlements in excess of the available state guaranty funds. Most state insurance guaranty statutes provide for net worth and residency limitations that, if applicable, may limit or prevent the Company from recovering from these state guaranty association funds. At this time, the Company believes that it will meet the requirements for coverage under most of the applicable state guarantee association statutes, and that the resolution of these claims will not have a material adverse effect on the Company’s financial position, cash flow or results of operations. However, because the rules related to state guaranty association funds are subject to interpretation, and because these claims are still in the process of resolution, the Company’s conclusions may change as this process progresses.

In addition, as part of our business, we are subject to legal actions alleging liability on our part. To cover claims arising out of the operations of our hospitals and outpatient rehabilitation facilities, we generally maintain professional malpractice liability insurance (subject to the above discussion regarding PHICO) and general liability insurance in amounts and with deductibles that we believe to be sufficient for our operations. We also maintain umbrella liability coverage covering claims which, due to their nature or amount, are not covered by our insurance policies. These insurance policies also do not cover punitive damages.

Competition

We compete primarily on the basis of pricing and quality of the patient services we provide. Our long term acute care hospitals face competition principally from general acute care hospitals in the communities in which we operate. General acute care hospitals usually have the capability to provide the same services we provide. Our hospitals also face competition from large national operators of similar facilities, such as Kindred Healthcare, Inc.

Our outpatient rehabilitation clinics face competition principally from locally owned and managed outpatient rehabilitation clinics in the communities they serve. Many of these clinics have longer operating histories and greater name recognition in these communities than our clinics, and they may have stronger relations with physicians in these communities on whom we rely for patient referrals. In addition, HealthSouth Corporation, which operates more outpatient rehabilitation clinics in the United States than we do, competes with us in a number of our markets.

Compliance program

Our compliance program

In late 1998, we voluntarily adopted our code of conduct, which is the basis for our company-wide compliance program. Our written code of conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a director of compliance and a director of clinical compliance who assist the compliance officer, a compliance committee and sub-committees, and employee education and training. We also have established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the code’s policies.

Operating our compliance program

We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends upon individual employee actions as well as company operations. As a result, we have adopted an operations team approach to compliance. Our corporate executives, with the assistance of corporate experts, designed the programs of the compliance committee. We use facility leaders in our compliance sub-committees for employee-level implementation of our code of conduct. This approach is intended to reinforce our company-wide commitment to operate in accordance with the laws and regulations that govern our business.

Compliance committee

Our compliance committee is made up of members of our senior management and in-house counsel. The compliance committee meets on a quarterly basis and reviews the activities, reports and operation of our compliance program. In addition, the compliance sub-committees meet on a regular basis and review compliance for each of our business divisions.

Compliance issue reporting

In order to facilitate our employees’ ability to report known, suspected or potential violations of our code of conduct, we have developed a system of anonymous reporting. This anonymous reporting may be accomplished through our toll-free compliance hotline or our compliance post office box. The compliance officer and the compliance committee are responsible for reviewing and investigating each compliance incident in accordance with the compliance department’s investigation policy.

Compliance monitoring and auditing/comprehensive training and education

Monitoring reports and the results of compliance for each of our business divisions are reported to the compliance committee on a quarterly basis. We train and educate our employees regarding the code of conduct, as well as the legal and regulatory requirements relevant to each employee’s work environment. New and current employees are required to sign a compliance certification form certifying that the employee has read, understood, and has agreed to abide by the code of conduct.

Policies and procedures reflecting compliance focus areas

We review our policies and procedures for our compliance program from to time to time in order to improve operations and to ensure compliance with requirements of standards, laws and regulations and to reflect the on-going compliance focus areas which have been identified by the compliance committee.

Internal audit

In addition to and in support of the efforts of our compliance department, during 2001 we established an internal audit function led by our full time internal auditor.

Availability of reports and other information

Our Internet website address is www.selectmedicalcorp.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed by us with the Securities and Exchange Commission pursuant to sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the Securities and Exchange Commission.

Facilities

We currently lease most of our facilities, including clinics, offices, long term acute care hospitals and the corporate headquarters. We lease all of our clinics and related offices, which, as of March 31, 2003, included 739 outpatient rehabilitation clinics throughout the United States and Canada. The outpatient rehabilitation clinics generally have a five-year lease term and include options to renew.

We also lease all of our hospital facilities except for one 176,000 square foot facility located in Houston, Texas. As of March 31, 2003, we had 68 hospital within a hospital leases and 3 freestanding building leases.

We generally seek a five-year lease for our hospitals, with an additional five-year renewal at our option. We lease our corporate headquarters, which is approximately 68,000 square feet, located in Mechanicsburg, Pennsylvania. We lease several other administrative spaces related to administrative and operational support functions. As of March 31, 2003, this comprised 22 locations throughout the U.S. with approximately 135,000 square feet in total.

Principal stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 31, 2003. The table includes:

•	each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All share amounts include shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of May 31, 2003. Options or warrants that are exercisable for common stock and other ownership rights in common stock that vest within 60 days of the date of this proxy statement are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Number of shares
		beneficially
		owned including
	Options and	options and
	warrants	warrants	Percent of
5% Beneficial owners, directors	exercisable	exercisable within	shares
and named executive officers	within 60 days	60 days	outstanding

Entities affiliated with Welsh, Carson, Anderson & Stowe VII, L.P.(a)	—	9,544,397	20.1%
Entities affiliated with GTCR Golder, Rauner, L.L.C.(b)	—	3,901,402	8.2
Entities affiliated with Thoma Cressey Equity Partners(c)	—	3,549,297	7.5
Rocco A. Ortenzio(d)	3,350,944	5,972,565	11.7
Robert A. Ortenzio(e)	1,288,697	2,642,060	5.4
Russell L. Carson(f)	—	9,940,778	21.0
Bryan C. Cressey(g)	—	7,579,327	16.0
Meyer Feldberg	7,160	7,160	*
James E. Dalton, Jr.	7,160	7,160	*
LeRoy S. Zimmerman	43,201	51,380	*
Leopold Swergold(h)	7,160	262,567	*
David S. Chernow(i)	4,280	16,800	*
Patricia A. Rice(j)	211,677	422,299	*
Martin F. Jackson(k)	184,830	235,330	*
Edward R. Miersch	47,168	49,587	*
All executive officers and directors as a group (17 persons)	5,461,619	27,410,253	51.7%

* Less than 1%

(a)	Common shares held include 2,282,337 shares held by WCAS Capital Partners III, L.P., 6,834,549 shares held by Welsh, Carson, Anderson & Stowe VII, L.P. and 427,511 shares held by Welsh, Carson, Anderson & Stowe Healthcare Partners, L.P. The general partners of Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Capital Partners III, L.P. are WCAS VII Partners, L.P. and WCAS CP III, L.L.C., respectively. Bruce K. Anderson, Russell L. Carson, Anthony J. DeNicola, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan Rather and Patrick J. Welsh are general partners of WCAS VII Partners and managing members of WCAS CP III. The general partner of WCAS Healthcare Partners, L.P. is WCAS HP Partners. Russell L. Carson and Patrick J. Welsh are partners of WCAS HP Partners. Accordingly, each of the individuals listed above may be deemed a beneficial owner of the shares owned by these entities. Shares listed as beneficially owned by affiliates of Welsh, Carson, Anderson & Stowe VII, L.P. do not include any shares owned of record by these individuals. Welsh, Carson, Anderson & Stowe VII, L.P.’s business address is 320 Park Avenue, Suite 2500, New York, New York 10022.

(b)	Common shares held include 5,786 shares held by GTCR Associates V, 39 shares held by GTCR Associates VI, 17,364 shares owned by GTCR Fund VI, L.P., 124 shares held by GTCR VI Executive Fund L.P. and 3,878,089 shares owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. GTCR V, L.P. is the general partner of Golder, Thoma, Cressey, Rauner Fund V, L.P., and the managing general partner of GTCR Associates V. Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR V., L.P. GTCR Partners VI, L.P. is the general partner of GTCR Fund VI, L.P. and GTCR Executive Fund VI, L.P., and the managing general partner of GTCR Associates VI. GTCR Golder Rauner, L.L.C. is the general partner of GTCR Partners VI, L.P. GTCR Golder Rauner, L.L.C.’s business address is 6100 Sears Tower, Chicago, IL 60606.

(c)	Common shares held include 3,514,159 shares owned by Thoma Cressey Fund VI, L.P. and 35,138 shares held by Thoma Cressey Friends Fund VI, L.P. TC Partners VI, L.P. is the general partner of Thoma Cressey Fund VI, L.P. and Thoma Cressey Friends Fund VI, L.P. Thoma Cressey Equity Partners, Inc. is the general partner of the TC Partners VI, L.P. Thoma Cressey Fund VI, L.P.’s business address is 233 S. Wacker Drive, 92nd Floor, Chicago, IL 60606-6402.

(d)	Includes 246,857 common shares owned by Select Healthcare Investors I, L.P. Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and Chief Executive Officer, is the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Healthcare Investors I, L.P. that exceed his pecuniary interest therein. Includes 4,175 shares owned by Select Investments I, a Pennsylvania general partnership and 14,002 shares owned by Select Investments III, L.P., a Pennsylvania limited partnership. Mr. Ortenzio is the managing partner and a 25% owner of Select Investments I, and the general partner and a 70% owner of Select Investments III, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Investments I and Select Investments III that exceed his pecuniary interest in such partnerships. Includes 4,429 shares owned by the R.A. Ortenzio Family Partnership, L.P., of which Mr. Ortenzio is a general partner. Mr. Ortenzio disclaims beneficial ownership of any shares owned by the R. A. Ortenzio Family Partnership that exceed his pecuniary interest therein. Also includes 5,200 shares held by Nancy Ortenzio, spouse of Rocco A. Ortenzio. Rocco A. Ortenzio’s business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055.

(e)	Includes 44,169 common shares owned by the Ortenzio Family Partnership, L.P., of which Robert A. Ortenzio is the general partner, and 246,857 common shares owned by Select Healthcare Investors I, L.P. Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and President, is the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Healthcare Investors I, L.P. that exceed his pecuniary interest therein. Also includes 4,429 shares owned by the R.A. Ortenzio Family Partnership and 4,175 shares owned by Select Investments I. Mr. Ortenzio is a general partner of each of the R.A. Ortenzio Family Partnership, L.P. and Select Investments I, and disclaims beneficial ownership of any shares held by the R.A. Ortenzio Family Partnership and Select Investments I to the extent it exceeds his pecuniary interest in such partnerships. Robert A. Ortenzio’s business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055.

(f)	Includes 9,544,397 common shares owned by Welsh, Carson, Anderson & Stowe VII, L.P. and its affiliates. Mr. Carson is a principal of Welsh, Carson, Anderson & Stowe VII, L.P.

(g)	Includes 3,549,297 common shares owned by Thoma Cressey Fund VI, L.P. and its affiliates. Mr. Cressey is a principal of Thoma Cressey Equity Partners. Common shares beneficially owned also include 3,878,089 shares owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. and 5,786 shares owned by GTCR Associates V. Mr. Cressey is a principal of Golder, Thoma, Cressey, Rauner, Inc., which is the general partner of GTCR V, L.P. Mr. Cressey disclaims beneficial ownership of any shares that exceed his pecuniary interest in the entities affiliated with GTCR Golder Rauner, L.L.C. and Thoma Cressey Equity Partners.

(h)	Common shares held include 100,732 shares owned by Anvers, L.P., 40,640 shares owned by Anvers II, L.P., 60,000 shares owned by Anvers Healthcare Investments, L.P. and 40,000 shares owned by Anvers Healthcare Investors International, Ltd. Mr. Swergold is the senior managing director of FSIP, LLC, which is the general partner of Anvers, L.P., Anvers II, L.P. and Anvers Healthcare Investments, L.P., and Subadvisor to Furman Selz Management (BVI) Ltd., the general partner of Anvers Healthcare Investors International, Ltd. Also includes 1,035 shares held by Jane Swergold, spouse of Leopold Swergold.

(i)	Includes 11,520 shares held by David S. Chernow and Elizabeth A. Chernow as tenants in common.

(j)	Includes 177,290 common shares issued to Patricia A. Rice and Jesse W. Rice as Trustees under the Patricia Ann Rice Living Trust, and 32,832 common shares held in an I.R.A. with Mellon PSFS as custodian for the benefit of Patricia A. Rice.

(k)	Includes 2,000 shares owned by children living in the same household.

Description of other indebtedness

For purposes of this Description of other indebtedness, references to “we,” “us” or “Select” do not include Select Medical Escrow. Select Medical Escrow is not a guarantor of either our senior credit facility or our 9 1/2% senior subordinated notes and is considered an unrestricted subsidiary for purposes of the indenture governing our 9 1/2% senior subordinated notes.

Senior credit facility

We are party to a credit facility with a syndicate of banks led by JPMorgan Chase Bank, as lender and administrative agent for the U.S. term loan and revolving credit facilities, and J.P. Morgan Bank Canada, as lender and administrative agent for the Canadian term loan facility. We have borrowed funds under the U.S. facilities and in the future are permitted to borrow funds under the U.S. revolving credit facility. Canadian Back Institute Limited, an Ontario corporation and our wholly owned subsidiary, has borrowed funds under the Canadian term loan facility. We and a majority of our U.S. subsidiaries have guaranteed our performance under this credit facility. Canadian Back Institute Limited and our Canadian subsidiaries have guaranteed the performance of Canadian Back Institute Limited under the Canadian term loan facility. Our direct and guarantee obligations, and the direct and guarantee obligations of our U.S. and Canadian subsidiaries, if any, are secured by a first priority lien on substantially all our assets and substantially all the assets of our U.S. and Canadian subsidiaries. The senior credit facility consists of the following:

	As of March 31, 2003
	Balance outstanding

U.S. revolving loans(a)	U.S.$	—
U.S. term loans	U.S.$	31,914,286
Canadian term loans	U.S.$	11,633,673

(a) As of March 31, 2003, we had $147.8 million of availability under our revolving credit facility.

The U.S. loans bear interest, at our option, at either of the following rates:

(i) the higher of:

—	the rate from time to time publicly announced by JPMorgan Chase Bank in New York City as its prime rate; and

—	the federal funds rate from time to time, plus 0.50%;

in each case plus an applicable rate which is:

—	based on a pricing grid depending on our leverage ratio at that time, ranging from 1.50% to 2.75% as the leverage ratio varies from below 2.00x to equal to or above 3.50x; or

(ii)	the London inter-bank offering rate adjusted for statutory reserves plus an applicable rate which varies depending on our leverage ratio at that time, ranging from 2.50% to 3.75% as the leverage ratio varies from below 2.00x to equal to or above 3.50x.

The Canadian term loans bear interest at the following rate:

the higher of:

—	the rate from time to time publicly announced by J.P. Morgan Bank Canada in Toronto as its reference rate for commercial loans denominated in Canadian dollars in Canada; and

—	the average discount rate applicable to bankers’ acceptances denominated in Canadian dollars with a term of one month appearing on the Reuters Screen CDOR Page plus 0.50% per annum;

—	in each case plus an applicable rate which is:

—	based on a pricing grid depending on our leverage ratio at that time, ranging from 1.50% to 2.75% as the leverage ratio varies from below 2.00x to equal to or above 3.50x.

The U.S. and Canadian term loans are repayable in quarterly installments pursuant to a predetermined payment schedule through September 22, 2005.

We also pay a commitment fee for the average daily unused commitment under the U.S. revolving credit commitment. The commitment fee varies depending on our leverage ratio at that time, ranging from 0.375% to 0.50% as the leverage ratio varies from below 2.00x to equal to or above 3.50x. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. We also pay participation and fronting fees for each letter of credit under the credit facility.

Canadian Back Institute Limited pays an acceptance fee on each date that a Canadian bill of exchange is accepted. The acceptance fee is based on the amount of the bill of exchange multiplied by the applicable rate as determined by using a pricing grid depending on our leverage ratio, and the length of term of the bill of exchange.

Loans and letters of credit under the U.S. revolving credit facility are available at any time prior to September 22, 2005, provided that all letters of credit must expire on or prior to September 15, 2005. The total borrowings we were permitted to have outstanding at March 31, 2003 under our U.S. revolving credit facility was $147.8 million, subject to specific requirements, including compliance with financial covenants, all of which would be senior to the notes.

We have the right to prepay any of the loans outstanding under the senior credit facility. There is no penalty if we prepay outstanding loans, except in limited circumstances involving Eurodollar loans. We also have the right to reduce or terminate the commitments of any class of loans under the credit facility. Any termination or reduction of the commitments of a class will be permanent.

The facility must be prepaid with the net proceeds in excess of $2 million in the aggregate of:

• specified asset sales;

•	proceeds received from the loss of assets where the proceeds are not applied to the replacement of the lost assets;

•	the issuance of equity interests, or the receipt of any capital contribution by us or any of our subsidiaries (other than to, or from, in the case of capital contributions, us or any of our subsidiaries, or to, or from, in the case of capital contributions, certain existing stockholders in connection with a permitted acquisition); and

•	the incurrence of indebtedness not permitted by the credit agreement.

These net proceeds will be applied to prepay the outstanding balances of the term loans and the bills of exchange. Depending on the leverage ratio at the applicable time, not more than 50% of the net proceeds from the issuance of equity interests by us or by our subsidiaries will be applied to prepay the outstanding balances. If the leverage ratio at the applicable time is not greater than 2.5 to 1.0, none of the net proceeds from the issuance of equity interests will be applied to prepay the outstanding balances of the credit facility loans.

The senior credit facility contains covenants and provisions that restrict, among other things, our ability to change the business we are conducting, declare dividends, make loans or investments, enter into transactions with our affiliates, use loan proceeds to purchase or carry margin stock, have contingent obligations or lease obligations, make acquisitions over a specific dollar amount, grant liens, incur additional indebtedness, sell assets, enter into joint ventures over a specific dollar amount, make payments to reduce amounts of outstanding subordinated indebtedness, fall below a minimum interest coverage ratio, fall below a fixed charge coverage ratio, exceed a leverage ratio, fall below a net worth and exceed a maximum amount of capital expenditures.

Description of Amendment to Senior credit facility

We are in the process of entering into an amendment of our senior credit facility which permits the issuance of the notes and the completion of the Kessler Acquisition. The amendment, among other things, also will exclude Select Medical Escrow from the requirements that it guarantee our obligations or execute any collateral security documents under the facility (until such time as either the Kessler Acquisition is completed or the Special Mandatory Redemption has occurred), permit the assets of Select Medical Escrow to be pledged in favor of the noteholders, allow us to invest certain amounts in Select Medical Escrow, and allow us to incur certain indebtedness and contingent obligations in connection with the Kessler Acquisition.

Select Medical Corporation’s 9 1/2% senior subordinated notes due 2009

On June 11, 2001, we issued $175.0 million aggregate principal amount of 9 1/2% senior subordinated notes due June 15, 2009. The notes were issued under an indenture dated as of June 11, 2001 between us and State Street Bank and Trust Company, N.A., (which is now known as U.S. Bank National Association) as Trustee. Interest on the notes is payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 2001. The notes are unsecured senior subordinated obligations of Select Medical, and are subordinated in right of payment to all existing and future senior indebtedness of Select Medical including Select’s obligations in respect of the senior credit facility. The notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our wholly-owned domestic subsidiaries, subject to certain exceptions.

There are no mandatory sinking fund payments for our 9 1/2% senior subordinated notes. We may at any time and from time to time purchase our 9 1/2% senior subordinated notes in the open market or otherwise.

Except as discussed below, our 9 1/2% senior subordinated notes cannot be redeemed prior to June 15, 2005.

Before June 15, 2004, our 9 1/2% senior subordinated notes may be redeemed on one or more occasions in an amount not to exceed 35% of the original principal amount of the 9 1/2% senior subordinated notes at a redemption price equal to 109 1/2% of the principal amount of the notes plus accrued and unpaid interest, with proceeds of certain offerings of common equity so long as at least 65% of the original principal amount of our 9 1/2% senior subordinated notes remain outstanding after each permitted redemption made with equity proceeds.

On and after June 15, 2005, all or a portion of our 9 1/2% senior subordinated notes will be redeemable at our option, upon not less than 30 nor more than 60 days’ notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount on the redemption date, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 15 of the year below:

Year	Percentage

2005	104.750%
2006	103.167
2007	101.583
2008 and thereafter	100.000

Upon a change of control of Select Medical, each holder of notes may require us to repurchase all or any portion of the holder’s notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

The indenture governing our 9 1/2% senior subordinated notes contains customary restrictive covenants for high yield securities, including, among others, limitations on our ability and the ability of our subsidiaries to:

• incur additional debt;

• incur debt that is junior to our senior debt but senior to the notes;

•	pay dividends and redeem stock or redeem subordinated debt;

•	incur or permit to exist certain liens;

•	enter into agreements that restrict dividends from subsidiaries;

•	sell assets;

•	enter into transactions with affiliates;

•	sell capital stock of subsidiaries;

•	merge or consolidate; and

•	enter different lines of business

The covenants listed above are subject to certain exceptions and limitations described in the indenture governing our 9 1/2% senior subordinated notes.

Our 9 1/2% senior subordinated notes have been registered under the Securities Act of 1933.

This summary of the material provisions of our 9 1/2% senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing our 9 1/2% senior subordinated notes.

Seller notes

We are obligated to repay seller notes that we issued or assumed as a result of certain acquisitions we have made. These seller notes typically have three to five year terms, with varying interest rates. Some, but not all of the notes, are subordinated to our senior indebtedness. At March 31, 2003, the aggregate outstanding principal amount we owed under these seller notes was $7.1 million. In addition, certain of Kessler’s subsidiaries have seller notes outstanding. At March 31, 2003 the aggregate outstanding principal amount Kessler owed under these seller notes that will remain outstanding after the closing was $1.9 million.

Index to consolidated financial statements

SELECT MEDICAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

WITH REPORT OF INDEPENDENT ACCOUNTANTS

Report of independent accountants

To the Board of Directors and Stockholders

of Select Medical Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows present fairly, in all material respects, the consolidated financial position of Select Medical Corporation and its subsidiaries (the Company) as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company changed its method of accounting for goodwill and intangible assets in 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

Harrisburg, Pennsylvania

March 5, 2003, except as to note 11 for
which the date is July 11, 2003

Select Medical Corporation

Consolidated balance sheets

	December 31,

(In thousands, except share and per share amounts)	2001	2002

ASSETS
Current Assets:
Cash and cash equivalents	$10,703	$56,062
Accounts receivable, net of allowance for doubtful accounts of $79,815 and $79,889 in 2002 and 2001, respectively	218,393	233,105
Current deferred tax asset	28,945	40,125
Other current assets	18,444	17,601

Total Current Assets	276,485	346,893
Property and equipment, net	92,005	114,707
Goodwill	199,850	196,887
Trademark	37,875	37,875
Intangible assets	9,532	8,969
Non-current deferred tax asset	6,674	7,995
Other assets	28,424	25,733

Total Assets	$650,845	$739,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdrafts	$6,083	$11,121
Current portion of long-term debt and notes payable	26,774	29,470
Accounts payable	33,520	38,590
Accrued payroll	27,160	34,891
Accrued vacation	12,820	15,195
Accrued restructuring	1,819	800
Accrued other	23,568	36,306
Income taxes payable	1,735	23,722
Due to third party payors	16,257	26,177

Total Current Liabilities	149,736	216,272
Long-term debt, net of current portion	261,649	230,747

Total Liabilities	411,385	447,019
Commitments and Contingencies (Note 17)
Minority interest in consolidated subsidiary companies	5,176	5,622
Stockholders’ Equity:
Common stock— $.01 per value: Authorized shares— 200,000,000 in 2002 and 2001, Issued shares— 46,676,000 and 46,488,000 in 2002 and 2001, respectively	465	467
Capital in excess of par	231,349	236,183
Retained earnings	5,924	50,155
Treasury stock, at cost— 461,000 shares in 2001	(1,560)	—
Accumulated other comprehensive loss	(1,894)	(387)

Total Stockholders’ Equity	234,284	286,418

Total Liabilities and Stockholders’ Equity	$650,845	$739,059

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated statements of operations

	For the Year Ended December 31,

(In thousands, except per share amounts)	2000	2001	2002

Net operating revenues	$805,897	$958,956	$1,126,559

Costs and expenses:
Cost of services	656,461	776,295	922,553
General and administrative	28,431	35,630	39,409
Bad debt expense	29,335	35,013	37,318
Depreciation and amortization	30,401	32,290	25,836

Total costs and expenses	744,628	879,228	1,025,116

Income from operations	61,269	79,728	101,443
Other income and expense:
Loss on early retirement of debt	6,247	14,223	—
Interest income	(939)	(507)	(596)
Interest expense	36,126	29,716	27,210

Income before minority interests and income taxes	19,835	36,296	74,829
Minority interest in consolidated subsidiary companies	4,144	3,491	2,022

Income before income taxes	15,691	32,805	72,807
Income tax expense	9,979	3,124	28,576

Income	5,712	29,681	44,231
Less: Preferred dividends	8,780	2,513

Net income (loss) available to common stockholders	$(3,068)	$27,168	$44,231

Net income (loss) per common share:
Basic income (loss) per common share	$(0.12)	$0.68	$0.95

Diluted income (loss) per common share	$(0.12)	$0.62	$0.90

Weighted average shares outstanding:
Basic	25,457	39,957	46,464
Diluted	25,457	45,464	49,128

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated statements of changes in stockholders’

equity and comprehensive income (loss)

		Common		Retained		Accumulated
		Stock	Capital in	Earnings/		Other
	Common	Par	Excess of	(Accumulated	Treasury	Comprehensive	Comprehensive
(In thousands)	Stock	Value	Par	Deficit)	Stock	Loss	Income

Balance at December 31, 1999	25,525	$255	$79,502	$(29,469)	$(829)	$(22)
Net income				5,712			$5,712
Other comprehensive loss						(10)	(10)

Total comprehensive income							$5,702

Issuance of common stock	172	2	1,116
Purchase of treasury stock					(210)
Issuance of warrants			1,104
Valuation of non-employee options			127
Preferred stock dividends			(8,780)

Balance at December 31, 2000	25,697	257	73,069	(23,757)	(1,039)	(32)
Net income				29,681			$29,681
Other comprehensive loss						(1,862)	(1,862)

Total comprehensive income							$27,819

Issuance of common stock in connection with initial public offering, net of issuance costs of $2,262	10,350	104	89,077
Conversion of Class B Preferred Stock	9,216	92	59,908
Stock issued to acquire minority interest	523	5	4,968
Purchase of treasury stock					(521)
Issuance of common stock	702	7	4,327
Tax benefit of stock option exercises			2,513
Preferred stock dividends			(2,513)

Balance at December 31, 2001	46,488	465	231,349	5,924	(1,560)	(1,894)
Net income				44,231			$44,231
Other comprehensive income						1,507	1,507

Total comprehensive income							$45,738

Issuance of common stock	649	6	4,095
Retirement of treasury stock	(461)	(4)	(1,556)		1,560
Valuation of non-employee options			56
Tax benefit of stock option exercises			2,239

Balance at December 31, 2002	46,676	$467	$236,183	$50,155	$—	$(387)

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated statements of cash flows

	For the Year Ended
	December 31,

(In thousands)	2000	2001	2002

Operating activities
Net income	$5,712	$29,681	$44,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,401	32,290	25,836
Provision for bad debts	29,335	35,013	37,318
Deferred income taxes	-	(5,903)	8,878
Loss on sale of assets	111	-	-
Loss on early retirement of debt	6,247	14,223	-
Minority interests	4,144	3,491	2,022
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(36,964)	(49,432)	(53,893)
Other current assets	(2,692)	(456)	(387)
Other assets	(5,019)	1,053	2,671
Accounts payable	1,380	4,715	3,887
Due to third-party payors	(17,673)	14,746	12,979
Accrued expenses	(17)	14,023	22,456
Income taxes	7,548	2,326	14,814

Net cash provided by operating activities	22,513	95,770	120,812

Investing activities
Purchases of property and equipment, net	(22,430)	(24,011)	(43,183)
Escrow receivable	29,948	-	-
Proceeds from disposal of assets held for sale	13,000	-	-
Proceeds from disposal of assets	2,947	808	-
Earnout payments	(3,430)	(5,660)	(928)
Acquisition of businesses, net of cash acquired	(5,838)	(33,084)	(9,937)

Net cash provided by (used in) investing activities	14,197	(61,947)	(54,048)

Financing activities
Issuance of 9 1/2% Senior Subordinated Notes	-	175,000	-
Net repayments on credit facility debt	(12,000)	(98,320)	(22,672)
Repayment of 10% Senior Subordinated Notes	-	(90,000)	-
Principal payments on seller and other debt	(27,577)	(19,030)	(6,173)
Proceeds from initial public offering, net of fees	-	89,181	-
Proceeds from issuance of common stock	1,118	4,334	4,101
Acquisition of treasury stock	(210)	-	-
Redemption of Class A Preferred Stock	(11)	(52,838)	-
Payment of Class A and Class B Preferred Stock Dividends	-	(19,248)	-
Proceeds from (payments of) bank overdrafts	7,253	(8,135)	5,038
Payment of deferred financing costs	(4,563)	(4,681)	(67)
Distributions to minority interests	(1,626)	(2,427)	(1,650)

Net cash used in financing activities	(37,616)	(26,164)	(21,423)

Effect of exchange rate changes on cash and cash equivalents	(10)	(107)	18

Net increase (decrease) in cash and cash equivalents	(916)	7,552	45,359
Cash and cash equivalents at beginning of period	4,067	3,151	10,703

Cash and cash equivalents at end of period	$3,151	$10,703	$56,062

Supplemental Cash Flow Information
Cash paid for interest	$36,125	$30,547	$24,858
Cash paid for income taxes	$3,476	$6,017	$5,352

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Notes to consolidated financial statements

1. Organization and significant accounting policies

Business description

Select Medical Corporation and its subsidiaries (the “Company”) was formed in December 1996 and commenced operations during February 1997 upon the completion of its first acquisition. The Company provides long-term acute care hospital services through its Select Specialty Hospital division and provides physical, occupational, and speech rehabilitation services through its outpatient divisions. Select Specialty Hospital division owns and operates long-term acute care hospitals. These hospitals, which average approximately 30 to 40 beds in size, operate generally in space leased within general acute care hospitals. These hospitals offer intensive nursing care, vent weaning, and therapy services to high acuity patients who require long lengths of hospital care before being discharged to a nursing home or home care environment. At December 31, 2000, 2001 and 2002, the Company operated 54, 64 and 72 long-term acute care hospitals, respectively. The Company’s outpatient divisions provide rehabilitation services in outpatient clinics owned or managed by the Company and under therapy contracts with nursing homes, schools, hospitals, and home care agencies. At December 31, 2000, 2001, and 2002, the Company operated 679, 717, and 737 outpatient clinics, respectively. At December 31, 2000, 2001 and 2002, the Company had operations in Canada and 35, 37 and 38 states, respectively.

Reclassifications

Certain reclassifications including those required under SFAS 145 (see note 11) have been made to prior-year amounts in order to conform to the current-year presentation.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, limited liability companies and limited partnerships the Company and its subsidiaries control through ownership of general and limited partnership interests. All significant intercompany balances and transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market.

Property and equipment

Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements	5 years
Furniture and equipment	2–10 years
Buildings	40 years

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No 144), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and trade receivables. The Company invests its excess cash with large banks. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company’s facilities and non-governmental third-party payors, Medicare represents the Company’s only concentration of credit risk.

Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered.

Intangible assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated fair value is determined utilizing the expected present value of the future cash flows of the units.

Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed. Company management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets other than goodwill primarily consist of the values assigned to trademarks. Management Service

Agreements (“MSA’s”) represent consideration paid to therapists’ groups for entering into MSA’s with the Company. The Company’s MSA’s are for a term of 20 years with renewal options. Management believes that the estimated useful lives established at the dates of each transaction were reasonable based on the economic factors applicable to each of the businesses.

The useful life of each class of intangible asset is as follows:

Goodwill	Indefinite
Trademarks	Indefinite
Management services agreements	20 years

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No 144), the Company reviews the realizability of long-lived assets, certain intangible assets and goodwill whenever events or circumstances occur which indicate recorded costs may not be recoverable. In addition, the Company also analyzes the recovery of long-lived assets on an enterprise basis.

If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

Due to third-party payors

Due to third-party payors represents the difference between amounts received under interim payment plans from third-party payors for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of cost reports.

Insurance risk programs

The Company is insured for malpractice claims based on a claims made or claims incurred policy purchased in the commercial market. A liability is estimated for the premium cost for tail coverage. If coverage is cancelled or not renewed, the Company has the right to purchase an extended reporting period (“tail”) within thirty days of policy termination for claims made after policy termination, but prior to the policy retroactive date. The cost will be calculated using the rates and rules in effect by the insurance company when the extended reporting period begins.

Certain insurable risks such as workers’ compensation are insured through a captive insurance company where the Company assumes direct responsibility for lower dollar claims and shares the risk of high dollar claims with the members of the captive. Accruals for claims under the captive insurance program are recorded on a claims-incurred basis.

Minority interests

The interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by the Company are reported on the consolidated balance sheets as minority interests. Minority interests reported in the consolidated statements of operations reflect the respective interests in the income or loss of the subsidiaries, limited liability companies and limited partnerships attributable to the other parties, the effect of which is removed from the Company’s consolidated results of operations.

Treasury stock

Treasury stock is carried at cost, determined by the first-in, first-out method. During 2002, the Company retired 461,000 shares of treasury stock.

Revenue recognition

Net operating revenues consists of patient, contract therapy, and management services revenues and are recognized as services are rendered.

Patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Accounts receivable resulting from such payment arrangements are recorded net of contractual allowances. Net operating revenues generated directly from the Medicare program represented approximately 35%, 37% and 40% of the Company’s consolidated net operating revenues for the years ended December 31, 2000, 2001 and 2002, respectively. Approximately 30% of the Company’s gross accounts receivable at December 31, 2001 and 2002 are from this payor source. Medicare payments received by a majority of the Company’s specialty hospitals are paid under a cost-based reimbursement methodology and are subject to final settlement based on administrative review and audit by third parties.

On August 30, 2002, the Centers for Medicare & Medicaid Services (“CMS”) published final regulations establishing a prospective payment system for Medicare payment of long-term acute care hospitals (“LTCH-PPS”), which replaces the reasonable cost-based payment system previously in effect. Under LTCH-PPS, each discharged patient will be assigned to a distinct long-term care diagnosis-related group (“LTC-DRG”), and a long-term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). As required by Congress, LTC-DRG payment rates have been set to maintain budget neutrality with total expenditures that would have been made under the reasonable cost-based payment system.

LTCH-PPS is being phased in over a five-year transition period, during which a long-term care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment is 20% for a hospital’s cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payments. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payments (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period. Through December 31, 2002, 13 of the Company’s hospitals have implemented LTCH-PPS pursuant to the new regulations. Twelve of these hospitals elected to be paid solely on the basis of the LTC-DRG payments.

Contract therapy revenues are comprised primarily of billings for services rendered to nursing homes, hospitals, schools and other third parties under the terms of contractual arrangements with these entities.

Management services revenues represent revenues earned under management service agreements with professional corporations and associations in the business of providing physical, occupational, and speech therapy. Management fee receivables resulting from such management services are included in other assets.

Significant reductions in the patient service revenues generated in a hospital may occur if the Company is unable to maintain the certification of the hospital as a long-term acute care hospital (LTACH) in accordance with Medicare regulations. Additionally, the majority of the Company’s hospitals operate in space leased from general acute care hospitals (host hospitals); consequently, these hospitals are also subject to Medicare “Hospital within Hospital” (HIH) regulations in addition to the general LTACH regulations. The HIH regulations are designed to ensure that the hospitals are organizationally and functionally independent of their host hospital. If an LTACH located in a host hospital fails to meet the HIH regulations it also loses its status as an LTACH. These determinations are made on an annual basis. Management believes its LTACH’s are in compliance with the Medicare regulations regarding HIH’s and LTACH’s and that it will be able to meet the tests to maintain the future status of its hospitals as LTACH’s under the current Medicare regulations.

The LTCH-PPS regulations refined the criteria that must be met in order for a hospital to be classified as a long-term acute care hospital that is exempt from the prospective payment system applicable to short-term acute care hospitals. For cost reporting periods beginning on or after October 1, 2002, a long-term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients.

Foreign currency translations

The Company uses the local currency as the functional currency for its Canadian operations. All assets and liabilities of foreign operations are translated into U.S. dollars at year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments impacting comprehensive income (loss) are recorded as a separate component of stockholders’ equity. The cumulative translation adjustment was a loss of $32,000, $317,000 and $74,000 at December 31, 2000, 2001 and 2002, respectively.

Financial instruments and hedging

Effective January 1, 2001, the Company adopted SFAS No. 133. Since the Company had no derivative financial instruments at January 1, 2001, there was no cumulative effect upon adoption. The Company enters into various instruments, including derivatives, to manage interest rate and foreign exchange risks. Derivatives are limited in use and not entered into for speculative purposes. The Company enters into interest rate swaps to manage interest rate risk on a portion of its long-term borrowings. Interest rate swaps are reflected at fair value in the consolidated balance sheet and the related gains or losses are deferred in stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are then amortized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in income. At December 31, 2001 and 2002 the fair value of the interest rate swap arrangement was $1,577,000, and $313,000, respectively. To the extent that any derivative instrument is not designated as a hedge under SFAS No. 133, the gains and losses are recognized in income based on fair market value.

Basic and diluted net income (loss) per share

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during each year. Diluted net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants and convertible preferred stock, if dilutive.

Recent accounting pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect FIN 46 to have a material impact on its financial statements.

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company has applied the disclosure provisions in SFAS No. 148 in its consolidated financial statements and the accompanying notes.

As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), the Company has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plans. Had compensation costs for the Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, approximately $241,000, $4,454,000 and $10,326,000 of additional compensation expense, net of tax, would have been recognized during the years ended December 31, 2000, 2001 and 2002, respectively.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model assuming no dividend yield, volatility of 39% in 2001 and 2002 and no volatility in 2000 (before the initial public offering), an expected life of four years from the date of vesting and a risk free interest rate of 5.9%, 4.4% and 3.4% in 2000, 2001 and 2002, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma net earnings and earnings per share assuming compensation costs had been recognized consistent with the fair value method under SFAS No. 123 were as follows:

	For the Year Ended December 31,

	2000	2001	2002

Net income (loss) available to common stockholders— as reported	$(3,068,000)	$27,168,000	$44,231,000
Net income (loss) available to common stockholders— pro forma	(3,309,000)	22,714,000	33,905,000
Weighted average grant-date fair value	0.93	4.54	7.08
Basic earnings (loss) per share—as reported	(0.12)	0.68	0.95
Basic earnings (loss) per share—pro forma	(0.13)	0.57	0.73
Diluted earnings (loss) per share—as reported	(0.12)	0.62	0.90
Diluted earnings (loss) per share—pro forma	(0.13)	0.52	0.69

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company does not expect FIN 45 to have a material impact on its financial position or results of operations.

In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS No. 146 is required with the beginning of fiscal year 2003. The Company does not anticipate a significant impact on its results of operations from adopting this Statement.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” As a result of rescinding SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. The Company reported extraordinary items in 2000 and 2001 as a result of debt extinguishments. The provisions of SFAS 145 that affect the Company are effective for fiscal periods beginning after May 15, 2002, although early adoption of SFAS 145 is permitted. The Company believes that the adoption of SFAS 145 will require the reclassification of its extraordinary items recorded in 2000 and 2001 to the other income and expense category of its consolidated statement of operations. In accordance with the provisions of SFAS No. 145, the Company adopted this pronouncement in the first quarter of 2003.

2. Acquisitions, disposal and management services agreements

For the year ended December 31, 2002

During 2002, the Company acquired controlling interests in seven outpatient therapy businesses. Outpatient therapy acquisitions consisted of Healthcare Motivations, Inc. on April 8, 2002, Pacific Coast Rehabilitation Physiotherapist Corporation on May 22, 2002, Physiotherapy Moncton Inc. and Canadian Back Rehabilitation Centre Limited on July 31, 2002, Halifax Physiotherapy and Sports Injuries Clinic Limited on September 30, 2002 and 1217406 Ontario Limited and Workplace Wellness on October 31, 2002.

For the year ended December 31, 2001

Certain outpatient rehabilitation subsidiaries had minority equity owners whose purchase agreements allowed them to sell all or part of their interest to the Company in the event of an initial public offering. During 2001, the Company completed the repurchase of all or part of the minority interests of NW Rehabilitation Associates, LP, P.T. Services, Inc., Avalon Rehabilitation and Healthcare, LLC, Kentucky Orthopedic Rehabilitation, LLC and Canadian Back Institute Limited. Total consideration for these acquisitions totaled $15.9 million, including $10.9 million cash and $5.0 million of common stock.

During 2001, the Company acquired controlling interests in two outpatient therapy businesses. Outpatient therapy acquisitions consisted of Metro Therapy, Inc. on September 5, 2001 and Healthcare Innovations, Inc. on November 15, 2001.

For the year ended December 31, 2000

During 2000, the Company acquired controlling interests in four outpatient therapy businesses. Outpatient therapy acquisitions consisted of Delta Rehab Group, Inc. on January 20, 2000, S.T.A.R Rehab, Inc. on March 31, 2000, Crisan Physiotherapy and Sports Medicine Center, P.A. on May 31, 2000 and Rehab Health, Inc. on July 31, 2000.

Information with respect to businesses acquired in purchase transactions is as follows:

	For the Year Ended December 31,

	2000	2001	2002

Cash paid (net of cash acquired)	$5,838,000	$33,084,000	$9,937,000
Notes issued	3,207,000	4,100,000	1,864,000
Common stock issued	-	4,973,000	-

	9,045,000	42,157,000	11,801,000
Liabilities assumed	255,000	2,357,000	345,000

	9,300,000	44,514,000	12,146,000
Fair value of assets acquired, principally accounts receivable and property and equipment	1,606,000	9,048,000	4,191,000
Minority interest liabilities relieved	-	8,268,000	70,000

Cost in excess of fair value of net assets acquired (goodwill)	$7,694,000	$27,198,000	$7,885,000

The proforma information relative to these acquisitions required under SFAS 141 has been excluded due to immateriality.

3. Property and equipment

Property and equipment consists of the following:

	December 31,

	2001	2002

Land	$501,000	$501,000
Leasehold improvements	46,325,000	64,317,000
Buildings	17,000,000	17,970,000
Furniture and equipment	87,154,000	112,942,000
Construction-in-progress	1,578,000	4,085,000

	152,558,000	199,815,000
Less: accumulated depreciation and amortization	60,553,000	85,108,000

Total property and equipment	$92,005,000	$114,707,000

4. Intangible assets

Effective January 1, 2002, the Company adopted SFAS No. 142. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually, or more frequently if impairment indicators arise. Additionally, a transitional impairment test is required within six months of the date of adoption utilizing data as of the beginning of the year. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated fair value is determined utilizing the expected present value of the future cash flows of the units.

During the quarter ended March 31, 2002, the Company conducted its initial transition test. In all instances, the estimated fair value of the reporting units exceeded their book values and therefore no write-down of goodwill was required at January 1, 2002.

Amortization expense for intangible assets with finite lives for the year ended December 31, 2002 was $665,000. Estimated amortization expense for intangible assets for each of the five years commencing January 1, 2003 will be approximately $553,000.

Intangible assets consist of the following:

	As of December 31, 2002

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets
Management services agreements	$11,404,000	$(2,435,000)

Unamortized intangible assets
Goodwill	$196,887,000
Trademarks	37,875,000

Total	$234,762,000

	As of December 31, 2001

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets
Management services agreements	$11,329,000	$(1,797,000)

Unamortized intangible assets
Goodwill	$199,850,000
Trademarks	37,875,000

Total	$237,725,000

The following table reflects unaudited pro forma results of operations, net of related tax effect, of the Company, giving effect to SFAS No. 142 as if it were adopted on January 1, 2000:

	For the Year Ended December 31,

	2000	2001	2002

Reported net income (loss) available to common stock holders	$(3,068,000)	$27,168,000	$44,231,000
Add back: Goodwill amortization	4,895,000	4,740,000	-
Add back: Trademark amortization	686,000	610,000	-

Adjusted net income available to common stockholders	$2,513,000	$32,518,000	$44,231,000

	For the Year Ended December 31,

	2000	2001	2002

Basic earnings per share:
Reported net income (loss) per common share	$(0.12)	$0.68	$0.95
Goodwill Amortization	0.19	0.12	-
Trademark amortization	0.03	0.01	-

Adjusted net income per common share	$0.10	$0.81	$0.95

Diluted earnings per share:
Reported net income (loss) per common share	$(0.12)	$0.62	$0.90
Goodwill Amortization	0.19	0.11	-
Trademark amortization	0.03	0.01	-

Adjusted net income per common share	$0.10	$0.74	$0.90

The changes in the carrying amount of goodwill for the Company’s reportable segments for the years ended December 31, 2001 and 2002 are as follows:

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Balance as of January 1, 2001	$88,145,000	$113,729,000	$599,000	$202,473,000
Goodwill acquired during year	-	27,198,000	-	27,198,000
Income tax benefits recognized	-	(26,564,000)	-	(26,564,000)
Earn-out payments	-	5,660,000	-	5,660,000
Translation adjustment	-	(1,113,000)	-	(1,113,000)
Amortization	(3,754,000)	(4,002,000)	(15,000)	(7,771,000)
Other	-	(33,000)	-	(33,000)

Balance as of December 31, 2001	84,391,000	114,875,000	584,000	199,850,000
Goodwill acquired during year	-	7,885,000	-	7,885,000
Income tax benefits recognized	-	(11,938,000)	-	(11,938,000)
Earn-out payments	-	928,000	-	928,000
Translation adjustment	-	192,000	-	192,000
Other	-	(30,000)	-	(30,000)

Balance as of December 31, 2002	$84,391,000	$111,912,000	$584,000	$196,887,000

5. Restructuring reserves

During December 1998, the Company recorded a $7,648,000 restructuring reserve in connection with the acquisition of Intensiva Healthcare Corporation. The Company also recorded a restructuring reserve of $5,743,000 in 1999 related to the NovaCare acquisition. The reserves primarily included costs associated with workforce reductions of 25 and 162 in 1998 and 1999, respectively, and lease buyouts in accordance with the Company’s qualified restructuring plan. During 2000, the Company revised its estimates for the NovaCare termination costs, severance liabilities and the anticipated closure of two central billing offices related to the NovaCare acquisition. The reserves for the billing office closures primarily included costs associated with lease buyouts and workforce reductions of 67 employees. These changes in estimates have been reflected as an adjustment to the purchase price of NovaCare.

The following summarizes the Company’s restructuring activity:

	Lease
	Termination
	Costs	Severance	Other	Total

January 1, 2000	$7,214,000	$700,000	$1,443,000	$9,357,000
Revision of estimate	214,000	841,000	184,000	1,239,000
Amounts paid in 2000	(3,743,000)	(601,000)	(1,551,000)	(5,895,000)

December 31, 2000	3,685,000	940,000	76,000	4,701,000
Revision of estimate	55,000	106,000	-	161,000
Amounts paid in 2001	(2,053,000)	(914,000)	(76,000)	(3,043,000)

December 31, 2001	1,687,000	132,000	-	1,819,000
Amounts paid in 2002	(899,000)	(120,000)	-	(1,019,000)

December 31, 2002	$788,000	$12,000	$-	$800,000

All employees to be terminated have been severed and the Company expects to pay out the remaining restructuring reserves through 2005.

6. Long-term debt and notes payable

The components of long-term debt and notes payable are shown in the following table:

	December 31,

	2001	2002

9 1/2% Senior Subordinated Notes	$175,000,000	$175,000,000
Senior Credit facility	96,782,000	74,110,000
Seller notes	14,849,000	8,869,000
Other	1,792,000	2,238,000

Total debt	288,423,000	260,217,000
Less: current maturities	26,774,000	29,470,000

Total long-term debt	$261,649,000	$230,747,000

On June 11, 2001, the Company issued and sold $175.0 million aggregate principle amount of 9 1/2% Senior Subordinated Notes due June 15, 2009. The net proceeds relating to the 9 1/2% Senior Subordinated Notes were used to repay debt under the Company’s senior credit facility and to repay 10% Senior Subordinated Notes. Deferred financing costs and discounts of $14,223,000 related to the repayments, were reflected as a loss on early retirement of debt in 2001. The 9 1/2% Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, by certain wholly owned subsidiaries (the “Subsidiary Guarantors”). Certain of the Company’s subsidiaries have not guaranteed the notes (the “Non-Guarantor Subsidiaries”). The creditors of the Non-Guarantor Subsidiaries have priority over the rights of the Company to receive dividends or distributions from such subsidiaries.

The senior credit facility consists of a term portion of approximately $74.1 million and a revolving credit portion of approximately $152.4 million. The term debt began quarterly amortization in September 2001, with a final maturity date of September 2005. The revolving commitment also matures in September 2005. Borrowings under the facility bear interest at either LIBOR or Prime rate, plus applicable margins based on financial covenant ratio tests. Borrowings bore interest at approximately 7.6% and 7.4% at December 31, 2001 and 2002, respectively. A commitment fee of .375% to .5% per annum is charged on the unused portion of the credit facility. Availability under the revolving credit facility at December 31, 2002 was approximately $147.8 million. The credit facility is collateralized by substantially all of the tangible and intangible assets of the Company and its subsidiaries, including all of the capital stock of its domestic subsidiaries and 65% of the capital stock of its direct foreign subsidiaries, and includes restrictions on certain payments by the Company, including dividend payments, minimum net worth requirements and other covenants. The Company is authorized to issue up to $10,000,000 in letters of credit. Letters of credit reduce the capacity under the revolving credit facility and bear interest at applicable margins based on financial covenant ratio tests. Approximately $4.4 million and $4.6 million in letters of credit were issued at December 31, 2001 and 2002, respectively.

In 1998 and 1999, the Company issued 10% Senior Subordinated Notes to a principal stockholder of the Company and had common shares attached which were recorded at the estimated fair market value on the date of issuance. The common shares issued were recorded as a discount to the Senior Subordinated Notes and were amortized using the interest method. In connection with the repayment of the 10% Senior Subordinated Notes in full during 2001, 240,048 shares of common stock were returned to the Company.

The Company’s obligations under its previous credit agreements, which were refinanced in 1999, were collateralized by guarantees of two of the Company’s principal stockholders. In connection with the debt guarantees, the Company and certain shareholders entered into a warrant agreement. The Company issued 864,000, 460,000 and 549,000 warrants to these shareholders in 1998, 1999 and 2000, respectively, that entitle the holder of each warrant to purchase one share of common stock at an exercise price of $6.08 per share or at a price equal to the lowest selling price of common shares sold by the Company after June 30, 1998. The warrants expire on June 30, 2003. The value of the warrants was accounted for as a financing cost and amortized over the term of the guarantees.

The Seller Notes relate to the acquisition of related businesses and require periodic payments of principal and interest that mature on various dates through 2007. Also, certain of the notes contain minimum net worth requirements. Interest rates are at 6% per annum.

Maturities of long-term debt for the years after 2003 are approximately as follows:

2004	$32,702,000
2005	22,957,000
2006	44,000
2007	44,000
2008 and beyond	175,000,000

7. Redeemable preferred stock and stockholders’ equity

Shareholder rights plan

On September 17, 2001, the Company’s Board of Directors adopted a Shareholder Rights Plan (the Rights Plan). Under the Rights Plan, rights were distributed as a dividend at the rate of one right for each share of common stock of the Company held by the shareholders of record as of the close of business on October 2, 2001. Until the occurrence of certain events, the rights are represented by and traded in tandem with the common stock. Each right will separate and entitle the shareholders to buy stock upon an occurrence of certain takeover or stock accumulation events. Should any person or group (Acquiring Person) acquire beneficial ownership of 15% or more of the Company’s common stock, each right not held by the Acquiring Person becomes the right to purchase, at an exercise price of $104, that number of shares of the Company’s common stock that at the time of the transaction, have a market value of twice the exercise price. In addition, if after a person or group becomes an Acquiring Person the Company merges, consolidates or engages in a similar transaction in which it does not survive, each holder has a “flip-over” right to buy discounted stock in the acquiring company. Certain of our principal stockholders will not be and cannot become an Acquiring Person and will not be counted as affiliates or associates of any other person in determining whether such person is an Acquiring Person under the Rights Plan.

Under certain circumstances, the rights are redeemable by the Company at a price of $0.001 per right. Further, if any person or group becomes an Acquiring Person, the Board of Directors has the option to exchange one share of common stock for each right held by any Person other than the Acquiring Person. The rights expire on September 17, 2011.

Class A preferred stock

The Company was authorized to issue 55,000 shares of cumulative, non-voting Class A Preferred Stock. The Company sold 48,000 shares of Class A Preferred Stock during 1998. The Class A Preferred Stock had an annual cash dividend rate of 8% per share, which accrued on a daily basis.

In connection with the Company’s initial public offering in April 2001, all outstanding Class A Preferred Stock was redeemed. The accrued dividends on the Class A Preferred Stock totaling $14.1 million were subsequently paid on May 2, 2001.

Class B preferred stock

In connection with the NovaCare acquisition in 1999, the Company sold 16,000,000 shares of Class B Preferred Stock at a price of $3.75 per share for net proceeds of $59,361,000. Each share of Class B preferred stock was convertible at any time, at the option of the stockholder, into ..576 shares of common stock. The Class B Preferred Stock had an annual cash dividend rate of 6% per share, which accrued on a daily basis.

In connection with the Company’s initial public offering in April 10, 2001, all 16,000,000 outstanding Class B Preferred Stock automatically converted into 9,216,000 shares of common stock. The accrued dividends on the Class B Preferred Stock totaling $5.2 million were paid on May 2, 2001.

Common stock

On April 10, 2001, the Company amended its Restated Certificate of Incorporation to increase the total common shares authorized to 200,000,000 from 78,000,000.

On March 28, 2001, the Company effected a 1 for .576 reverse split of its common stock. Accordingly, all common issued and outstanding share and per share information has been retroactively restated to reflect the effects of this reverse stock split.

In connection with the debt offering as described in Note 6, the Company repaid its 10% Senior Subordinated Notes which resulted in the return to the Company of 240,048 shares of common stock that were issued to WCAS Capital Partners III, L.P. in conjunction with the November 19, 1999 10% Senior Subordinated Notes.

Shares of common stock sold during 2000 totaled 172,000. The shares were issued to management at $6.51 for proceeds totaling $1,118,000. The Company purchased 32,000 shares as treasury stock during 2000 for $210,000.

8. Initial public offering

On April 10, 2001, the Company completed an initial public offering of 9,000,000 shares of its common stock at an offering price of $9.50 per share before an underwriters discount of $.665 per share. On April 20, 2001, the underwriters of the offering exercised an overallotment option and purchased an additional 1,350,000  shares at a gross price of $9.50 per share. The overallotment offering closed on April 25, 2001. The net proceeds of the initial offering and the overallotment offering of $89.2 million were used to repay senior debt under the term and revolving loan portions of the Company’s credit facility and to redeem Class A Preferred Stock. All 52,838 shares of the Class A Preferred Stock were redeemed on April 10, 2001 for $52,838,000. In addition, the Company’s Class B Preferred Stock automatically converted into 9,216,000 shares of common stock upon completion of the offering.

In January 2001, in anticipation of the initial public offering, the Company entered into an amendment to its credit agreement that became effective in April 2001. The amendment allowed for the use of the net proceeds of the offering to repay $24.0 million of our senior debt under the U.S. term loan portion of the bank credit facility and to redeem $52.8 million of Class A Preferred Stock.

In conjunction with the Company’s initial public offering, the Company purchased outstanding minority interests of certain of its subsidiaries for $10.9 million in cash and $5.0 million in common stock. The acquisitions were accounted for using the purchase method of accounting.

9. Stock option plans

The Company’s 1997 Stock Option Plan (the Plan) provides for the granting of options to purchase shares of Company stock to certain executives, employees and directors.

Options under the Plan carry various restrictions. Under the Plan, certain options granted to employees will be qualified incentive stock options within the meaning of Section 422A of the Internal Revenue Code and other options will be considered nonqualified stock options. Both incentive stock options and nonqualified stock options may be granted for no less than market value at the day of the grant and expire no later than ten years after the date of the grant.

Originally under the Plan, options to acquire up to 5,760,000 shares of the stock could be granted. On February 22, 2001, the Plan was amended and restated to provide for the issuance of up to 5,760,000 shares of common stock plus any additional amount necessary to make the total shares available for issuance under the Plan equal to the sum of 5,760,000 plus 14% of the total issued and outstanding common stock in excess of 34,560,000 shares, subject to adjustment for stock splits, stock dividends and similar changes in capitalization.

On April 11, 2002, the Company’s Board of Directors adopted the Select Medical Corporation Second Amended and Restated 1997 Stock Option Plan, which was approved by the stockholders on May 13, 2002. The amended plan provides for the grant of non-qualified stock options to key employees to purchase an additional 3,000,000 shares of common stock. A substantial portion of these options are Performance Accelerated Vesting Options. The Performance Accelerated Vesting Options will vest and become exercisable on the seventh anniversary of the grant of such options, but the vesting schedule for these options will be accelerated if the Company meets or exceeds its performance-based targets of earnings per share (EPS) and return on equity (ROE). The EPS target for 2002 was $0.84 and for each subsequent year, the EPS target will be calculated by increasing the immediately preceding year’s EPS target by fifteen percent. The ROE target for 2002 was 13.5%, and for each subsequent year the ROE target shall be determined by increasing the target percentage for the immediately preceding year by .5%. Twenty percent (20%) of a grant of Performance Accelerated Vesting Options shall vest and become exercisable after the completion of each fiscal year in which the Company meets or exceeds both its earnings per share and return on equity targets. No accelerated vesting shall occur in years in which the Company fails to meet either of its targets. In addition, if the Company meets both of these targets in 2002, 2003 and 2004, and the Company’s earnings per share for fiscal year 2004 is greater than or equal to $1.21, then all Performance Accelerated Vesting Options will become fully vested and immediately exercisable. Due to the Company meeting its performance-based targets of EPS and ROE in 2002, 20% of the Performance Accelerated Vesting Options vested subsequent to December 31, 2002. Total options available for grant under the Second Amended and Restated 1997 Stock Option Plan were 7,365,000 and 10,456,000 at December 31, 2001 and 2002, respectively.

Transactions and other information related to the Second Amended and Restated 1997 Stock Option Plan are as follows:

	Price		Weighted Average
	Per Share	Shares	Exercise Price

Balance, December 31, 1999	$1.74 to 6.51	2,761,000	$6.21
Granted	6.51 to 10.42	1,876,000	7.60
Exercised	6.08	(4,000)	6.08
Forfeited	1.74 to 6.51	(132,000)	6.65

Balance, December 31, 2000	$1.74 to 10.42	4,501,000	$6.79
Granted	9.50 to 17.05	2,555,000	11.34
Exercised	6.08 to 10.42	(702,000)	6.18
Forfeited	6.08 to 11.28	(96,000)	9.30

Balance, December 31, 2001	$1.74 to 17.05	6,258,000	$8.79
Granted	12.66 to 15.25	4,477,000	14.87
Exercised	6.08 to 11.75	(649,000)	6.32
Forfeited	6.08 to 17.05	(235,000)	12.13

Balance, December 31, 2002	$1.74 to 17.05	9,851,000	$11.64

Additional information with respect to the outstanding options as of December 31, 2000, 2001, 2002 and 1999 for the Second Amended and Restated 1997 Stock Option Plan is as follows:

	Range of Exercise Prices

	$1.74	$6.08-$6.51	$9.50-$14.04	$14.15-$17.05

Number outstanding at December 31, 1999	18,000	2,743,000	-
Options outstanding weighted average remaining contractual life	7.86	9.34	-	-
Number of exercisable	6,000	2,419,000	-	-
Number outstanding at December 31, 2000	18,000	3,973,000	510,000	-
Options outstanding weighted average remaining contractual life	6.86	8.58	9.79	-
Number of exercisable	10,000	1,404,000	1,095,000	-
Number outstanding at December 31, 2001	18,000	3,239,000	2,897,000	104,000
Options outstanding weighted average remaining contractual life	5.86	7.68	9.21	9.75
Number of exercisable	13,000	2,110,000	988,000	-
Number outstanding at December 31, 2002	17,000	2,578,000	3,600,000	3,656,000
Options outstanding weighted average remaining contractual life	4.86	6.80	8.42	9.36
Number of exercisable	17,000	1,781,000	1,920,000	1,127,000

On February 12, 2002, the Company’s Board of Directors adopted the 2002 Non-Employee Directors’ Plan, which was amended on April 11, 2002, and approved by the stockholders on May 13, 2002. Under the terms of the Non-Employee Directors’ Plan, directors who are not employees of the Company may be granted non-qualified stock options to purchase up to 250,000 shares of the Company’s common stock (such number being subject to adjustment under the terms of the plan), at a price of not less than 100% of the market price on the date the option is granted. Options expire no later than ten years after the date of grant. On February 12, 2002, the Company granted 28,000 options at $14.04 per share.

10. Income taxes

Significant components of the Company’s tax provision before extraordinary items for the years ended December 31, 2000, 2001 and 2002 are as follows:

	For the Year Ended December 31,

	2000	2001	2002

Current:
Federal	-	$5,885,000	$14,345,000
State and local	$1,275,000	2,203,000	3,599,000
Foreign	301,000	939,000	1,754,000

Total current	1,576,000	9,027,000	19,698,000
Deferred	8,403,000	(5,903,000)	8,878,000

Total income tax provision	$9,979,000	$3,124,000	$28,576,000

The difference between the expected income tax provision at the federal statutory rate of 35% and the income tax expense (benefit) recognized in the financial statements is as follows:

	For the Year Ended
	December 31,

	2000	2001	2002

Expected federal tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	5.3	4.4	2.9
Non-deductible goodwill	9.3	4.6	-
Other permanent differences	1.0	.8	0.5
Foreign taxes	0.7	.8	0.5
Valuation allowance	(0.3)	(29.5)	-
Net operating loss usage	-	(10.3)	-
Other	12.6	3.7	0.4

Total	63.6%	9.5%	39.3%

Undistributed earnings of the Company’s foreign subsidiary are permanently reinvested. Accordingly, no deferred taxes have been provided on these earnings.

A summary of deferred tax assets and liabilities is as follows:

	For the Year Ended
	December 31,

	2001	2002

Deferred tax assets (liabilities)—current
Allowance for doubtful accounts	$25,232,000	$31,327,000
Compensation and benefit related accruals	3,034,000	9,100,000
Other	679,000	(268,000)

Net deferred tax asset—current	28,945,000	40,159,000

Deferred tax assets—non current
Expenses not currently deductible for tax	84,000	-
Net operating loss carry forwards	8,759,000	7,086,000
Depreciation and amortization	693,000	3,737,000

Net deferred tax asset—non current	9,536,000	10,823,000

Net deferred tax asset before valuation allowance	38,481,000	50,982,000
Valuation allowance	(2,862,000)	(2,862,000)

	$35,619,000	$48,120,000

As a result of Company’s limited operating history and the cumulative losses incurred in prior years, the Company had historically provided a valuation allowance for substantially all of its deferred tax assets. In 2001, management concluded that it was more likely than not that those deferred tax items would be realized, due to the cumulative profitable operations over the past three years. The reversal of those valuation allowances in the fourth quarter of 2001 resulted in a reduction in the tax provision of $9.7 million and a reduction in goodwill of $18.5 million. The reduction in goodwill relates to those deferred tax assets originating through acquisitions.

Net operating loss carry forwards expire as follows:

2003	$97,000
2004	97,000
2005	97,000
2006	-
Thereafter through 2019	$3,450,000

As a result of the acquisition of American Transitional Hospitals, Inc. and NovaCare, the Company is subject to the provisions of Section 382 of the Internal Revenue Code which provide for annual limitations on the deductibility of acquired net operating losses and certain tax deductions. These limitations apply until the earlier of utilization or expiration of the net operating losses. Additionally, if certain substantial changes in the Company’s ownership should occur, there would be an annual limitation on the amount of the carryforwards that can be utilized.

11. Loss on early retirement of debt

As a result of the initial public offering of stock in April 2001 and the issuance of $175 million of 9 1/2% senior subordinated notes in June 2001, the Company repaid $75 million of the U.S. term loan and all $90 million of the 10% senior subordinated notes. The loss on early retirement of debt item consists of $1.3 million of unamortized deferred financing costs related to the repayment of the U.S. term loan and $12.9 million of deferred financing costs and unamortized discount related to the repayment of our 10% senior subordinated notes.

On September 22, 2000, the Company entered into a new $230 million credit facility. This credit facility replaced the Company’s $225 million credit facility from November 19, 1999. The loss on early retirement of debt recorded during 2000 consists of the unamortized deferred financing costs of $6,247,000 related to the November 19, 1999 credit facility.

On July 11, 2003 in connection with the adoption of SFAS 145, the Company reclassified in 2000 and 2001 the loss on early retirement of debt, which was previously recorded as an extraordinary item, net of tax, to the other income and expense category in the consolidated statement of operations. The tax benefit of $5.5 million recorded in 2001 was reclassed to income tax expense.

12. Retirement savings plan

The Company sponsors a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. The Company matches 50% of the first 6% of compensation employees contribute to the plan. The employees vest in the employer contributions over a three-year period beginning on the employee’s hire date. The expense incurred by the Company related to this plan was $4,083,000, $4,617,000 and $4,922,000 during the years ended December 31, 2000, 2001 and 2002, respectively.

13. Segment information

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the Company’s results of operations or financial position.

The Company’s segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on Adjusted EBITDA the respective business units. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization and minority interest and loss on early retirement of debt.

The following table summarizes selected financial data for the Company’s reportable segments:

	Year Ended December 31, 2002

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Net revenue	$625,238,000	$485,101,000	$16,220,000	$1,126,559,000
Adjusted EBITDA	70,891,000	81,136,000	(24,748,000)	127,279,000
Total assets	332,737,000	326,763,000	79,559,000	739,059,000
Capital expenditures	28,791,000	12,637,000	1,755,000	43,183,000

	Year Ended December 31, 2001

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Net revenue	$503,021,000	$440,791,000	$15,144,000	$958,956,000
Adjusted EBITDA	57,556,000	76,127,000	(21,665,000)	112,018,000
Total assets	303,910,000	318,224,000	28,711,000	650,845,000
Capital expenditures	13,452,000	8,800,000	1,759,000	24,011,000

	Year Ended December 31, 2000

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Net revenue	$378,910,000	$416,775,000	$10,212,000	$805,897,000
Adjusted EBITDA	44,550,000	65,420,000	(18,300,000)	91,670,000
Total assets	246,495,000	329,874,000	10,431,000	586,800,000
Capital expenditures	13,677,000	6,399,000	2,354,000	22,430,000

A reconciliation of Adjusted EBITDA to net income is as follows:

	2000	2001	2002

Adjusted EBITDA	$91,670,000	$112,018,000	$127,279,000
Depreciation and amortization	(30,401,000)	(32,290,000)	(25,836,000)
Loss on early retirement of debt	(6,247,000)	(14,223,000)	-
Interest income	939,000	507,000	596,000
Interest expense	(36,126,000)	(29,716,000)	(27,210,000)
Minority interest	(4,144,000)	(3,491,000)	(2,022,000)
Income tax expense	(9,979,000)	(3,124,000)	(28,576,000)

Net income	$5,712,000	$29,681,000	$44,231,000

14. Net income (loss) per share

Under SFAS No. 128, “Earnings per Share” (EPS), the Company’s granting of certain stock options, warrants and convertible preferred stock resulted in potential dilution of basic EPS. The following table sets forth for the periods indicated the calculation of net income (loss) per share in the Company’s consolidated Statement of Operations and the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted EPS:

	December 31,

	2000	2001	2002

Numerator:
Net income	$5,712,000	$29,681,000	$44,231,000
Less: Preferred stock dividends	8,780,000	2,513,000	-

Numerator for basic earnings per share—income (loss) available to common stockholders	(3,068,000)	27,168,000	44,231,000
Effect of dilutive securities:
Class B Preferred stock dividends	-	1,067,000	-

Numerator for diluted earnings per share—Income (loss) available to common Stockholders after assumed conversions	$(3,068,000)	$28,235,000	$44,231,000

Denominator:
Denominator for basic earnings per share—weighted average shares	25,457,000	39,957,000	46,464,000
Effect of dilutive securities:
a) Stock options	-	1,909,000	1,589,000
b) Warrants	-	1,073,000	1,075,000
c) Convertible preferred stock	-	2,525,000	-

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	25,457,000	45,464,000	49,128,000

Basic income (loss) per common share	$(0.12)	$0.68	$0.95

Basic diluted income (loss) per common share	$(0.12)	$0.62	$0.90

The following amounts are shown here for informational and comparative purposes only since their inclusion would be anti-dilutive:

	2000	2001	2002

a) Stock options	826,000	100,000	3,699,000
b) Warrants	134,000	-	-
c) Convertible preferred stock	9,216,000	-	-

15. Fair value of financial instruments

Financial instruments include cash and cash equivalents, notes payable and long-term debt. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.

The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of the interest rate changes on earnings and cash flows and on the market value of its borrowings. The Company entered into an interest rate swap in March 2001 which became effective in April 2001. The swap originally matured in March 2005. In January 2002, the swap maturity date was amended to March 2003. Approximately $69 million and $56 million (notional amount) of the variable credit facility debt at December 31, 2001 and 2002, respectively, was converted to fixed rate. The variable interest rate of the debt was 5.3% and 4.4% and the fixed rate of the swap was 8.4% and 8.1% at December 31, 2001 and 2002, respectively. The differential to be paid or received from the counterparty in the agreement is recorded as interest expense as rates reset. The net settlement resulted in a $0.8 million and $2.1 million increase in interest expense in 2001 and 2002, respectively. The swap agreement is made with a counterparty of high credit quality; therefore, management considers the risk of non-performance by the counterparty to be negligible.

The fair market value of this swap recorded was a liability of $0.3 million and $1.6 million as of December 31, 2001 and 2002, respectively. The interest rate swap has been designated as a hedge and qualified under the provision of SFAS No. 133 as an effective hedge under the short-cut method. Accordingly, the change in the fair value for the year ended December 31, 2002 was recorded in other comprehensive income.

Borrowings under the credit facility which are not subject to the swap have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of fair value.

The 9 1/2% Senior Subordinated Notes, which were issued and sold on June 11, 2001, are traded in public markets. The carrying value was $175.0 million at December 2001 and 2002. The estimated fair value of these notes was $174.1 million and $181.1 million at December 31, 2001 and 2002, respectively.

The fair value of the Company’s Class A Preferred Stock, which was redeemed in 2001, and the Class B Preferred Stock, which converted into common stock in 2001, was not practicable to estimate as it was untraded; accordingly it was recorded at its redemption value.

16. Related party transactions

The Company is party to various rental and other agreements with companies affiliated through common ownership. The Company made rental and other payments aggregating $1,295,000, $1,186,000, and $1,434,000 during the years ended December 31, 2000, 2001 and 2002, respectively, to the affiliated companies.

As of December 31, 2002, future rental commitments under outstanding agreements with the affiliated companies are approximately as follows:

2003	$1,324,000
2004	1,230,000
2005	1,175,000
2006	1,222,000
2007	1,270,000
Thereafter	10,441,000

$16,662,000

In September 2002, the Company acquired Select Air II Corporation for consideration of $2,456,000 and in November 2002, the Company acquired Select Transport, Inc. for consideration of $1,007,850, in each case from a related party.

As further discussed in Note 6, the Company has issued warrants to two of its principal stockholders in connection with guarantees of previous credit agreements.

In April 2000, the Company sold all of the assets of Georgia Health Group, Inc., a clinic owned by the Occupational Health Division for $5,000,000 to a company in which a principal stockholder has a majority ownership interest.

In March 2000, the Company entered into three-year employment agreements with two of its principal stockholders. Under these agreements, the two stockholders will receive a combined total annual salary of $1,600,000. Additionally, one such stockholder has a life insurance policy in which the Company was to pay premiums of $1,250,000 each fiscal year until 2010. Beginning in October 2002, the Company suspended the premium payments after the enactment of the Sarbanes-Oxley Act of 2002, pending clarification regarding the legality of making the payments.

17. Commitments and contingencies

Leases

The Company leases facilities and equipment from unrelated parties under operating leases. Minimum future lease obligations on long-term non-cancelable operating leases in effect at December 31, 2002 are approximately as follows:

2003	$60,479,000
2004	46,953,000
2005	33,942,000
2006	23,412,000
2007	13,545,000
Thereafter	14,858,000

$193,189,000

Total rent expense for operating leases for the years ended December 31 2000, 2001 and 2002 was approximately $68,731,000, $75,621,000 and $85,215,000 respectively.

Other

On August 10, 1998 a complaint in the U.S. District Court for the Eastern District of Pennsylvania was filed that named as defendants NovaCare, Inc. (now known as J.L. Halsey Corporation), other named defendants and 100 defendants who were to be named at a later time. This qui tam action sought triple damages and penalties under the False Claims Act against J.L. Halsey Corporation. The allegations involve, among other things, the distinction between individual and group billing in physical rehabilitation clinics that the Company acquired from NovaCare. On October 16, 2000, the relator plaintiff made a motion to amend the complaint to, among other things, add the Company and some of its subsidiaries acquired in the NovaCare acquisition as defendants in this case. This motion was granted in September of 2001. The amended complaint alleges that from about January 1, 1995 through the present, the defendants submitted false or fraudulent bills for physical therapy to various federal health programs. On January 3, 2002, J.L. Halsey Corporation and its related subsidiaries (including the subsidiaries acquired in the NovaCare acquisition) entered into a settlement agreement with the relator plaintiff and the government, pursuant to which, in exchange for a payment by J.L. Halsey Corporation of $375,000, the parties settled all claims arising out of conduct that took place before the Company’s acquisition of the NovaCare subsidiaries that are defendants in the case. Claims against the Company and the NovaCare subsidiaries regarding alleged conduct occurring after the NovaCare acquisition were not covered by the settlement. In September 2002, the Company learned that the United States Attorney for the Eastern District of Pennsylvania had notified the court that the United States had decided not to intervene in this case. As of January 31, 2003, the Company and the subsidiaries have not been served with the amended complaint. Based on a review of the amended complaint, the Company does not believe that this lawsuit is meritorious, and it intends to vigorously defend against this action if it is pursued by the relator plaintiff. However, because of the uncertain nature of the litigation, the Company cannot predict the outcome of this matter.

A subsidiary of the Company has entered into a naming, promotional and sponsorship agreement for a sports complex. The naming, promotional and sponsorship agreement is in effect until 2026. The subsidiary is required to make payments in accordance with the contract terms over 25 years ranging from $1,400,000 to $1,963,000 per year and provide physical therapy and training services.

Litigation

In February 2002, PHICO Insurance Company (“PHICO”), at the request of the Pennsylvania Insurance Department, was placed in liquidation by an order of the Commonwealth Court of Pennsylvania (“Liquidation Order”). The Company had placed its primary malpractice insurance coverage through PHICO from June 1998 through December 2000. In January 2001, these policies were replaced by policies issued with other insurers. Currently, the Company has approximately 16 unsettled cases in seven states from the policy years covered by PHICO issued policies. The Liquidation Order refers these claims to the various state guaranty associations. These state guaranty association statutes generally provide for coverage between $100,000-$300,000 per insured claim, depending upon the state. Some states also have catastrophic loss funds to cover settlements in excess of the available state guaranty funds. Most state insurance guaranty statutes provide for net worth and residency limitations that, if applicable, may limit or prevent the Company from recovering from these state guaranty association funds. At this time, the Company believes that it will meet the requirements for coverage under most of the applicable state guarantee association statutes, and that the resolution of these claims will not have a material adverse effect on the Company’s financial position, cash flow or results of operations. However, because the rules related to state guaranty association funds are subject to interpretation, and because these claims are still in the process of resolution, the Company’s conclusions may change as this process progresses.

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated, which include malpractice claims covered (subject to the above discussion regarding PHICO Insurance Company) under the Company’s insurance policy. In the opinion of management, the outcome of these actions will not have a material effect on the financial position or results of operations of the Company.

18. Supplemental disclosures of cash flow information

Non-cash investing and financing activities are comprised of the following for the years ended December 31 2000, 2001 and 2002:

Description of Transaction	2000	2001	2002

Acquisitions paid for in stock (Note 2)	-	$4,973,000	-
Notes issued with acquisitions (Note 2)	$3,207,000	4,100,000	$1,864,000
Liabilities assumed with acquisitions (Note 2)	255,000	2,357,000	345,000
Issuance of warrants (Note 6)	1,104,000	-	-
Preferred stock dividends (Note 7)	8,780,000	2,513,000	-
Credit facility refinancing (Note 6)	$187,000,000	-	-
Tax benefit of stock option exercises	-	$2,513,000	$2,239,000

19.	Financial information for subsidiary guarantors and non-guarantor subsidiaries

The Company conducts a significant portion of its business through its subsidiaries. Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries at December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002. All Subsidiary Guarantors were wholly-owned as of the date of the registration of the debt offering as described in Note 6.

On October 1, 2000, the Company transferred the operating assets of one of its guarantor subsidiaries into a newly organized partnership and simultaneously sold partnership units to unaffiliated investors. The operations of this business (through a 100% owned subsidiary) through October 1, 2000 have been included as a Subsidiary Guarantor. The operations commencing on October 1, 2000 through a minority owned partnership are presented as a Non-Guarantor Subsidiary.

The equity method has been used by the Company with respect to investments in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries. Separate financial statements for Subsidiary Guarantors are not presented.

The following table sets forth the Non-Guarantor Subsidiaries:

Canadian Back Institute Limited
Kentucky Orthopedic Rehabilitation, LLC.
Medical Information Management Systems, LLC.
Metro Therapy, Inc.
Millennium Rehab Services, LLC.
Rehab Advantage Therapy Services, LLC.
Select Specialty Hospital—Houston, L.P.
Select Management Services, LLC.
Select Specialty Hospital—Mississippi Gulf Coast, Inc.
Select Specialty Hospital—Central Pennsylvania, L.P.
TJ Corporation I, LLC.

Select Medical Corporation

Condensed consolidating balance sheet

	December 31, 2002

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Assets
Current Assets:
Cash and cash equivalents	$25,378	$28,022	$2,662	$-		$56,062
Accounts receivable, net	(285)	196,481	36,909	-		233,105
Current deferred tax asset	7,192	29,830	3,103	-		40,125
Other current assets	2,888	11,620	3,093	-		17,601

Total Current Assets	35,173	265,953	45,767	-		346,893
Property and equipment, net	6,293	87,162	21,252	-		114,707
Investment in affiliates	333,922	59,467	-	(393,389	) (a)	-
Goodwill	5,854	147,935	43,098	-		196,887
Trademark	-	37,875	-	-		37,875
Other intangibles	-	948	8,021	-		8,969
Non-current deferred tax asset	(537)	2,723	5,809	-		7,995
Other assets	11,935	12,757	1,041	-		25,733

Total Assets	$392,640	$614,820	$124,988	$(393,389)		$739,059

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank overdrafts	$11,121	$-	$-	$-		$11,121
Current portion of long-term debt and notes payable	570	28,437	463	-		29,470
Accounts payable	2,537	30,364	5,689	-		38,590
Intercompany accounts	(13,900)	5,009	8,891	-		-
Accrued payroll	793	34,029	69	-		34,891
Accrued vacation	2,762	10,943	1490	-		15,195
Accrued restructuring	-	800	-	-		800
Accrued other	17,801	17,964	541	-		36,306
Income taxes	13,258	14,164	(3,700)	-		23,722
Due to third party payors	(11,636)	42,304	(4,491)	-		26,177

Total Current Liabilities	23,306	184,014	8,952	-		216,272
Long-term debt, net of current portion	82,916	99,919	47,912	-		230,747

Total liabilities	106,222	283,933	56,864	-		447,019
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	-	254	5,368	-		5,622
Stockholders’ Equity:
Common stock	467	-	-	-		467
Capital in excess of par	236,183	-	-	-		236,183
Retained earnings	50,155	73,517	23,024	(96,541	)(b)	50,155
Subsidiary investment	-	257,116	39,732	(296,848	) (a)	-
Accumulated other comprehensive loss	(387)	-	-	-		(387)

Total Stockholders’ Equity	286,418	330,633	62,756	(393,389)		286,418

Total Liabilities and Stockholders’ Equity	$392,640	$614,820	$124,988	$(393,389)		$739,059

(a) Elimination of investments in subsidiaries.

(b) Elimination of investments in subsidiaries’ earnings.

Select Medical Corporation

Condensed consolidating statement of operations

	For the Year Ended December 31, 2002

	Select Medical
	Corporation		Non-
	(Parent Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$14,902	$918,376	$193,281	$-		$1,126,559

Costs and expenses:
Cost of services	-	761,361	161,192	-		922,553
General and administrative	39,409	-	-	-		39,409
Bad debt expense	-	31,946	5,372	-		37,318
Depreciation and amortization	1,709	18,805	5,322	-		25,836

Total costs and expenses	41,118	812,112	171,886	-		1,025,116

Income (loss) from operations	(26,216)	106,264	21,395	-		101,443
Other income and expense:
Intercompany interest and royalty fees	22,219	(22,697)	478	-		-
Intercompany management fees	(52,395)	49,441	2,954	-		-
Interest income	(445)	(150)	(1)	-		(596)
Interest expense	7,982	14,477	4,751	-		27,210

Income (loss) before minority interests and income taxes	(3,577)	65,193	13,213	-		74,829
Minority interest in consolidated subsidiary companies	-	74	1,948	-		2,022

Income (loss) before income taxes	(3,577)	65,119	11,265	-		72,807
Income tax expense	445	25,628	2,503	-		28,576
Equity in earnings of subsidiaries	48,253	6,239	-	(54,492	)(a)	-

Net income	$44,231	$45,730	$8,762	$(54,492)		$44,231

(a)	Elimination of equity in net income from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

	For the Year Ended December 31, 2002

	Select Medical
	Corporation		Non-
	(Parent Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$44,231	$45,730	$8,762	$(54,492	) (a)	$44,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,709	18,805	5,322	-		25,836
Provision for bad debts	-	31,946	5,372	-		37,318
Deferred taxes	(890)	9,966	(198)	-		8,878
Minority interests	-	74	1,948	-		2,022
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(48,253)	(6,239)	-	54,492	(a)	-
Intercompany	(34,226)	35,562	(1,336)	-		-
Accounts receivable	(206)	(44,503)	(9,184)	-		(53,893)
Other current assets	(924)	916	(379)	-		(387)
Other assets	559	1,318	794	-		2,671
Accounts payable	(553)	3,321	1,119	-		3,887
Due to third-party payors	17,815	(3,373)	(1,463)	-		12,979
Accrued expenses	5,810	17,375	(729)	-		22,456
Income taxes	16,250	-	(1,436)	-		14,814

Net cash provided by operating activities	1,322	110,898	8,592	-		120,812

Investing activities
Purchases of property and equipment, net	(1,722)	(35,643)	(5,818)	-		(43,183)
Earnout payments	-	(928)	-	-		(928)
Acquisition of businesses, net of cash acquired	-	(6,573)	(3,364)	-		(9,937)
Net cash used in investing activities	(1,722)	(43,144)	(9,182)	-		(54,048)

Financing activities
Intercompany debt reallocation	36,312	(42,134)	5,822	-		-
Net repayments on credit facility debt	(19,703)	-	(2,969)	-		(22,672)
Principal payments on seller and other debt	(480)	(5,684)	(9)	-		(6,173)
Proceeds from issuance of common stock	4,101	-	-	-		4,101
Proceeds from bank overdrafts	5,038	-	-	-		5,038
Payment of deferred financing costs	(67)	-	-	-		(67)
Distributions to minority interests	-	-	(1,650)	-		(1,650)

Net cash provided by (used in) financing activities	25,201	(47,818)	1,194	-		(21,423)

Effect of exchange rate changes on cash and cash equivalents	18	-	-	-		18

Net increase in cash and cash equivalents	24,819	19,936	604	-		45,359
Cash and cash equivalents at beginning of period	559	8,086	2,058	-		10,703

Cash and cash equivalents at end of period	$25,378	$28,022	$2,662	$-		$56,062

(a)	Elimination of equity in earnings of subsidiary.

Select Medical Corporation

Condensed consolidating balance sheets

	December 31, 2001

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Assets
Current Assets:
Cash and cash equivalents	$559	$8,086	$2,058	$-		$10,703
Accounts receivable, net	(491)	185,787	33,097	-		218,393
Current deferred tax asset	1,881	27,064	-	-		28,945
Other current assets	1,964	13,766	2,714	-		18,444

Total Current Assets	3,913	234,703	37,869	-		276,485
Property and equipment, net	7,406	65,464	19,135	-		92,005
Investment in affiliates	320,458	72,145	-	(392,603	) (a)	-
Goodwill	5,854	154,210	39,786	-		199,850
Trademarks	-	37,875	-	-		37,875
Intangible assets	-	985	8,547	-		9,532
Non-current deferred tax asset	(343)	7,017	-	-		6,674
Other assets	12,494	14,095	1,835	-		28,424

Total Assets	$349,782	$586,494	$107,172	$(392,603)		$650,845

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank overdrafts	$6,083	$-	$-	$-		$6,083
Current portion of long-term debt and notes payable	480	26,278	16	-		26,774
Accounts payable	3,090	25,860	4,570	-		33,520
Intercompany accounts	54,253	(54,077)	(176)	-		-
Accrued payroll	644	26,494	22	-		27,160
Accrued vacation	2,413	9,070	1,337	-		12,820
Accrued restructuring	154	1,665	-	-		1,819
Accrued other	12,335	9,763	1,470	-		23,568
Income taxes payable	-	1,735	-	-		1,735
Due to third party payors	(29,451)	48,736	(3,028)	-		16,257

Total Current Liabilities	50,001	95,524	4,211	-		149,736
Long-term debt, net of current portion	65,497	151,336	44,816	-		261,649

Total Liabilities	115,498	246,860	49,027	-		411,385
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	-	-	5,176	-		5,176
Stockholders’ Equity:
Common stock	465	-	-	-		465
Capital in excess of par	231,349	-	-	-		231,349
Retained earnings	5,924	27,787	14,262	(42,049	)(b)	5,924
Subsidiary investment	-	311,847	38,707	(350,554	) (a)	-
Treasury stock, at cost	(1,560)	-	-	-		(1,560)
Accumulated other comprehensive loss	(1,894)	-	-	-		(1,894)

Total Stockholders’ Equity	234,284	339,634	52,969	(392,603)		234,284

Total Liabilities and Stockholders’
Equity	$349,782	$586,494	$107,172	$(392,603)		$650,845

(a) Elimination of investments in subsidiaries.

(b) Elimination of investments in subsidiaries’ earnings.

Select Medical Corporation

Condensed consolidating statement of operations

	For the Year Ended December 31, 2001

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$14,300	$774,206	$170,450	$-		$958,956

Costs and expenses:
Cost of services	-	637,681	138,614	-		776,295
General and administrative	35,630	-	-	-		35,630
Bad debt expense	-	30,356	4,657	-		35,013
Depreciation and amortization	1,764	25,383	5,143	-		32,290

Total costs and expenses	37,394	693,420	148,414	-		879,228

Income (loss) from operations	(23,094)	80,786	22,036	-		79,728
Other income and expense:
Intercompany interest and royalty fees	13,596	(14,180)	584	-		-
Intercompany management fees	(58,597)	56,043	2,554	-		-
Loss on early retirement of debt	14,223	—	—	—		14,223
Interest income	(401)	(102)	(4)	-		(507)
Interest expense	7,223	17,478	5,015	-		29,716

Income before minority interests and income taxes	862	21,547	13,887	-		36,296
Minority interest in consolidated subsidiary companies	-	578	2,913	-		3,491

Income before income taxes	862	20,969	10,974	-		32,805
Income tax expense (benefit)	6,091	(3,906)	939	-		3,124
Equity in earnings of subsidiaries	34,910	8,242	-	(43,152	)(a)	-

Net income	$29,681	$33,117	$10,035	$(43,152)		$29,681

(a)	Elimination of equity in net income from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

	For the Year Ended December 31, 2001

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$ 29,681	$ 33,117	$ 10,035	$(43,152	) (a)	$ 29,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,764	25,383	5,143	-		32,290
Provision for bad debts	-	30,356	4,657	-		35,013
Loss on early retirement of debt	14,223	-	-	-		14,223
Minority interests	-	578	2,913	-		3,491
Deferred income taxes	2,461	(8,364)	-	-		(5,903)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(34,910)	(8,242)	-	43,152	(a)	-
Intercompany	(2,941)	(7,145)	10,086	-		-
Accounts receivable	191	(39,401)	(10,222)	-		(49,432)
Other current assets	(7,035)	7,530	(951)	-		(456)
Other assets	(1,633)	3,296	(610)	-		1,053
Accounts payable	743	3,307	665	-		4,715
Due to third-party payors	(13,681)	27,046	1,381	-		14,746
Accrued expenses	7,170	7,218	(365)	-		14,023
Income taxes	3,747	-	(1,421)	-		2,326

Net cash provided by (used in) operating activities	(220)	74,679	21,311	-		95,770

Investing activities
Purchases of property and equipment, net	(1,682)	(19,101)	(3,228)	-		(24,011)
Proceeds from disposal of assets	-	808	-	-		808
Earnout payments	-	(5,660)	-	-		(5,660)
Acquisition of businesses, net of cash acquired	-	(22,253)	(10,831)	-		(33,084)

Net cash used in investing activities	(1,682)	(46,206)	(14,059)	-		(61,947)

Financing activities
Intercompany debt reallocation	(1,078)	2,868	(1,790)	-		-
Issuance of 9 1/2% Senior Subordinated Notes	175,000	-	-	-		175,000
Net repayments on credit facility debt	(97,640)	-	(680)	-		(98,320)
Repayment of 10% Senior Subordinated Notes	(90,000)	-	-	-		(90,000)
Payment of deferred financing costs	(4,681)	-	-	-		(4,681)
Principal payments on seller and other debt	(5,033)	(13,652)	(345)	-		(19,030)
Proceeds from initial public offering, net of fees	89,181	-	-	-		89,181
Redemption of Class A Preferred Stock	(52,838)	-	-	-		(52,838)
Payment of Class A and Class B Preferred Stock dividends	(19,248)	-	-	-		(19,248)
Proceeds from issuance of common stock	4,334	-	-	-		4,334
Proceeds from (repayment of) bank overdrafts	4,571	(9,938)	(2,768)	-		(8,135)
Distributions to minority interests	-	(680)	(1,747)	-		(2,427)

Net cash provided by (used in) financing activities	2,568	(21,402)	(7,330)	-		(26,164)

Effect of exchange rate changes on cash and cash equivalents	(107)	-	-	-		(107)

Net increase (decrease) in cash and cash equivalents	559	7,071	(78)	-		7,552
Cash and cash equivalents at beginning of period	-	1,015	2,136	-		3,151

Cash and cash equivalents at end of period	$ 559	$ 8,086	$ 2,058	$ -		$ 10,703

(a) Elimination of equity in earnings of subsidiary.

Select Medical Corporation

Condensed consolidating statement of operations

	For the Year Ended December 31, 2000

	Select Medical
	Corporation		Non-
	(Parent Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$10,157	$698,416	$97,324	$-		$805,897

Costs and expenses:
Cost of services	-	577,406	79,055	-		656,461
General and administrative	28,431	-	-	-		28,431
Bad debt expense	-	26,934	2,401	-		29,335
Depreciation and amortization	1,644	25,390	3,367	-		30,401

Total costs and expenses	30,075	629,730	84,823	-		744,628

Income (loss) from operations	(19,918)	68,686	12,501	-		61,269
Other income and expense:
Intercompany interest and royalty fees	938	(1,673)	735	-		-
Intercompany management fees	(43,089)	41,453	1,636	-		-
Loss on early retirement of debt	6,247	-	-	-		6,247
Interest income	(644)	(295)	-	-		(939)
Interest expense	9,856	21,803	4,467	-		36,126

Income before minority interests and income taxes	6,774	7,398	5,663	-		19,835
Minority interest in consolidated subsidiary companies	-	1,408	2,736	-		4,144

Income before income taxes	6,774	5,990	2,927	-		15,691
Income tax expense	4,415	5,263	301	-		9,979
Equity in earnings of subsidiaries	3,353	2,372	-	(5,725	)(a)	-

Net income	$5,712	$3,099	$2,626	$(5,725)		$5,712

(a) Elimination of equity in net income from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

	For the Year Ended December 31, 2000

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$5,712	$3,099	$2,626	$(5,725	)(a)	$5,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,644	25,390	3,367	-		30,401
Provision for bad debts	-	26,934	2,401	-		29,335
Loss on early retirement of debt	6,247	-	-	-		6,247
Minority interests	-	1,408	2,736	-		4,144
Loss on sale of assets	111	-	-	-		111
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(3,353)	(2,372)	-	5,725	(a)	-
Intercompany	(35,395)	19,988	15,407	-		-
Accounts receivable	(1,050)	(22,117)	(13,797)	-		(36,964)
Other current assets	(739)	(912)	(1,041)	-		(2,692)
Other assets	13,269	(5,045)	(13,243)	-		(5,019)
Accounts payable	1,478	(2,056)	1,958	-		1,380
Due to third-party payors	(6,081)	(7,166)	(4,426)	-		(17,673)
Accrued expenses	961	(3,442)	2,464	-		(17)
Income taxes	8,007	-	(459)	-		7,548

Net cash provided by (used in) operating activities	(9,189)	33,709	(2,007)	-		22,513

Investing activities
Purchases of property and equipment, net	(2,354)	(16,118)	(3,958)	-		(22,430)
Escrow receivable	-	29,948	-	-		29,948
Disposal of assets held for sale	-	13,000	-	-		13,000
Proceeds from disposal of assets	2,452	495	-	-		2,947
Earnout payments	-	(3,430)	-	-		(3,430)
Acquisition of businesses, net of cash acquired	-	(4,465)	(1,373)	-		(5,838)

Net cash provided by (used in) investing activities	98	19,430	(5,331)	-		14,197

Financing activities
Intercompany debt reallocation	34,892	(37,992)	3,100	-		-
Net repayments on credit facility debt	(15,000)	-	3,000	-		(12,000)
Principal payments on seller and other debt	(7,322)	(20,029)	(226)	-		(27,577)
Proceeds from issuance of common stock	1,118	-	-	-		1,118
Purchase of treasury stock	(210)	-	-	-		(210)
Redemption of preferred stock	(11)	-	-	-		(11)
Proceeds from bank overdrafts	197	4,751	2,305	-		7,253
Payment of deferred financing costs	(4,563)	-	-	-		(4,563)
Distributions to minority interests	-	(329)	(1,297)	-		(1,626)

Net cash provided by (used in) financing activities	9,101	(53,599)	6,882	-		(37,616)

Effect of exchange rate changes on cash and cash equivalents	(10)	-	-	-		(10)

Net decrease in cash and cash equivalents	-	(460)	(456)	-		(916)
Cash and cash equivalents at beginning of period	-	1,475	2,592	-		4,067

Cash and cash equivalents at end of period	$-	$1,015	$2,136	$-		$3,151

(a) Elimination of equity in earnings of subsidiary.

20.	Selected Quarterly Financial Data (Unaudited)

The table below sets forth selected unaudited financial data for each quarter of the last two years.

	First	Second	Third	Fourth
(In thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter

Year ended December 31, 2002
Net revenues	$271,920	$280,272	$278,983	$295,384
Income from operations	24,030	28,006	22,483	26,924
Net income	10,176	12,601	9,355	12,099
Net income per common share:
Basic income per common share	$0.22	$0.27	$0.20	$0.26
Diluted income per common share	$0.21	$0.25	$0.19	$0.25

	First	Second	Third	Fourth
(In thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter

Year ended December 31, 2001
Net revenues	$225,088	$234,199	$239,155	$260,514
Income from operations	19,216	20,789	17,794	21,929
Net income (loss)	6,121	(1,078)	6,343	18,295
Net income (loss) per common share:
Basic income (loss) per common share	$0.15	$(0.03)	$0.14	$0.40
Diluted income (loss) per common share	$0.13	$(0.03)	$0.13	$0.37

Report of independent accountants

To the Stockholder and Board of Directors of
Kessler Rehabilitation Corporation and Subsidiaries:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Kessler Rehabilitation Corporation and its subsidiaries (the “Company”) at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 142, “Goodwill and other Intangible Assets” which changed the method of accounting for goodwill and other intangible assets effective January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

March 20, 2003, except as to Note 15,
which is as of July 7, 2003

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated balance sheet

As of December 31, 2002

2002

Assets
Current assets:
Cash and cash equivalents	$24,286,087
Accounts receivable, less allowance for doubtful accounts of $12,330,000	46,824,808
Deferred income taxes	7,249,895
Income taxes receivable	—
Other current assets	4,599,309

Total current assets	82,960,099
Investments in joint ventures	2,428,550
Property, plant, and equipment, net	61,740,501
Prepaid pension expense	18,020,139
Goodwill, net	24,348,743
Deferred income taxes	3,317,889
Other assets	1,068,165

Total assets	$193,884,086

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$3,368,522
Accounts payable	4,267,137
Accrued salaries	12,481,247
Other accrued expenses	7,779,368
Due to third-party payors	6,260,987
Income taxes payable	1,803,313

Total current liabilities	35,960,574
Long-term debt, net of current portion	36,773,100
Deferred income taxes	—
Other long-term liabilities	1,428,342

Total liabilities	74,162,016

Stockholder’s Equity:
Preferred stock, $.01 par value, 100,000 shares authorized, none issued
Common stock, $.01 par value, 1,500,000 shares authorized, 150,000 shares issued and outstanding	1,500
Additional paid-in capital	114,430,058
Retained earnings	5,860,138
Accumulated other comprehensive loss	(569,626)

Total stockholder’s equity	119,722,070

Total liabilities and stockholder’s equity	$193,884,086

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statements of operations

For the year ended December 31, 2002

2002

Revenue	$227,634,540

Operating expenses:
Salaries and wages	112,480,348
Employee benefits and taxes	22,745,892
Other operating expenses	48,470,164
Depreciation and amortization	8,442,699
Provision for uncollectible accounts	9,765,200

Total operating expenses	201,904,303

Operating income	25,730,237
Investment income, net	293,813
Interest expense	(2,324,032)
Equity in losses from joint ventures	(1,635,963)
Other expense, net	(150,691)

Income from operations before income taxes and cumulative effect of accounting change	21,913,364
Provision for income taxes	9,400,570

Income from operations before cumulative effect of accounting change	12,512,794
Cumulative effect of accounting change, net of income taxes	(25,314,440)

Net loss	$(12,801,646)

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of changes in stockholder’s equity

For the year ended December 31, 2002

					Accumulated
	Common Stock		Additional		Other
			Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance at January 1, 2002	150,000	$1,500	$114,430,058	$18,661,784	$-	$133,093,342
Net loss	-	-	-	(12,801,646)	-	(12,801,646)
Change in fair value of derivatives	-	-	-	-	(569,626)	(569,626)

Balance at December 31, 2002	150,000	$1,500	$114,430,058	$5,860,138	$(569,626)	$119,722,070

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of cash flows

For the year ended December 31, 2002

2002

Cash flows from operating activities:
Net loss	$(12,801,646)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for uncollectible accounts	9,765,200
Depreciation and amortization	8,442,699
Deferred income taxes	1,339,304
Equity in losses from joint ventures	1,635,963
Gain on sale of property, plant and equipment	(463,155)
Cumulative effect of accounting change	25,314,440
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(16,908,593)
Due to third-party payors	412,644
Other current assets	(258,308)
Prepaid pension expense	1,466,208
Other assets	(186,432)
Accounts payable and accrued expenses	1,446,414
Income taxes	3,010,151
Other long-term liabilities	(477,931)

Net cash flow provided by operating activities	21,736,958

Cash flows from investing activities:
Purchases of property, plant and equipment	(12,438,255)
Proceeds on sale of property and equipment	594,135
Acquisition of businesses, net of deferred payments	(2,429,271)
Cash paid for investments in joint ventures	(385,600)

Net cash used in investing activities	(14,658,991)

Cash flows from financing activities:
Principal payments on long-term debt	(3,757,478)

Net cash used in financing activities	(3,757,478)

Net increase in cash and cash equivalents	3,320,489
Cash and cash equivalents— beginning of year	20,965,598

Cash and cash equivalents— end of year	$24,286,087

Supplemental Disclosures of Cash Flow Information:
Interest paid	$2,294,200
Income taxes paid, net	$5,051,115
Supplemental Disclosure of Non-Cash Financing Activities:
Notes issued and deferred payments related to acquisitions	$650,000

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Notes to consolidated financial statements

1. General

The company

Kessler Rehabilitation Corporation (“KRC”) through its wholly-owned subsidiaries and joint venture arrangements (collectively, the “Company”), operates inpatient and outpatient rehabilitation facilities, a skilled nursing facility and a durable medical equipment company, which are located throughout the eastern region of the United States. The Company also provides rehabilitation management and contract therapy services to third party institutions. The Company was formed on December 27, 1996 under the General Corporation Law of Delaware, in order to effect an overall corporate reorganization of certain predecessor operating companies, (the “Predecessor”). The primary result of the reorganization was the conversion of the not-for-profit, tax exempt entities of the Predecessor to for-profit, taxable entities effective January 1, 1998.

The Henry H. Kessler Foundation, Inc. (the “Foundation”), which is a voluntary, not-for-profit corporation, is the sole stockholder of the Company. The Foundation solicits contributions for charitable, scientific, and educational purposes, and performs various research activities. In addition, the Foundation is the sole member of a not-for-profit company, Kessler Medical Rehabilitation Research and Education Corp. (“KMRREC”).

2. Summary of significant accounting policies

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. The effects of intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to accounts receivable allowances, amounts due to third-party payors and amounts reported as impaired goodwill. Actual results may differ from those estimates.

Revenue recognition

The Company provides the majority of its services to patients under contractual arrangements with third-party payors (Medicare, Medicaid and commercial insurance). Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors which are subject to final review and settlement. The Company estimates contractual adjustments from other third-party payors based on historical experience and the terms of payor contracts or governmental reimbursement regulations.

Rental revenue of durable medical equipment, which is billed monthly, is recognized when earned.

Cash and cash equivalents

Cash and cash equivalents include highly liquid short-term investments with original maturities of three months or less.

Inventories

Inventories are valued at the lower of cost (determined using first-in, first-out and average cost methods) or market. Inventories, which primarily consist of drugs, supplies, and durable medical equipment, are included in other current assets in the consolidated balance sheets.

Investments in joint ventures

Investments in 50-percent-or-less-owned joint ventures or majority-owned investments that the Company does not control but has significant influence are accounted for under the equity method of accounting.

Property, plant and equipment

Property, plant and equipment, including certain revenue producing equipment and leasehold improvements, are recorded at cost. Leasehold improvements are amortized over the shorter of the terms of the related leases or the estimated useful lives of the assets. The Company provides for depreciation of land improvements, plant and equipment, including revenue producing equipment, on a straight-line basis over their estimated useful lives. When assets are retired or otherwise disposed of, the cost and the related depreciation are reversed from the accounts, and any gain or loss is reflected in current operations. Repairs and maintenance expenditures are expensed as incurred.

Concentration of credit risk

Concentration of credit risk exists with cash and cash equivalents and accounts receivable (see Note 4). For cash balances held greater than the FDIC insured amount, the Company assumes a certain degree of associated risk. However, the Company places its cash and cash equivalents with high credit quality institutions. Substantially all cash and cash equivalents are currently with three financial institutions.

Accounting for impairment and disposal of long-lived assets

In August 2001, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which superseded SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 144 further refined SFAS 121’s requirement that companies recognized an impairment loss if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. SFAS 144 also extends the presentation of discontinued operations to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company’s adoption of SFAS 144 on January 1, 2002 did not result in any impairment loss being recorded.

Goodwill and other intangible assets

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which broadens the criteria for recording intangible assets separate from goodwill. SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and an impairment charge is recorded in the periods in which the recorded carrying value of goodwill and certain intangibles is more than its estimated fair value. The Company adopted SFAS 142 on January 1, 2002. The provisions of SFAS 142 require that a transitional impairment test be performed as of the beginning of the year the pronouncement is adopted. The provisions of SFAS 142 also require that a goodwill impairment test be performed annually and on the occasion of other events that indicate a potential impairment. The new criteria for recording intangible assets separate from goodwill did not require any reclassification in the Company’s consolidated financial statements except relating to assembled workforce (see Note 3).

The Company’s transition impairment test indicated that there was an impairment of goodwill and intangible assets upon adoption of SFAS 142. The impairment test is a two step process that begins with the estimation of the fair value for each reporting unit (as described in SFAS 142). A reporting unit represents components of the Company’s operating segments for which discreet financial information is available and management of such segments regularly reviews such financial information. The first step screens for potential impairment and the second step measures the amount of the impairment. As part of the first step to assess potential impairment, management compared the estimate of fair value of each reporting unit to the book value of each reporting unit’s net assets. If the book value of net asset is greater than their estimated fair value, management proceeds to the second step to measure the impairment. The second step compares the implied fair value of goodwill with its carrying value. The implied fair value of goodwill is determined by allocating the fair value of the reporting units to all of the assets and liabilities of each unit as if each reporting unit had been acquired in a business combination and the fair value of each reporting unit was the purchase price paid to acquire each reporting unit. The excess of the fair value of each reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of each reporting unit’s goodwill is greater than its implied fair value, an impairment loss is recognized in the amount of such excess.

Based on the results of the transitional impairment tests, the Company determined that an impairment loss relating to goodwill and intangible assets had occurred and recorded a non-cash charge of approximately $32.5 million as cumulative effect of accounting change in the accompanying consolidated statement of operations for the year ended December 31, 2002. Such amounts include approximately $180,000, representing the Company’s share of the impairment of goodwill recorded by the Company’s joint venture, Kessler/ Adventist Rehabilitation Services, LLC (“KARS”) (see Note 10) and $58,000 related to the impairment of intangible assets (see Note 3). The Company recorded a deferred tax benefit of approximately $7.2 million resulting from this non-cash charge.

In addition, as a result of adopting SFAS 142, $1.3 million (net of $500,000 of accumulated amortization) of assembled work force was reclassified from an identifiable intangible asset to goodwill.

Income taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the tax bases of assets and liabilities and their financial reporting amounts for all of its subsidiaries at each year-end based on the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized (see Note 7).

Other recent accounting pronouncements

SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure and amendment of FASB Statement No. 123” (“SFAS 148”) encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. In addition, SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, and amends the disclosure requirements of SFAS 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the methods used on reported results.

The Company has chosen to adopt the disclosure only provisions of SFAS 148 and continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. The Company’s stock option plans are described in Note 9.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also include more detailed disclosures with respect to guarantees. FIN 45 is effective on a prospective basis for guarantees issued or modified starting January 1, 2003 and requires the additional disclosures in the financial statements effective for the period ended December 31, 2002. The Company will adopt the initial recognition and initial measurement provisions of FIN 45 effective January 1, 2003.

In January 2003, FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). The primary objective of FIN 46 is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities (“VIEs”). Although the FASB’s initial focus was on special-purpose entities (“SPEs”), the final guidance applies to a wide range of entities. FIN 46 has far-reaching effects and applies to new entities that are created after the effective date, as well as applies to existing entities. Guidance under FIN 46 will provide for the determination of (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (“ARB 51”), “Consolidated Financial Statements,” or other existing authoritative guidance, or alternatively, (2) whether the variable-interest model under FIN 46 should be used to account for existing and new entities. Management is currently evaluating the effect of the adoption of FIN 46 on the Company’s consolidated results of operations and financial position.

Comprehensive income

SFAS No. 130 “Reporting Comprehensive Income” (“SFAS 130”), requires that a full set of general-purpose financial statements report comprehensive income (loss) and its components. Comprehensive income (loss) includes net income, foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. If an entity has only net income, it is not required to report comprehensive income. SFAS 130 encourages reporting comprehensive income (loss) in either a combined statement of income and comprehensive income or in a separate statement of comprehensive income (loss). SFAS 130 also states that an enterprise shall disclose the amount of income tax expense or benefit allocated to each component of other comprehensive income (including reclassification adjustments), either on the face of the statement in which those components are displayed or in the notes thereto. Other comprehensive loss for the year ended December 31, 2002, related to the change in fair value of derivative instruments (see Note 6) of $569,626, net of tax benefit of $393,386. Total comprehensive loss for the year ended December 31, 2002 was $13,371,272.

Financial instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 138, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether the derivative is being used to hedge changes in fair value or cash flows. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statement will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. The Company holds derivative financial instruments in accordance with its credit facility loans, as described in Note 6. The Company does not hold or issue derivative financial instruments for trading purposes.

Reclassifications

Certain reclassifications have been made to amounts previously reported to conform to the current year presentation.

3. Business acquisitions

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS 141”), which requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. The provisions of SFAS 141 have been adopted for any business combination consummated after June 30, 2001. Goodwill acquired in a business combination for which the acquisition date is after June 30, 2001 has not been amortized in accordance with SFAS 141.

During 2002, the Company acquired the assets of several companies that provide physical and occupational rehabilitation services. Additionally, during 2002, the Company acquired the remaining 50% equity interest the Company did not own in the joint venture KR/ BTF, LLC (“KR/BTF”) from its joint venture partner, Bally Total Fitness Clinics, Inc. (see Note 10). The combined purchase price for these acquisitions approximated $3.1 million (approximately $2.4 million was paid in cash and $650,000 through the issuance of notes). These acquisitions have been accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of net assets acquired of $2.4 million has been recorded as goodwill as of December 31, 2002. The historical financial statements of the Company include the results of operations of each acquired company effective on the date of each respective acquisition.

In connection with the acquisition of Community Rehabilitation Centers, Inc. (“CRC”) during 2001, the Company incurred approximately $1,084,000 representing incremental costs to exit certain activities at CRC locations, including approximately $986,000 associated with workforce reductions. Approximately $933,000 were paid in connection with these obligations cumulatively through 2002. The remaining obligation of $151,000 is expected to be paid during 2003.

The changes in the gross carrying amount of goodwill for the year ended December 31, 2002 are as follows:

2002

Balance as of January 1	$54,959,541
Loss on impairment	(32,302,000)
Additional goodwill in connection with acquisitions	5,890,152

Balance as of December 31	28,547,693
Less: accumulated amortization	4,198,950

Goodwill, net	$24,348,743

Included in other non-current assets at December 31, 2002, are intangible assets which consist of the following:

	Weighted	December 31, 2002
Average
	Amortization		Accumulated
	Period	Cost	Amortization	Net

Non-compete agreements	2	$1,092,000	$986,321	$105,679

The increase of $42,000 in the cost of intangible assets in 2002 resulted from the net effects of: (a) $100,000 increase related to an acquisition consummated in 2002 and (b) $58,000 decrease representing an impairment charge resulting from the implementation of FAS 142 (see Note 2). Amortization expense related to the other intangible assets was approximately $540,000 for the year ended December 31, 2002.

The estimated amortization expense related to other intangible assets for each of the succeeding fiscal years after December 31, 2002, is as follows:

2003	$86,929
2004	18,750

Total	$105,679

4. Reimbursement arrangements

The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

Inpatient services rendered to Medicare beneficiaries at the Company’s rehabilitation hospitals are reimbursed based upon a prospective payment system (“PPS”) for patients discharged on or after January 1, 2002. Under PPS, rates will vary according to a patient classification system, as defined by the program, which is based on clinical, diagnostic and other factors. Services rendered to such Medicare beneficiaries prior to January 1, 2002 were reimbursed under a cost reimbursement methodology. Inpatient and outpatient services at the Company’s rehabilitation hospitals provided to Medicaid beneficiaries are reimbursed under a cost reimbursement methodology.

Under the cost reimbursement methodology for Medicare and Medicaid, tentative reimbursement rates are subject to a final settlement determined after submission of an annual cost report and audits thereof by the Medicare and Medicaid fiscal intermediaries. Medicare and Medicaid cost reports for the Company’s hospitals have been audited through December 31, 1999.

Inpatient services rendered to Medicaid program beneficiaries are reimbursed under a prospective cost reimbursement methodology for the Company’s nursing home. The tentative reimbursement rate is subject to a final settlement determined after submission of an annual cost report and audits thereof by the Medicaid fiscal intermediary. The Company’s nursing home is reimbursed for services provided to Medicare beneficiaries under a prospective payment methodology.

For Medicare outpatient therapy and physician services, the Company is paid according to the Medicare Physician Fee Schedule.

The amounts due to third-party payors by the Company at December 31, 2002 of $6,260,987 consist of estimated settlement amounts relating to Medicare and Medicaid open cost reports from 1997 through 2002, and refunds due to insurance companies.

The Company also sells and rents durable medical equipment to Medicare and Medicaid beneficiaries at the third-party payors’ published allowable rates. All other customers are billed at list price less a price discount.

The Company has also entered into payment agreements with certain insurance companies. The basis for payment to the Company under the terms of the agreements are discounts from established charges.

The Company grants credit without collateral to its customers, most of whom are insured under third-party payor agreements. Patient accounts receivable at December 31, 2002 before allowances for uncollectible accounts, consists of approximately the following:

2002

Medicare and Medicaid	25%
Commercial insurance (including workers compensation)	55%
Self pay, contract and other	20%

100%

Net revenue for the year ended December 31, 2002 consists of the following:

2002

Medicare and Medicaid	43%
Commercial insurance (including workers compensation)	47%
Self pay, contract and other	10%

100%

The Company received settlement adjustments from the Medicare and Medicaid programs in 2002 in connection with various cost reports filed for prior fiscal years. The Company has recognized settlements in the amount of $2,360,219 in 2002 in the consolidated statements of operations.

5. Property, plant and equipment

Property, plant and equipment as of December 31, 2002 consists of the following:

		Depreciable
	2002	Life

Land and land improvements	$7,632,191	5-20 years
Buildings and building service equipment	65,241,457	5-40 years
Fixed equipment	17,096,432	5-20 years
Major movable equipment and computer software	37,437,301	5-25 years
Revenue producing equipment	2,500,974	3 years
Leasehold improvements	3,015,972	5-10 years

	132,924,327
Less: accumulated depreciation and amortization	76,018,908

	56,905,419
Capital projects in progress	4,835,082

	$61,740,501

Depreciation and amortization expense related to property, plant and equipment for the year ended December 31, 2002 amounted to $7,903,116. Accumulated amortization on leasehold improvements was approximately $853,000 at December 31, 2002.

6. Long-term debt

Long-term debt, stated at cost which approximates fair value, at December 31, 2002 consists of the following:

		2002

Syndicated Credit Facility Loans	(A)	$38,500,000
Acquisition Debt	(B)	1,524,648
Capitalized leases (see Note 11)		116,974

		$40,141,622

The future principal payments on long-term debt are as follows:

2003	$3,368,522
2004	8,648,100
2005	9,375,000
2006	8,750,000
2007	5,000,000
Thereafter	5,000,000

$40,141,622

A. Syndicated credit facility loans

On July 30, 2001, the Company entered into a loan agreement with a group of financial institutions to establish credit facilities in an aggregate principal amount of $68,500,000 to be used to repay existing mortgage debt, refinance the CRC acquisition bridge loan, for general corporate purposes and for acquisitions. The credit facility consists of two term loans and a revolving credit facility, as follows:

• Term Loan A, in the amount of $15,000,000, payable in twenty increasing quarterly installments commencing October 30, 2001. At December 31, 2002, the outstanding principal balance was $13,500,000 and bears interest at 4.28%.

• Term Loan B, in the amount of $25,000,000, is payable in five equal annual installments commencing July 30, 2004 and bears interest at 4.63%.

• Revolving Credit Facility, which expires on July 30, 2006, in the amount of $28,500,000. No amounts are outstanding under this facility as of December 31, 2002.

Borrowings under Term Loan A and the Revolving Credit Facility bear interest at the three-month London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.75% to 3.0% (2.5% at December 31, 2002). Borrowings under Term Loan B bear interest at the three-month LIBOR plus a margin ranging from 2.85% to 3.35% (2.85% at December 31, 2002). A commitment fee is payable on the unused portion of the Revolving Credit Facility at rates ranging from .40% to .50% (.50% at December 31, 2002). The applicable margins and commitment fee are adjusted on a quarterly basis according to a ratio of the Company’s net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined under the loan agreement.

Borrowings under the Syndicated Credit Facility are collateralized by the capital stock of all wholly-owned subsidiaries of KRC. The loan agreement contains financial covenants, requiring the Company to maintain a minimum net worth, minimum EBITDA, minimum fixed charge coverage, and minimum net debt to EBITDA ratio. As of December 31, 2002, the Company was in compliance with all financial covenants. Maintenance of compliance with these financial ratios may effectively limit the amount of the Revolving Credit Facility available to the Company from time-to-time. As of December 31, 2002, the most restrictive of these covenants would allow the Company to draw upon the entire amount available to the Company, under the Revolving Credit Facility, of $28,500,000.

The loan agreement requires the Company to maintain one or more interest rate hedging agreements to ensure that at least 50% of the outstanding principal balance of Term Loan A and Term Loan B effectively bears, or is capped at, a fixed interest rate. Accordingly, in 2002, the Company entered into two interest rate hedging agreements with major financial institutions, with effective dates covering a 2 1/2 year period commencing April 30, 2002. One of these interest rate hedge agreements is a 5.50% LIBOR interest rate cap in the notional amount of $9,000,000. The cost of the agreement to the Company was $99,000, which is being amortized over the life of the agreement. The other interest rate hedge transaction was an interest rate swap agreement in the notional amount of $20,000,000 with a fixed LIBOR rate of 4.19%. Differentials paid or received under these agreements are included in interest expense and amounted to approximately $319,000 for the year ended December 31, 2002. Changes in the fair value of these instruments will be recognized in stockholder’s equity as a component of other accumulated comprehensive income (loss) as the Company has designated these contracts as highly effective cash flow hedges. As of December 31, 2002, the unrealized loss on the fair value of the two interest rate hedging agreements was approximately $963,000 (pre-tax), which has been included in other long-term liabilities in the balance sheet at December 31, 2002.

B. Acquisition Debt

In connection with various business acquisitions, the Company issued notes to prior owners. The notes are unsecured, bear interest at rates ranging from 1.84% to 5.5% at December 31, 2002 and are payable in varying amounts through January 2005. Outstanding principal balances under these notes at December 31, 2002 was $1,524,648.

7. Provision for income taxes

The income tax provision is as follows:

2002

Current
Federal	$5,776,257
State and local	2,285,009

8,061,266

Deferred
Federal	$1,044,877
State and local	294,427

1,339,304

Provision for income taxes	$9,400,570

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes:

	2002

Income tax expense at Federal statutory rate	$7,669,677	35.0%
State income tax expense, net of Federal benefit	1,676,633	7.6%
Amortization of goodwill	-	-
Other	54,260	0.3%

	$9,400,570	42.9%

The tax effects of significant items comprising the Company’s deferred tax assets and (liabilities) as of December 31, 2002 are as follows:

2002

Deferred tax asset— current:
Accounts receivable	$5,000,075
Payroll and other benefits	1,710,618
Other reserves and allowances	539,202

7,249,895

Deferred tax assets (liabilities)— non current:
Property, plant and equipment	2,318,768
Other compensation benefits	192,414
Prepaid pension expense	(7,370,096)
Intangible assets	7,074,665
Net operating losses	2,017,792
Valuation allowance on deferred tax assets	(2,017,792)
Equity investments	1,107,296
Other	(5,158)

3,317,889

Net deferred tax asset	$10,567,784

A valuation allowance has been provided against the Company’s net operating loss carryforwards based on Management’s determination that it is more likely than not that such assets will not be realized in the future.

8. Retirement plans

A. Defined benefit plan

The Company maintains a non-contributory pension plan (the “Plan”) covering substantially all employees who have completed one year of service (as defined in the Plan) and have reached 21 years of age. The Plan also covers the eligible employees of the Foundation and KMRREC. Employees are 100% vested after completing five years of service.

Prior to 2002, employees covered by the Plan were entitled to annual pension benefits payable at normal retirement age of 65 equal to 1 2/3% of the average of the five highest consecutive years of compensation, during the ten-year period prior to retirement or termination, for each year of participation up to a maximum of 30 years. Effective January 1, 2002, the Plan was modified to include a defined benefit cash balance formula similar to what would be provided by a 4% defined contribution plan. These modified benefits apply to all new entrants to the plan beginning January 1, 2002. Participants in the Plan as of December 31, 2001 are entitled to continue to accrue benefits under the previous formula, and are entitled to the greater of the benefits available under the two formulas.

Such amounts stated below include the activities of the Foundation and KMRREC, whose employees participate in the plan, except as indicated. A summary of the Plan and its activities is as follows:

2002

Benefit obligation	$71,390,768
Fair value of plan assets	73,838,006

Funded status	$2,447,238

Prepaid benefit cost recognized in the consolidated balance sheet, exclusive of Foundation and KMRREC	$18,020,139
Benefit cost (credit), exclusive of Foundation and KMRREC	$1,466,605
Employer contribution, exclusive of Foundation and KMRREC	$-
Benefits paid	$1,927,780

Weighted-average assumptions as of December 31, 2002 were as follows:

2002

Discount rate	6.50%
Expected return on plan assets	8.70%
Rate of compensation increase	5.00%

B. Defined contribution plan

The Company maintains a defined contribution plan (401(k)) covering substantially all eligible employees of the Company who have reached 21 years of age and have completed one year of service. The Company’s contribution expense for this plan was approximately $466,000 for 2002.

9. Stock option plans

The Company has adopted stock option plans that grant options to employees and non-employee directors.

The 1998 Long-Term Incentive Plan authorizes the granting of stock options, restricted stock awards and performance units to employees and independent contractors of the Company. The Compensation Committee of the Board of Directors is responsible for administering the 1998 Long-Term Incentive Plan and has complete discretion in determining the number of shares to be granted under the plan. The purchase price of shares under option must be at least equal to the fair market value (determined based upon a methodology approved by the Company’s Board of Directors) of the common stock on the date of grant. The maximum term of the options is ten years. The Company may grant up to 13,000 shares of common stock to its employees and independent contractors.

The 1998 Non-Employee Director Stock Option Plan authorizes the granting of stock options to non-employee directors of the Company. The Company granted 200 options in both 2002 and 2001 that vest equally over four years. The Company is authorized to issue 2,000 shares of common stock under this plan. Under the 1998 Non-Employee Director Stock Option Plan, all

stock options are granted at fair market value on the date of grant and expire 10 years after the date of grant and become exercisable over four years.

The following is a summary of transactions under the Company’s stock option plans as of December 31, 2002:

	Options	Average
	Outstanding	Exercise Price

1998 Long-Term Incentive Plan:
Balance at January 1, 2002	9,295	$527.38
Options granted	-	-
Options exercised	-	-
Options canceled/forfeited	(305)	508.79

Balance at December 31, 2002	8,990	$528.01

Options exercisable at December 31, 2002	3,375	$611.22

The Company has chosen to adopt the disclosure only provisions of SFAS 148 and continues to account for stock-based compensation using the intrinsic value method prescribed in APB 25 and related interpretations.

The following table presents net income had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards, consistent with the method prescribed by SFAS 123, as amended by SFAS 148:

2002

Net loss as reported	$(12,801,646)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all stock awards, net of tax	(162,072)

Pro forma net loss	$(12,963,718)

The fair value was estimated using the minimum value option pricing model based on the weighted average assumptions of:

2002

Risk free interest rate	3.78%
Volatility	0%
Expected life	7 years
Dividend yield	0%

The following table summarizes stock options outstanding at December 31, 2002:

			Average
		Average(a)	Exercise
Exercise Price	Options	Life	Price

1998 Long-Term Incentive Plan:
$611.22	3,375	5.4	$611.22
224.44	1,690	6.5	224.44
565.19	1,545	8.0	565.19
601.44	2,380	8.7	601.44

224.44 - 611.22	8,990	6.9	$528.01

1998 Non-Employee Director Stock Option Plan:
$611.22	900	6.0	$611.22
224.44	200	6.5	224.44
565.19	200	8.0	565.19
601.44	200	8.7	601.44
621.10	200	9.9	621.10

224.44 — 621.10	1,700	7.1	$560.31

(a) Average contractual life remaining in years.

The 1999 Non-employee Director Compensation Plan authorizes the granting of deferred share units to non-employee directors of the Company. The deferred share units are earned through an annual retainer and through the attendance at meetings. All non-employee directors have the option upon the earlier of their end of service or change in the Company’s control to receive their distribution in either cash, the Company’s stock, or a combination of both. The deferred share units, which vest immediately, are valued at fair market value on the date the share units were earned. The Company recognizes an expense for the cash value of the share units as they are earned. The following is a summary of transactions under the Company’s 1999 Non-employee Director Compensation Plan as of December 31, 2002:

		Weighted
	Share Units	Average
	Outstanding	Exercise Price

Balance at January 1, 2002	1,643	$382.81
Units granted	398	621.10
Units cancelled	—	—

Balance at December 31, 2002	2,041	$429.24

Units exercisable at December 31, 2002	2,041	$429.24

10. Investments in joint ventures

On December 3, 1998, the Company and Palisades Medical Center— New York Presbyterian Healthcare System formed a joint venture, The Center for Health and Fitness at Palisades, LLC (“Palisades”), to establish, market, and operate a wellness center in Northern New Jersey. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 was approximately $55,000.

The Company and Juniper’s Fund for Health Care Alternatives, L.P. each have 50% interest in a joint venture, Kessler Assisted Living Centers, LLC (“KALC”), which owns and operates a 95 bed assisted living facility in Chatham, New Jersey. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 was approximately $747,000.

On March 1, 2000, the Company and Adventist Healthcare Inc. formed two joint ventures: (a) Kessler/ Adventist Rehabilitation Hospital, LLC (“KARH”), which constructed and opened a 55-bed inpatient rehabilitation facility in Montgomery County, Maryland in January, 2001 and (b) KARS, which operates two outpatient rehabilitation centers in Maryland. Under the joint venture agreements, the Company holds 50% voting control and 51% financial interest. These joint ventures are accounted for under the equity method, as the Company does have control over the operating and financial policies of these entities. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 was approximately $330,000 (excluding the impairment of goodwill associated with KARS, as described in Note 2).

As described in Note 3, during 2002, the Company and Bally Total Fitness Clinics, Inc. agreed to dissolve their joint venture, KR/ BTF. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 approximated $504,000.

11. Commitments and contingencies

The Company leases certain property and equipment under various operating and capital leases expiring in various years from 2003 through 2010 to operate outpatient rehabilitation facilities and administrative office space located in several states.

The future minimum annual rentals under scheduled capital and operating leases having initial or remaining noncancelable terms of one year or more consist of approximately the following:

	Capital	Operating
Year Ending	Leases	Leases

2003	$94,000	$5,618,000
2004	33,000	4,294,000
2005	—	3,261,000
2006	—	2,079,000
2007 and thereafter	—	2,216,000

Total minimum payments	127,000	$17,468,000

Less: amounts representing interest	10,000

Obligations under capital leases	117,000
Obligations due within one year	84,000

Long-term obligations under capital leases	$33,000

The Company’s leases provide for additional rent expense based upon the pro rata share of real estate taxes and maintenance costs. Total rent expense for all operating leases of approximately $7,272,000 was incurred for the year ended December 31, 2002.

The Company is involved in various legal proceedings and claims incidental to its normal business activities. Such legal proceedings and claims are either specifically covered by insurance or are not material. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows or results of operations.

The Company is a guarantor of a construction loan in the amount of $12,225,000 in connection with the KALC joint venture project in Chatham, New Jersey (see Note 10). Under the terms of the loan, the Company is required to maintain aggregate cash on hand equal to the amount of the outstanding loan balance. The balance of the loan at December 31, 2002 was $12,225,000. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is a co-guarantor of a bank loan payable by the Palisades joint venture (see Note 10). The loan, which matures on April 1, 2010, is being repaid in monthly installments of $13,333. The balance of the loan at December 31, 2002 was approximately $1,173,000. Under the terms of this loan, the Company’s guarantee obligation is limited to one-half, or $586,500, of the outstanding loan balance. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is contingently liable under a support agreement to a bank regarding three loans to one of the Company’s joint ventures, KARH (see Note 10). The Company’s obligation is limited to 51% of the outstanding loan balances, or approximately $5.1 million of such loans as of December 31, 2002. The Company would be required to perform under these obligations in the event of a default in the loan agreement. As of December 31 2002, KARH was in violation of certain debt covenants but received a waiver to the covenants which enabled KARH to be compliant with such covenants.

12. Professional liability insurance

The Company purchases general and professional liability coverage under a layered program through various insurers. Additionally, the Company has purchased excess general and professional liability coverage for claims greater than the layered program limits. The Company’s employed physicians are afforded general and professional liability coverage under separate policies.

13. Fair value of financial instruments

The estimated fair value amounts of the Company’s financial instruments have been determined by using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus, the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are a reasonable estimate of their fair value due to their short-term nature. The fair value of the long-term debt is estimated based on the current rates offered to the creditor for debt of the same remaining maturity and approximates cost at December 31, 2002.

14. Related party

The Company provides various administrative services and leases space to the Foundation and KMRREC for which it received approximately $468,000 in 2002. The Company purchased approximately $110,000 of educational services from the KMRREC during 2002. The total amount due from the Foundation and KMRREC at December 31, 2002 was approximately $58,000.

15. Subsequent events

During January 2003, the Company acquired a provider of outpatient physical therapy and homecare services. This acquisition, recorded under the purchase method of accounting, resulted in a total purchase price, excluding acquisition costs, of approximately $2,700,000 ($2,000,000 in cash and $700,000 through the issuance of notes payable to the prior owner). The excess of the purchase price over the fair value of net assets acquired of approximately $2,360,000 will be recorded as goodwill.

On June 30, 2003, the Company entered into a definitive agreement to sell all of its outstanding equity to Select Medical Corporation for approximately $230 million in cash.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated Balance Sheet

	December 31,	March 31,
(Unaudited)	2002	2003

Assets
Cash and cash equivalents	$24,286,087	$27,118,205
Accounts receivable, net of allowance for doubtful accounts	46,824,808	50,192,078
Deferred income taxes	7,249,895	7,859,191
Other current assets	4,599,309	6,051,838

Total Current Assets	82,960,099	91,221,312
Investments in and advances to joint ventures	2,428,550	2,865,210
Property, plant and equipment, net	61,740,501	61,277,459
Goodwill	24,348,743	24,194,378
Intangible assets, net of accumulated amortization of $1,028,737 and $573,820, respectively	—	63,263
Deferred Income taxes	3,317,889	3,731,802
Prepaid pension expense	18,020,139	16,672,593
Other assets	1,068,165	983,388

Total Assets	$193,884,086	$201,009,405

Liabilities and Stockholder’s Equity
Current portion of long-term debt	$3,368,522	$3,526,291
Accounts payable and accrued liabilities	24,527,752	20,679,925
Due to third party payors	6,260,987	13,531,988
Income taxes payable	1,803,313	3,512,039

Total current liabilities	35,960,574	41,250,243
Long-term debt, net of current portion	36,773,100	36,405,373
Other long-term liabilities	1,428,342	1,416,130

Total liabilities	74,162,016	79,071,746

Stockholders’ equity:
Preferred stock, $0.1 par value, 100,000 shares authorized, none issued
Common stock, $0.01 par value, 1,500 shares authorized, 150,000 shares issued and outstanding	1,500	1,500
Paid-in capital	114,430,058	114,430,058
Retained earnings	5,860,138	8,065,961
Accumulated other comprehensive loss	(569,626)	(559,860)

Total stockholder’s equity	119,722,070	121,937,659

Total liabilities and stockholder’s equity	$193,884,086	$201,009,405

See accompanying Notes

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of operations

	Three Months Ended
	March 31, (Unaudited)
	2002	2003

Revenue	$55,596,758	$56,764,844

Operating Expenses:
Salaries and wages	27,374,821	29,095,862
Employee benefits and taxes	5,821,937	7,321,477
Other operating expenses	11,580,876	11,105,404
Depreciation and amortization	1,975,396	2,429,506
Provision for uncollectible accounts	2,403,631	2,335,998

Total operating expenses	49,156,661	52,288,247

Operating Income	6,440,097	4,476,597
Investment income, net	81,507	56,382
Interest expense	(542,677)	(636,191)
Equity in income (loss) from joint ventures	(116,912)	109,493
Other expense, net	(239,851)	(142,969)

Income from operations before income taxes and cumulative effect of accounting change	5,622,164	3,863,312
Provision for income taxes	2,411,910	1,657,489

Income before cumulative effect of accounting change	3,210,254	2,205,823
Cumulative effect of accounting change, net of income taxes	(25,314,440)	—

Net income (loss)	$(22,104,186)	$2,205,823

See accompanying Notes

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statements of changes in stockholder’s equity

					Accumulated
	Common Stock		Additional		Other
			Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance at December 31, 2002	150,000	$1,500	$114,430,058	$5,860,138	$(569,626)	$119,722,070
Net Income (loss)				2,205,823		2,205,823
Change in fair value of derivatives					9,766	9,766

Balance at March 31, 2003	150,000	$1,500	$114,430,058	$8,065,961	$(559,860)	$121,937,659

See accompanying Notes.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of cash flows

	Three Months Ended
	March 31, (Unaudited)

	2002	2003

Cash flows from operating activities:
Net income (loss)	$(22,104,186)	$2,205,823
Adjustments to reconcile net income loss to net cash provided by operating activities:
Provision for uncollectible accounts	2,403,631	2,335,998
Depreciation and amortization	1,975,396	2,429,506
Deferred income taxes	(362,642)	(1,029,939)
Equity in (income) loss from investment in joint ventures	116,912	(109,493)
Cumulative effect of accounting change, net	25,314,440	—
Changes in operating assets and liabilities:
Accounts receivable	(7,959,276)	(5,453,268)
Due to third-party payors	(404,403)	7,271,001
Other current assets	450,867	(1,452,529)
Prepaid pension expense	358,175	1,347,546
Other assets	(55,498)	5,946
Accounts payable and accrued expenses	(2,886,536)	(3,847,827)
Income taxes	2,662,437	1,708,726
Other long-term liabilities	21,275	4,284

Net cash flow (used) provided by operating activities	(469,408)	5,415,774

Cash flow from investing activities:
Purchase of property, plant and equipment	(1,828,326)	(1,805,047)
Acquisition of businesses, net of deferred payments	5,360	(3,173,510)
Refund received from CRC escrow fund	—	3,767,251
Cash paid for investments in joint ventures	(10,000)	(327,167)

Net cash used in investing activities	(1,832,966)	(1,538,473)

Cash flow from financing activities:
Principal payments on long-term debt	(2,195,491)	(1,045,183)

Net cash used in financing activities	(2,195,491)	(1,045,183)

Net (decrease) increase in cash and cash equivalents	(4,497,865)	2,832,118
Cash and cash equivalents—beginning of year	20,965,598	24,286,087

Cash and cash equivalents—end of period	$16,467,733	$27,118,205

See accompanying Notes.

Kessler Rehabilitation Corporation and Subsidiaries

Notes to consolidated financial statements (unaudited)

1. Basis of presentation

The unaudited condensed consolidated financial statements of Kessler Rehabilitation Corporation (the “Company”) as of March 31, 2003 and for the three month periods ended March 31, 2003 and 2002, have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2003.

Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2002.

2. Accounting policies

Reclassifications

Certain reclassifications have been made to prior-year amounts in order to conform to the current-year presentation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46) “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. Management is currently evaluating the effect of the adoption of FIN 46 on the Company’s consolidated results of operations and financial position.

Stock option plans

During the three months ended March 31, 2003, the Company did not grant stock options under its stock compensation plans.
As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), the Company has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plans. Had compensation costs for the Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, approximately $34,000 and $41,000 of additional compensation expense, net of tax, would have been recognized during the three months ended March 31, 2003 and 2002, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma net earnings assuming compensation costs had been recognized consistent with the fair value method under SFAS No. 123 were as follows:

For the Three Months Ended March 31,	2003	2002

Net income (loss)—as reported	$2,205,823	$(22,104,186)
Net income (loss)—pro forma	$2,171,915	$(22,144,704)

3. Commitments and contingencies

The Company is involved in various legal proceedings and claims incidental to its normal business activities. Such legal proceedings and claims are either specifically covered by insurance or are not material. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows or results of operations.

The Company is a guarantor of a construction loan in the amount of $12,225,000 in connection with the Kessler Assisted Living Center joint venture project in Chatham, New Jersey. Under the terms of the loan, the Company is required to maintain aggregate cash on hand equal to the amount of the outstanding loan balance. The balance of the loan at March 31, 2003 was $12,164,000. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is a co-guarantor of a bank loan payable by the Palisades joint venture. The loan, which matures on April 1, 2010, is being repaid in monthly installments of $13,333. The balance of the loan at March 31, 2003 was approximately $1,133,000. Under the terms of this loan, the Company’s guarantee obligation is limited to one-half, or $566,500, of the outstanding loan balance. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is contingently liable under a support agreement to a bank regarding three loans to one of the Company’s joint ventures, KARH. The Company’s obligation is limited to 51% of the outstanding loan balances, or approximately $5.0 million of such loans as of March 31, 2003. The Company would be required to perform under these obligations in the event of a default in the loan agreement. As of March 31, 2003, KARH was in violation of certain debt covenants but received a waiver to the covenants which enabled KARH to be compliant with such covenant.